      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 7, 1999
                                            REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             DIEDRICH COFFEE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                               5400                              33-0086628
   (STATE OR OTHER JURISDICTION         (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
 OF INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)              IDENTIFICATION NO.)

                               2144 MICHELSON DR.
                            IRVINE, CALIFORNIA 92612
                                 (949) 260-1600
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
  INCLUDING AREA CODE, OF REGISTRANT'S AND CO-REGISTRANT'S PRINCIPAL EXECUTIVE
                                    OFFICES)

                                   ANN WRIDE
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                             DIEDRICH COFFEE, INC.
                               2144 MICHELSON DR.
                            IRVINE, CALIFORNIA 92612
                                 (949) 260-1600
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                WITH COPIES TO:

                             JOHN M. WILLIAMS, ESQ.
                          GIBSON, DUNN & CRUTCHER LLP
                            4 PARK PLAZA, SUITE 1400
                            IRVINE, CALIFORNIA 92614
                                 (949) 451-3800
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                            ------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
                                                                  PROPOSED MAXIMUM
                   TITLE OF EACH CLASS OF                        AGGREGATE OFFERING            AMOUNT OF
                SECURITIES TO BE REGISTERED                         PRICE(1)(2)             REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
Common stock, $.01 par value................................        $28,750,000                $7,992.50
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

(1) Includes shares that the underwriters have the option to purchase to cover over-allotments, if any.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o).
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                    SUBJECT TO COMPLETION, DATED MAY 7, 1999

                               [DIEDRICH LOGO] TM

                                                 SHARES

                                  COMMON STOCK

     Diedrich Coffee, Inc. is offering                shares of common stock.
Concurrently with the closing of this offering, we will acquire Coffee People, Inc. by way of a merger in which Coffee People will become a wholly-owned subsidiary of Diedrich Coffee. We will use the net proceeds from this offering to finance a portion of the cash payment to Coffee People stockholders in the merger. This offering is contingent upon the completion of the merger with Coffee People.

     Diedrich Coffee common stock is traded on the Nasdaq National Market under
the symbol "DDRX." On May   , 1999 the last reported sale price of Diedrich
Coffee's common stock on the Nasdaq National Market was $          per share.

                            ------------------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 10.
                            ------------------------

                                                               PER SHARE         TOTAL
                                                               ---------         -----
Public Offering Price.......................................  $               $
Underwriting Discounts and Commissions......................  $               $
Proceeds to Diedrich Coffee.................................  $               $

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Diedrich Coffee has granted the underwriters the right to purchase up to an
additional        shares of common stock to cover over-allotments.
               expects to deliver the shares of common stock to purchasers on
            , 1999.
                            ------------------------

               THE DATE OF THIS PROSPECTUS IS             , 1999.

                                [INSERT ARTWORK]

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK. IN THIS PROSPECTUS, "DIEDRICH COFFEE," "WE," "US" AND "OUR" REFER TO DIEDRICH COFFEE, INC., AS IT EXISTS BEFORE THE OFFERING OR, TOGETHER WITH COFFEE PEOPLE INC., AS THEY WILL EXIST AFTER THE MERGER AND THE OFFERING, AS THE CONTEXT REQUIRES.

     UNTIL             , 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS THAT BUY, SELL OR TRADE OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                            ------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    4
Risk Factors................................................   10
A Warning about Forward-Looking Statements..................   14
The Coffee People Merger....................................   15
Use of Proceeds.............................................   16
Price Range of Diedrich Coffee Common Stock.................   16
Dividend Policy.............................................   16
Capitalization..............................................   17
Dilution....................................................   18
Unaudited Pro Forma Combined Condensed Financial
  Information...............................................   19
Diedrich Coffee Selected Financial Data.....................   24
Diedrich Coffee Management's Discussion and Analysis of
  Financial Condition and Results of Operations.............   25
Coffee People Selected Financial Data.......................   32
Coffee People Management's Discussion and Analysis of
  Financial Information and Results of Operations...........   33
Business....................................................   42
Management..................................................   54
Transactions Involving Officers, Directors and Principal
  Stockholders..............................................   63
Principal Stockholders......................................   64
Description of Capital Stock................................   66
Shares Eligible for Future Sale.............................   68
Underwriting................................................   69
Legal Matters...............................................   71
Experts.....................................................   71
Where You Can Find Additional Information...................   71
Index to Financial Statements...............................  F-1

                            ------------------------

     "Diedrich Coffee," "Wiener Melange," "Harvest Peak," "SCOOP-A-CCINO" and "Flor de Apanas" are registered trademarks and service marks of Diedrich Coffee. "Coffee People," "Coffee Plantation" and "Gloria Jean's" are registered trademarks of Coffee People. This prospectus contains other trademarks, service marks and tradenames of Diedrich Coffee, Coffee People and of other companies.

                                    SUMMARY

     Because this is only a summary, it does not contain all the information that may be important to you. You should read the entire prospectus, including "Risk Factors" and the financial statements and related notes, before deciding to invest in our common stock. Except as otherwise noted, all information in this prospectus assumes the underwriters will not exercise their over-allotment option.

                                DIEDRICH COFFEE

     Diedrich Coffee roasts and sells specialty coffee beans for its retail and wholesale customers. We also sell brewed coffee, espresso-based beverages and light food items through our 40 company-owned retail locations and two franchised retail locations in California, Texas and Colorado. In addition, we have over 300 wholesale accounts with businesses and restaurant chains, such as Ruth's Chris Steakhouses, El Torito, Claim Jumper and Islands Restaurants. We differentiate ourselves from other specialty coffee producers by roasting our coffee beans in accordance with proprietary recipes developed over three generations by the Diedrich family. Our roasting recipes take into account the specific variety, origin and physical characteristics of each coffee bean to maximize its unique flavor.

     On March 16, 1999, we entered into a merger agreement with Coffee People, Inc. Upon completion of the merger, Coffee People will be a wholly-owned subsidiary of Diedrich Coffee. Coffee People is a specialty coffee retailer with 320 franchised and company-owned retail locations throughout the United States and in six foreign countries. The common stock of Coffee People is currently traded on the Nasdaq SmallCap market under the symbol "MOKA." After the merger with Coffee People, Diedrich Coffee will be the second largest specialty coffee company in the United States with annual systemwide sales of more than $150 million through 363 retail outlets in 38 states and seven countries.

                            SPECIALTY COFFEE MARKET

     The Specialty Coffee Association of America estimates that the number of specialty coffee beverage outlets in the United States was approximately 4,000 in 1995 and projects this number to increase to 10,000 by the end of 2000. We believe that as the specialty coffee market has matured, distinct segments have emerged: espresso/coffee bars, coffeehouses and mall-based coffee stores. Espresso/coffee bars offer limited seating to facilitate quick customer turnover, are generally less than 1,200 square feet in size and are usually located in densely populated urban areas. Coffeehouses are generally greater than 1,200 square feet in size, located in suburban areas, and encourage customers to linger and enjoy a more relaxed, comfortable atmosphere. Mall-based coffee stores place a heavier emphasis on the sale of flavored whole bean coffee and coffee-related merchandise. Based on the number of domestic retail coffee locations, Starbucks is the leader in the espresso/coffee bar segment, Gloria Jean's is the leader in the mall-based coffee store segment and there is presently no leader in the coffeehouse segment.

                                GROWTH STRATEGY

     In November 1997, the Diedrich Coffee board of directors retained John Martin as Chairman of the Board and Tim Ryan as President and Chief Executive Officer. Messrs. Martin and Ryan collectively bring more than 55 years of multi-unit food service experience to our company. They joined our founder, Martin Diedrich, a recognized expert in sourcing, tasting and roasting coffee, and began the process of building a team of experienced restaurant industry executives. The growth strategy developed by our management team emphasizes large area franchise development with experienced, well-capitalized, multi-unit franchise operators interested in opening between 30 and 70 retail outlets over a five to seven year period. During the second half of fiscal 1999, we announced two area development agreements with franchisees located in North Carolina and Southern California. These agreements call for the development of up to 139 coffeehouses, as well as carts and kiosks, over the next five years.

     We seek to differentiate our coffeehouses by offering our customers a broad line of superior tasting coffee products and a high level of personalized customer service, which generates strong sales and customer loyalty. Diedrich Coffee coffeehouses offer a warm, friendly environment specifically designed to encourage guests to linger with friends and business associates or to relax alone in comfort. Ample seating is augmented by cozy sofas and comfortable chairs to create intimate nooks for meeting and relaxing. The critical components of our coffeehouse concept include high quality, fresh roasted coffee and superior customer service by knowledgeable employees.

     We believe that the coffeehouse segment has broad national and international potential. Consequently, our objective is to expand our operations to over 1,200 coffeehouses, as well as additional carts and kiosks through large area development agreements with experienced multi-unit franchise operators. We also believe that the mall-based coffee store segment is capable of additional growth through owner-operator franchise agreements for Gloria Jean's. Our business objective is to become the leading specialty coffee company in both the coffeehouse and mall-based coffee store market segments. In order to implement our growth strategy, we intend to:

     - Focus on franchising to large, experienced area developers;

     - Initiate internal growth of company-owned locations;

     - Continue expanding our wholesale distribution channel; and

     - Acquire complementary coffee retailers.

                            THE COFFEE PEOPLE MERGER

     In the third quarter of 1998, our management team recognized the value of an acquisition of Coffee People as a strategic opportunity to:

     - quickly achieve economies of scale in purchasing, roasting, packaging and distribution;

     - accelerate the growth of our core coffeehouse concept; and

     - assume a market leadership position in an additional segment -- mall-based coffee stores.

     In March 1999, we agreed to acquire Coffee People through a merger in which Coffee People will become a wholly-owned subsidiary of Diedrich Coffee. Coffee People operates three retail brands -- Gloria Jean's, Coffee People and Coffee Plantation. We intend to convert Coffee People and Coffee Plantation coffeehouses to the Diedrich Coffee brand. Founded in 1979, the Gloria Jean's concept offers a recognized brand name with solid growth potential. Gloria Jean's outlets generally offer a full range of flavored and unflavored coffee beans, coffee beverages, and a variety of related gifts, supplies and accessories. We do not intend to convert the Gloria Jean's brand to the Diedrich Coffee brand in the near future. Rather, we intend to implement new strategies to strengthen and reposition this brand within its market segment. However, we believe the coffeehouse segment offers the most significant opportunities for our future growth.

As a result of the merger, Coffee People stockholders will receive in the aggregate for their shares:

     - $23.0 million in cash; and

     - 1.5 million shares of Diedrich Coffee common stock.

     The completion of this equity offering is contingent upon the merger's completion. The merger's completion is subject to a number of conditions, including Diedrich Coffee and Coffee People stockholder approval and regulatory approval.

                            ------------------------

     We are a Delaware corporation. Our principal executive offices are located at 2144 Michelson Drive, Irvine, California 92612, and our telephone number is
(949) 260-1600.

                                  THE OFFERING

Common stock offered by Diedrich
Coffee................................                    shares

Common stock outstanding after this
offering..............................                    shares(1)

Over-allotment option.................                    shares

Use of proceeds.......................     We intend to use the estimated net
                                           proceeds of approximately $22.5
                                           million to finance a portion of the
                                           cash payment to Coffee People
                                           stockholders in the merger. See "Use
                                           of Proceeds."

Nasdaq National Market symbol.........     DDRX
---------------
(1) Based on        shares outstanding as of                , 1999. Excludes
    2,057,267 shares of common stock reserved for issuance upon the exercise of options outstanding, 850,000 shares of common stock issuable upon the exercise of an outstanding warrant and 326,917 shares of common stock available for issuance under our stock option plans.

                             SUMMARY FINANCIAL DATA

     We are providing the following financial information to aid you in your analysis of your investment in Diedrich Coffee common stock. This information is only a summary and you should read it in conjunction with the historical financial statements and related notes contained in this document.

                         DIEDRICH COFFEE FINANCIAL DATA
                     (in thousands, except per share data)

                                                                  AT OR FOR FISCAL YEARS ENDED
                                                     ------------------------------------------------------
                                                     JANUARY 29, 1997   JANUARY 28, 1998   JANUARY 27, 1999
                                                     ----------------   ----------------   ----------------
STATEMENT OF INCOME DATA:
  Total revenues...................................      $19,812            $22,982            $24,215
  Provision for asset impairment and restructuring
     costs.........................................           --             (3,902)                --
  Income (loss) from continuing operations.........       (1,028)            (8,907)            (2,265)
  Net income (loss)................................         (986)            (9,113)            (2,562)
  Weighted average shares outstanding -- basic and
     diluted.......................................        4,414              5,393              5,934
  Earnings (loss) per share -- basic and
     diluted(1)....................................        (0.22)             (1.69)             (0.43)
BALANCE SHEET DATA:
  Total assets.....................................       17,471             13,948             12,736
  Long-term debt and long-term obligations for
     capital leases................................           --              2,817              2,783
  Total stockholders' equity.......................      $14,898            $ 6,835            $ 6,027
OPERATING DATA (UNAUDITED):
  Retail locations open (at end of period):
     Company-operated locations....................           47                 41                 43
  Systemwide sales(2):
     Company-operated locations....................      $19,812            $22,982            $24,215
  EBITDA(3)........................................      $    26            $(3,219)           $  (324)

-------------------------
(1) Net loss per share for fiscal 1997, 1998 and 1999 is presented as basic earnings per share under the provisions of SFAS 128.

(2) As the first Diedrich Coffee franchised retail location opened after January 27, 1999, systemwide sales consist of total revenues.

(3) EBITDA represents earnings before interest, taxes, depreciation, amortization, provision for asset impairment and restructuring costs, acquisition and integration expenses, and cumulative effect of changes in accounting principles. EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles, or GAAP, and should not be considered an alternative to, or more meaningful than, income from operations, net income or cash flows as defined by GAAP or as a measure of Diedrich Coffee's profitability or liquidity. All companies do not calculate EBITDA in the same manner and, accordingly, EBITDA may not be comparable with other companies. We have included information concerning EBITDA in this document because we believe that such data is commonly used by some investors to evaluate the ability of a company's earnings from its core business operations to satisfy its debt, capital expenditure and working capital requirements.

                          COFFEE PEOPLE FINANCIAL DATA
                     (in thousands, except per share data)

                                                                            AT OR FOR
                                            -------------------------------------------------------------------------
                                                                                                         PRO FORMA(1)
                                            39 WEEKS   52 WEEKS   52 WEEKS    36 WEEKS      36 WEEKS       52 WEEKS
                                             ENDED      ENDED      ENDED        ENDED         ENDED         ENDED
                                            JUNE 29,   JUNE 28,   JUNE 27,    MARCH 7,      MARCH 6,     DECEMBER 12,
                                              1996       1997       1998        1998          1999           1998
                                            --------   --------   --------   -----------   -----------   ------------
                                                                             (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
STATEMENT OF INCOME DATA:
  Total revenues..........................  $24,957    $ 30,579   $ 35,051     $25,495       $40,129       $53,096
  Acquisition and integration expense.....       --          --        437          --           950         1,236
  Income (loss) from operations...........    1,986      (1,185)     1,197       3,310           986        (1,467)
  Cumulative effect of change in
    accounting principle..................       --        (427)        --          --            --            --
  Net income (loss).......................    1,224      (1,190)       738       2,005           400        (1,212)
  Weighted average shares
    outstanding -- basic and diluted......    7,461       7,461      7,812       7,461        10,755        10,764
  Earnings (loss) per share-basic and
    diluted...............................     0.16       (0.16)      0.09        0.27          0.04         (0.11)
BALANCE SHEET DATA:
  Total assets............................   40,219      38,923     55,695      40,746        54,288        56,613
  Long-term debt..........................       --          --      3,798          --         2,727         4,853
  Total stockholders' equity..............  $35,487    $ 34,297   $ 43,502     $37,840       $43,919       $43,488
OPERATING DATA (UNAUDITED)
  Retail locations open (at end of
    period):
    Company-operated locations:
      Gloria Jean's.......................       23          31         30          26            26            25
      Coffee People (Oregon)..............       --          --         25          --            26            26
      Coffee Plantation...................       --          --         14          --            13            14
                                            -------    --------   --------     -------       -------       -------
         Total company-operated stores....       23          31         69          26            65            65
    Franchised locations:
      Gloria Jean's.......................      224         236        246         254           254           257
      Coffee Plantation...................       --          --         --          --             1             1
                                            -------    --------   --------     -------       -------       -------
         Total franchised locations.......      224         236        246         254           255           258
                                            -------    --------   --------     -------       -------       -------
         Total retail locations...........      247         267        315         280           320           323
                                            =======    ========   ========     =======       =======       =======
  Systemwide sales(2):
    Company-operated locations:
      Gloria Jean's.......................  $ 6,657    $  7,631   $  9,030     $ 6,846       $ 5,879       $ 8,627
      Coffee People (Oregon)..............       --          --      1,594          --        10,159        13,830
      Coffee Plantation...................       --          --        849          --         6,393         8,454
                                            -------    --------   --------     -------       -------       -------
         Total company-operated
           locations......................    6,657       7,631     11,473       6,846        22,431        30,911
    Franchised locations:
      Gloria Jean's.......................   73,247      94,434     95,349      70,980        70,340        94,300
      Coffee Plantation...................       --          --         --          --           143            30
                                            -------    --------   --------     -------       -------       -------
      Total franchised locations..........   73,247      94,434     95,349      70,980        70,483        94,330
                                            -------    --------   --------     -------       -------       -------
         Total systemwide sales...........   79,904     102,065    106,822      77,286        92,914       125,241
                                            =======    ========   ========     =======       =======       =======
  EBITDA(3)...............................  $ 2,964    $    547   $  3,445     $ 4,419       $ 3,088       $ 2,311

-------------------------
(1) The pro forma information is as if the merger between Coffee People and Gloria Jean's had been completed on December 13, 1997.

(2) Consists of retail sales from company-operated retail locations and reported sales from franchised locations.

(3) EBITDA represents earnings before interest, taxes, depreciation, amortization, provision for store closures, acquisition and integration expenses, and cumulative effect of changes in accounting principles. EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles, or GAAP, and should not be considered an alternative to, or more meaningful than, income from operations, net income or cash flows as defined by GAAP or as a measure of Coffee People's profitability or liquidity. All companies do not calculate EBITDA in the same manner and, accordingly, EBITDA may not be comparable with other companies. We have included information concerning EBITDA in this document because we believe that such data is commonly used by some investors to evaluate the ability of a company's earnings from its core business operations to satisfy its debt, capital expenditure and working capital requirements.

      SUMMARY UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

     The merger will be accounted for as a purchase transaction, which means that the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the time Diedrich Coffee and Coffee People are combined. We are providing the following financial information to aid you in your analysis of the financial aspects of the merger and this offering.

     We derived this information from the audited financial statements for Diedrich Coffee for the year ended January 27, 1999 and unaudited financial statements for Coffee People for the 52 weeks ended December 12, 1998. The unaudited pro forma combined condensed financial data give accounting effect as if the merger had occurred on January 29, 1998 for the statement of income data, and on January 27, 1999 for the balance sheet data, and reflect the sale of shares in this offering and the application of the net proceeds. The unaudited pro forma combined condensed statement of operations also gives accounting effect as if the merger between Coffee People and Gloria Jean's had occurred on December 13, 1997. This information is only a summary of the unaudited pro forma combined condensed financial information presented in pages 20 to 24 and should be read in conjunction with our historical financial statements and related notes.

     Although this pro forma financial information has been prepared based on currently available information using assumptions we believe are appropriate, you should note that this information may not be indicative of what actual results would be in the future or would have been for the periods presented. You should read the notes to the unaudited pro forma combined condensed financial statements for further discussion of the assumptions we made to prepare this information.

     The unaudited pro forma combined financial data does not reflect certain cost savings that management believes may be realized after the merger.

             UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

                     (in thousands, except per share data)

                                                               AT OR FOR FISCAL YEAR
                                                              ENDED JANUARY 27, 1999
                                                              ADJUSTED FOR THE MERGER
                                                              -----------------------
STATEMENT OF INCOME DATA:
  Total revenues............................................          $77,311
  Acquisition and integration expense.......................            1,236
  Loss from continuing operations...........................           (4,182)
  Net loss..................................................           (3,736)
  Weighted average shares outstanding -- basic and
     diluted................................................           11,601
  Loss from continuing operations per common and equivalent
     share..................................................            (0.32)

BALANCE SHEET DATA:
  Working capital(1)........................................            5,628
  Total assets..............................................           62,312
  Long-term debt including long-term obligations under
     capital leases.........................................           10,674
  Total stockholders' equity................................          $38,277

-------------------------
(1) Working capital is defined as current assets less current liabilities derived from the unaudited pro forma combined condensed balance sheet.

                                  RISK FACTORS

     You should consider carefully the following risks before you decide to buy our common stock. Our business, financial condition and results of operations could be materially and adversely affected by any of the following risks.

HISTORICAL LOSSES MAY CONTINUE.

     We had a net loss of $2,562,000, $9,113,000, and $986,000 for the twelve months ended January, 1999, 1998 and 1997, respectively. Coffee People reported a net loss of $9,000 for the 24 weeks ended December 12, 1998, net income of $738,000 for the 52 week period ended June 27, 1998, and a net loss of $1,190,000 for the 52 week period ended June 28, 1997. See "Diedrich Coffee Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Coffee People Management's Discussion and Analysis of Financial Condition and Results of Operations."

OUR GROWTH STRATEGY MAY BE DIFFICULT TO MANAGE.

     As of March 6, 1999, we owned 40 retail locations, which we managed on a day-to-day basis, and operated two franchised retail locations. We are acquiring 26 Coffee People brand retail locations, 14 Coffee Plantation retail locations and 280 Gloria Jean's retail locations, which are predominantly mall-based and franchised. Our growth strategy contemplates franchise area development for additional Diedrich Coffee coffeehouses as well as opening new company-operated coffeehouses. In addition, we plan to continue single store franchise development for Gloria Jean's, and increase wholesale sales for both Diedrich Coffee and Gloria Jean's. Implementation of our growth strategies may divert management's attention from other aspects of our business and place a strain on management, operational and financial resources, and accounting systems. Our continued growth will require us to:

     - attract franchise area developers for Diedrich Coffee;

     - attract single store franchisees for Gloria Jean's;

     - continue to upgrade products and programs at Gloria Jean's;

     - expand wholesale sales of Diedrich Coffee and Gloria Jean's;

     - evaluate the potential acquisition of complementary coffee retailers;

     - obtain (or have our franchise area developers obtain) suitable sites at acceptable costs in highly competitive real estate markets;

     - hire, train and retain qualified personnel;

     - integrate newly franchised or corporate locations into existing product distribution;

     - improve inventory control, marketing and information systems; and

     - impose and maintain strict quality control from green coffee acquisition to the fresh cup of perfectly brewed coffee in a customer's hand.

     Should our franchisees encounter business or operational difficulties, anticipated revenues from franchise fees and product sales to franchisees could be adversely affected. These adverse results also could affect our ability to sell additional franchises.

IF WE ARE UNABLE TO OBTAIN ACCEPTABLE FINANCING, IT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR GROWTH STRATEGY.

     In order to achieve our anticipated growth and the expansion of our wholesale and retail business in fiscal 2000, including new coffeehouse construction and franchising, we will need to incur debt or issue additional stock in public or private financings. If additional funds are raised through the issuance of stock, dilution to stockholders may result. If additional funds are raised through the incurrence of debt, these debt instruments will likely contain restrictive financial, maintenance and security covenants, which could have a material adverse effect on our business, financial condition and results of operations. This additional financing may not be available at all or on terms satisfactory to us.

OUR SUPPLY COSTS MAY BE HIGHER THAN WE EXPECT BECAUSE OF FLUCTUATIONS IN AVAILABILITY AND COST OF UNROASTED COFFEE.

     Increases in the price of green coffee, or the unavailability of adequate supplies of green coffee of the quality we seek, whether due to the failure of our suppliers to perform, conditions in coffee-producing countries, or otherwise, could have a material adverse effect on our results of operations. We depend upon both outside brokers and our direct contacts with exporters and growers in countries of origin for our supply of green coffee. Coffee supply and price are subject to significant volatility beyond our control. Although most coffee trades in the commodity market, coffee of the quality we seek tends to trade on a negotiated basis at a substantial premium above commodity coffee pricing, depending upon the origin, supply and demand at the time of purchase. Supply and price can be affected by multiple factors in the producing countries, including weather, political and economic conditions. In addition, green coffee prices have been affected in the past, and may be affected in the future, by the actions of certain organizations and associations, such as the International Coffee Organization or the Association of Coffee Producing Countries. These organizations have historically attempted to establish commodity price controls of green coffee through agreements establishing export quotas or restricting coffee supplies worldwide. These organizations, or others, may succeed in raising green coffee prices. Should this happen, we may not be able to maintain our gross margins by raising prices without affecting demand.

WE ARE LIKELY TO CONTINUE EXPERIENCING FLUCTUATIONS IN QUARTERLY RESULTS BECAUSE THE SALES OF COFFEE PRODUCTS ARE SEASONAL.

     Our business is subject to seasonal fluctuations as well as general trends and fluctuations that affect retail restaurants and retailers in general. The fall-winter holiday season generally experiences the highest sales. Hot weather tends to depress sales of hot coffee and espresso drinks, especially unseasonably warm weather in any season. Consequently, we will continue to experience significant fluctuations in quarterly results.

OUR INDUSTRY IS HIGHLY COMPETITIVE AND WE MAY NOT COMPETE EFFECTIVELY.

     The highly competitive nature of the retail specialty coffee market could adversely affect our business and financial condition. Our beverages compete directly against restaurant and other retail locations that serve coffee. Our whole coffee beans compete directly against specialty coffee beans sold at retail through supermarkets and a growing number of specialty coffee stores. Barriers to entry are low, and we expect competition to increase substantially. The coffee industry is currently dominated by several large companies, such as Kraft Foods, Inc., Proctor & Gamble Co. and Nestle S.A., many of which have begun aggressively marketing gourmet coffee products. Although the retail specialty coffee market remains fragmented, we compete directly with Starbucks Corporation, the largest U.S. specialty coffee retailer, and numerous other regional coffee bar and coffeehouse operators. Starbucks Corporation has substantially greater financial, marketing and other resources than we do and has operations in the markets in which we currently operate or intend to expand.

THE LOSS OF KEY PERSONNEL OR OUR INABILITY TO ATTRACT AND RETAIN QUALIFIED PERSONNEL COULD SIGNIFICANTLY DISRUPT OUR BUSINESS.

     Our continued success largely will depend on the efforts and abilities of our executive officers and other key employees, particularly John E. Martin, Chairman of the Board, Timothy J. Ryan, President and Chief Executive Officer, and Martin Diedrich, Chief Coffee Officer. The loss of services of these individuals could disrupt operations. Although Diedrich Coffee has employment agreements with Messrs. Martin, Ryan and Diedrich, any of its executive officers can terminate their employment if they choose to do so. See
"Management -- Executive Compensation -- Employment Agreements and Compensatory Arrangements."

     In addition, our success and the success of our franchisees will depend upon our and their ability to attract and retain highly motivated, well-qualified retail operators and other management personnel, as well as a sufficient number of qualified employees. Qualified individuals needed to fill these positions are in short supply in some geographic areas. Our inability to recruit and retain such individuals may delay the planned openings of new retail locations or result in higher employee turnover in existing retail locations, which could have a material adverse effect on our business or results of operations.

OUR LACK OF DIVERSIFICATION MAY AFFECT BUSINESS IF DEMAND IS REDUCED.

     Our business is primarily centered on one product: fresh premium custom-roasted coffee. To date, our operations have been limited to primarily the purchase and roasting of green coffee beans and the sale of whole bean coffee, coffee beverages and espresso drinks through our coffeehouses and our wholesale coffee and mail order businesses. Any decrease in demand for coffee would have a material adverse effect on our business, operating results and financial condition.

WE MAY NOT BE ABLE TO RENEW LEASES OR CONTROL RENTS INCREASES AT OUR RETAIL LOCATIONS.

     All of our thirty-three company-operated coffeehouses are on leased premises. With the exception of two retail locations, all Coffee People brand and Coffee Plantation retail locations are also leased. Gloria Jean's stores are generally leased by an indirect subsidiary of Coffee People and then sublet to franchisees. Upon the expiration of some of these leases, there is no automatic renewal or option to renew. Consequently, these leases may not be renewed. If they are renewed, rents may increase substantially. Either of these events could adversely affect us. Other leases are subject to renewal at fair market value, which could involve substantial rent increases, or are subject to renewal with scheduled rent increases, which could result in rents being above fair market value.

COMPLIANCE WITH HEALTH AND FRANCHISING GOVERNMENT REGULATIONS APPLICABLE TO US COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Each retail location and roasting facility is and will be subject to licensing and reporting requirements by numerous governmental authorities. These governmental authorities include federal, state and local health, environmental, labor relations, sanitation, building, zoning, fire and safety departments. Difficulties in obtaining or failure to obtain the necessary licenses or approvals could delay or prevent the development or operation of a given retail location or roasting facility. Any problems that we may encounter in renewing such licenses in one jurisdiction, may adversely affect our licensing status on a federal, state or local level in other relevant jurisdictions.

     We are also subject to federal regulation and certain state laws that govern the offer and sale of franchises. Many state franchise laws impose substantive requirements on franchise agreements, including limitations on noncompetition provisions and on provisions concerning the termination or nonrenewal of a franchise. Some states require companies to register certain materials before franchises can be offered or sold in that state. The failure to obtain or retain licenses or approvals to sell franchises could adversely affect our business, financial condition and results of operations.

OUR RETAIL LOCATIONS ARE CONCENTRATED IN THE WESTERN REGION OF THE UNITED STATES, AND THEREFORE OUR BUSINESS IS SUBJECT TO FLUCTUATIONS IF ADVERSE BUSINESS CONDITIONS OCCUR IN THAT REGION.

     After the merger, our retail locations will be primarily located in the western region of the United States. Accordingly, we are susceptible to fluctuations in our business caused by adverse economic or other conditions in this region, including natural or other disasters. In addition, some of our competitors have many more retail locations than we do. Consequently, adverse economic or other conditions in a region, a decline in the profitability of several existing retail locations or the introduction of several unsuccessful new retail locations in a geographic area could have a more significant effect on our results of operations than would be the case for a company with a larger number of retail locations or with more geographically dispersed retail locations.

WE COULD BE SUBJECT TO ADVERSE PUBLICITY OR CLAIMS FROM OUR GUESTS.

     We may be the subject of complaints or litigation from guests alleging beverage and food-related illness, injuries suffered on the premises or other quality, health or operational concerns. Adverse publicity resulting from such allegations may materially adversely affect us, regardless of whether such allegations are true or whether we are ultimately held liable. We may also be the subject of complaints or allegations from current, former or prospective employees from time-to-time. A lawsuit or claim could result in an adverse decision against us that could have a material adverse effect on our business and results of operations.

CHANGES IN CONSUMER PREFERENCES OR DISCRETIONARY SPENDING COULD NEGATIVELY AFFECT OUR RESULTS.

     Our retail locations offer specialty coffee beans, brewed coffee beverages, expresso-based beverages, blended drinks and light food items served in a casual setting. Our continued success depends, in part, upon the popularity of these types of coffee-based beverages and this style of casual dining. Shifts in consumer preferences away from our coffee-based beverages or casual setting could materially adversely affect our future profitability. Also, our success depends to a significant extent on numerous factors affecting discretionary consumer spending, including economic conditions, disposable consumer income and consumer confidence. Adverse changes in these factors could reduce guest traffic or impose practical limits on pricing, either of which could adversely affect our business, financial condition, operating results and cash flows.

WE MAY EXPERIENCE DIFFICULTIES IN INTEGRATING COFFEE PEOPLE AFTER THE MERGER.

     We may experience difficulties in integrating our operations with those of Coffee People, and there can be no assurance that we will realize the operating efficiencies and cost savings that we believe the merger will provide. After the merger's completion, we may integrate, among other things, roasting, packaging, purchasing, product development and administrative functions with those of Coffee People. The integration of the combined operations may temporarily distract management from the day-to-day business of the combined company after the merger. For example, Coffee People's integration will require the experience and expertise of certain key managers of Coffee People whom we expect to retain. There is no assurance that these Coffee People managers will remain with us for the time period necessary to successfully integrate Coffee People's operations. We expect to incur restructuring and integration costs from combining Coffee People's operations with ours. These costs may be substantial and may include costs for employee severance, relocation and disposition of excess equipment and other merger-related costs. We have not yet determined the total amount of these costs.

WE MAY BE REQUIRED TO SPEND MORE OF OUR CASH RESERVES BECAUSE OF THE MERGER THAN WE ANTICIPATED.

     Even if we are able to successfully integrate the operations of Coffee People, there is no assurance that such integration will result in the realization of the full benefits of the cost savings, efficiencies, or revenue enhancements that we currently expect or that such benefits will be achieved within the time frame that we currently anticipate. The cost savings and other benefits from the merger may be offset by costs incurred in integrating Coffee People's operations, as well as by increases in other expenses, by operating losses or by problems in the business unrelated to the merger.

WE MAY LOSE CUSTOMERS WHEN WE CONVERT COFFEE PEOPLE AND COFFEE PLANTATION BRAND COFFEEHOUSES TO THE DIEDRICH COFFEE BRAND.

     Most Coffee People brand and Coffee Plantation retail locations are neighborhood coffeehouses, which have loyal customers that are accustomed to and expect Coffee People and Coffee Plantation brand products. We may lose these customers when we convert the coffeehouses to the Diedrich Coffee brand.

SOME STOCKHOLDERS WILL CONTINUE TO INFLUENCE MATTERS AFFECTING US, WHICH MAY CONFLICT WITH YOUR INTERESTS.

     Our current directors and officers beneficially own 58% of our outstanding shares of common stock before the merger and this offering. After giving effect to the merger and this offering, these stockholders will own between 34% and 36% of the voting power of our outstanding common stock, depending on the number of shares sold in this offering and issued to Coffee People stockholders in the merger. As a result of this stock ownership, these stockholders may act in concert and continue to influence the vote on all matters submitted to a vote of our stockholders, including the election of directors, amendments to the certificate of incorporation and the by-laws and approval of significant corporate mergers. See "Description of Capital Stock." This consolidation of voting power could also delay, deter or prevent a change-in-control of Diedrich Coffee that might be otherwise beneficial to stockholders.

SUBSTANTIAL SALES OF OUR COMMON STOCK COULD ADVERSELY AFFECT ITS MARKET PRICE.

     We cannot predict the effect, if any, that future sales of shares of our common stock or the availability of such shares for future sale will have on its market price from time-to-time. Sales of substantial amounts of our common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the stock.

THE VALUE OF OUR STOCK AFTER THE MERGER AND THIS OFFERING COULD CONTINUE TO BE VOLATILE.

     The trading price of our common stock has fluctuated significantly in the past. Often, these fluctuations have been greater than those experienced by the stock market in general. The trading price of our common stock after the merger and this offering is likely to continue experiencing wide price fluctuations in response to factors such as:

     - actual or anticipated variations in revenues or operating results;

     - comments or recommendations issued by analysts who follow us and our competitors;

     - failure to meet analysts' expectations of performance; and

     - our ability to execute our franchising strategy.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     We make forward-looking statements in this document that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our and the combined company's financial condition, operations, plans, objectives and performance. Additionally, when we make statements about the merger, such as anticipated cost savings or restructuring charges associated with the merger, we are making forward-looking statements. When we use the words "believe," "expect," "anticipate," "estimate" or similar expressions, we are also making forward-looking statements. Many possible events or factors could affect the future financial results and performance of each of Diedrich Coffee and Coffee People and the combined company after the merger. This could cause our results or performance to differ materially from those expressed in our forward-looking statements. You should consider these risks when you vote, along with the following possible events or factors:

     1. Our revenues after the merger could be lower than we expect, our restructuring charges could be higher than we expect and our operating costs could be greater than we expect.

     2. Our growth strategy may not be as successful as we expect if we are unable to attract franchise area developers or single store franchisees.

     3. We may encounter difficulties and incur additional expenses, integrating Diedrich Coffee's and Coffee People's business, brands or operating systems or retaining key personnel.

     4. Inclement weather or adverse political changes may significantly increase our coffee costs.

     5. Competition within the retail specialty coffee market may intensify.

     6. Adverse changes may occur in the securities or financial markets.

                            THE COFFEE PEOPLE MERGER

     On March 16, 1999, we signed a merger agreement with Coffee People that contemplates our acquisition of Coffee People. Coffee People operates three retail brands -- Gloria Jean's, Coffee People and Coffee Plantation. We intend to convert Coffee People and Coffee Plantation coffeehouses to the Diedrich Coffee brand. Founded in 1979, the Gloria Jean's concept offers a recognized brand name with solid growth potential. Gloria Jean's outlets generally offer a full range of flavored and unflavored coffee beans, coffee beverages, and a variety of related gifts, supplies and accessories. We do not intend to convert the Gloria Jean's brand to the Diedrich Coffee brand in the near future. Rather, we intend to implement new strategies to strengthen and reposition this brand within its market segment.

     The acquisition will occur through a merger in which Coffee People will become a wholly-owned subsidiary of Diedrich Coffee. As a result of the merger, Coffee People stockholders will receive in the aggregate for their shares:

     - $23 million in cash; and

     - 1.5 million shares of Diedrich Coffee common stock.

     In connection with the merger, Second Cup Ltd. and our directors, officers and their affiliates have agreed to vote the shares they own in favor of the merger agreement and the transactions contemplated by it. Second Cup owns approximately 69% of the outstanding Coffee People common stock through its wholly-owned subsidiary, while our directors, officers and their affiliates own approximately 42% of the outstanding Diedrich Coffee common stock. Additionally, Second Cup has entered into a lock-up agreement with us that restricts its ability to sell the shares of Diedrich Coffee common stock it will receive in the merger. In conjunction with the lock-up agreement, we have agreed to grant Second Cup unlimited piggy-back registration rights and two demand registration rights with respect to the shares it will receive in the merger in order to mitigate the lock-up agreement's sale restrictions and the impact of Second Cup's affiliate status.

     Upon completion of the merger, we have agreed to create a vacancy on the Diedrich Coffee board and appoint a director designated by Second Cup. Our directors, officers and a significant stockholder have agreed to vote their shares of Diedrich Coffee common stock in favor of Second Cup's designee at any election of directors, for so long as Second Cup owns at least 50% of the shares it will receive in the merger.

     The completion of this equity offering is contingent upon the merger's completion. The merger's completion is subject to a number of conditions, including Diedrich Coffee and Coffee People stockholder approval and regulatory approval.

                                USE OF PROCEEDS

     We estimate the net proceeds from this offering, after deduction of discounts, commissions and expenses, will be approximately $22.5 million. We intend to use the net proceeds to finance a portion of the cash payment to Coffee People stockholders in the merger.

                  PRICE RANGE OF DIEDRICH COFFEE COMMON STOCK

     Diedrich Coffee common stock is reported on the Nasdaq National Market under the symbol "DDRX." The following table sets forth the high and low bid information for the quarterly periods indicated for our common stock as reported on the Nasdaq National Market since January 30, 1997.

                                                                  PRICE RANGE
                                                                ----------------
                           PERIOD                                HIGH      LOW
                           ------                               ------    ------
FISCAL YEAR ENDED JANUARY 28, 1998
  First Quarter.............................................    $8 3/4    $2 3/8
  Second Quarter............................................    4         2 1/2
  Third Quarter.............................................    4 1/16    2 7/16
  Fourth Quarter............................................    9         2 3/4

FISCAL YEAR ENDED JANUARY 27, 1999
  First Quarter.............................................    8          5 11/1
  Second Quarter............................................    8 1/4     6 9/16
  Third Quarter.............................................    7 1/4     3 3/8
  Fourth Quarter............................................    6 1/2     3 7/8

FISCAL YEAR ENDING FEBRUARY 2, 2000
  First Quarter.............................................    6 7/8     3 7/8

     At April 7, 1999, there were 6,173,538 shares outstanding and 147 stockholders of record of our common stock.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock. We do not expect to pay any cash dividends for the foreseeable future. We currently intend to retain any future earnings to finance our growth. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent on earnings, financial condition, operating results, capital requirements, any contractual restrictions and other factors that our board deems relevant.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of January 27, 1999 on an actual basis and as adjusted to give effect to the receipt by us of the
estimated net proceeds from the sale of           shares offered at an assumed
public offering price of $     per share and the merger. This information should
be read in conjunction with our consolidated financial statements and the notes relating to such statements appearing elsewhere in this prospectus. This information is based on the number of shares of common stock outstanding on January 27, 1999. It excludes:

     - 2,057,267 shares of common stock issuable upon the exercise of options outstanding at a weighted average exercise price of $6.17 per share;

     - 850,000 shares of common stock issuable upon the exercise of an outstanding warrant at an exercise price of $2.25 per share; and

     - 326,917 shares available for issuance under our stock option plans.

                                                                 JANUARY 27, 1999
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              --------    -----------
                                                              (DOLLARS IN THOUSANDS)
Cash and cash equivalents...................................  $  1,201       $ --
                                                              ========       ====
Long-term debt and capital lease obligations, less current
  portion...................................................     2,783         --

Stockholders' equity:
  Common stock, $0.01 par value, 25,000,000 shares
     authorized on an actual and adjusted basis; 6,167,313
     shares issued and outstanding on an actual basis;
     11,834,313 shares issued and outstanding on an as
     adjusted basis.........................................        61         --
  Additional paid-in capital................................    18,708         --
  Accumulated deficit.......................................   (12,742)        --
                                                              --------       ----
          Total stockholders' equity........................     6,027         --
                                                              ========       ====
          Total capitalization..............................  $  8,810       $ --
                                                              ========       ====

                                    DILUTION

     Our net tangible book value as of January 27, 1999 was approximately $5.7 million, or $0.92 per share of common stock based on 6,167,000 shares of common stock outstanding. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of January 27, 1999. Assuming the sale by
us of the           shares offered at an assumed offering price of $     per
share and after deducting underwriting discounts and estimated offering expenses, and the application of the estimated net proceeds and after giving effect to the merger, our pro forma net tangible book value as of
                    , 1999 would have been $          , or $          per share
of common stock. This represents an immediate increase in net tangible book
value of $       per share to existing stockholders and an immediate dilution in
the pro forma net tangible book value of $       per share to new investors. The
following table illustrates this per share dilution:

Assumed public offering price per share.....................            $
  Pro forma net tangible book value per share before this
     offering...............................................  $
                                                              -------
  Increase attributable to the merger and offering..........  $
                                                              -------
Pro forma net tangible book value per share after the merger
  and this offering.........................................            $
                                                                        -------
Pro forma dilution per share to new investors...............            $
                                                                        =======

     The following table summarizes the differences as of                     ,
1999, on a pro forma basis giving effect to the merger, between the total consideration paid and the average price per share paid by the existing stockholders and the new investors with respect to the number of shares of common stock purchased from Diedrich Coffee based on an assumed public offering
price of $     per share:

                                               SHARES PURCHASED     TOTAL CONSIDERATION     AVERAGE
                                               -----------------    -------------------      PRICE
                                               NUMBER    PERCENT     AMOUNT    PERCENT     PER SHARE
                                               -------   -------    --------   --------    ---------
Existing stockholders........................
New investors................................
                                               -------     ---      -------      ---        -------
          Total..............................              100%     $            100%       $
                                               =======     ===      =======      ===        =======

     We expect there to be           shares of common stock outstanding after
the offering. The tables and calculations above assume no exercise of outstanding options or warrants unless otherwise set forth in this prospectus. On January 27, 1999, there were:

     - 2,057,267 shares issuable upon the exercise of options outstanding at a weighted average exercise price of $6.17 per share;

     - 850,000 shares issuable upon the exercise of an outstanding warrant at an exercise price of $2.25 per share; and

     - 326,917 shares available for issuance under our stock option plans.

     To the extent that these options or warrants are exercised, there will be further dilution to new investors. Please see "Management -- Benefit Plans" and "-- Employment Agreements and Compensatory Arrangements" for a discussion of our stock option plans.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

     The following tables present summary historical information for Diedrich Coffee and Coffee People derived from financial statements. The unaudited pro forma combined condensed balance sheet as of January 27, 1999 gives effect to the merger between Diedrich Coffee and Coffee People as of that date and reflects the sale of the shares in this offering and the application of the net proceeds. The unaudited pro forma combined condensed statement of operations presents the results for Diedrich Coffee and Coffee People as if the merger between Coffee People and Gloria Jean's had occurred on December 13, 1997 and the merger between Diedrich Coffee and Coffee People had occurred on January 29, 1998 and reflects the sale of the shares in this offering and the application of the net proceeds.

     This unaudited pro forma financial information presented is based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma statement of operations does not purport to represent what our results of operations actually would have been if the events described above had occurred as of the dates indicated or what such results would be for any future periods. The unaudited pro forma financial statements are based upon assumptions and adjustments that we believe are reasonable. The unaudited pro forma financial statements, and the accompanying notes, should be read in conjunction with the historical financial statements and related notes, included elsewhere in this document. In addition, the unaudited pro forma combined condensed financial information does not reflect certain cost savings that management believes may be realized following the merger of Diedrich Coffee and Coffee People. These savings are expected to be realized primarily through combining the operations of the companies and implementing Diedrich Coffee's management practices.

     The merger with Coffee People will be accounted for using the purchase method of accounting and, accordingly, the assets acquired and liabilities assumed will be recorded at their fair values as of the date of the merger which are not expected to differ significantly from historical costs. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed will be recorded as goodwill.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                             AS OF JANUARY 27, 1999
                             (AMOUNTS IN THOUSANDS)

                                                                               PRO FORMA
                                                                              ADJUSTMENTS
                                                      HISTORICAL              FOR MERGER
                                            -------------------------------   OF DIEDRICH       PRO FORMA
                                            DIEDRICH COFFEE   COFFEE PEOPLE   COFFEE AND         COMBINED
                                              JANUARY 27,     DECEMBER 12,      COFFEE         ADJUSTED FOR
                                                 1999             1998          PEOPLE          THE MERGER
                                            ---------------   -------------   -----------      ------------
ASSETS

Current assets:
Cash & cash equivalents...................      $ 1,201          $ 2,224       $    450(1)       $ 3,875
Accounts and notes receivable.............          364            5,184                           5,548
Inventories...............................        1,279            4,304                           5,583
Other current assets......................          207            3,410                           3,617
                                                -------          -------       --------          -------
          Total current assets............        3,051           15,122            450           18,623
Property and equipment, net...............        9,120           12,240                          21,360
Costs in excess of net assets of business
  acquired, net...........................          329           25,684         (7,488)(2)       18,525
Other assets..............................          237            3,567                           3,804
                                                -------          -------       --------          -------
                                                $12,737          $56,613       $ (7,038)         $62,312
                                                =======          =======       ========          =======
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long term debt &
     capital lease obligations............      $   170          $ 1,368       $  1,162(3)       $ 2,700
  Accounts payable and accrued
     compensation.........................        2,454            4,951                           7,405
  Other current liabilities...............        1,083            1,807                           2,890
                                                -------          -------       --------          -------
          Total current liabilities.......        3,707            8,126          1,162           12,995
Capital lease obligations, less current
  portion.................................          283              792                           1,075
Long-term debt............................        2,500            4,061          3,038(3)         9,599
Other liabilities.........................          220              146                             366
Total stockholders' equity................        6,027           43,488        (11,238)(4)       38,277
                                                -------          -------       --------          -------
                                                $12,737          $56,613       $ (7,038)         $62,312
                                                =======          =======       ========          =======

-------------------------
(1) Pro forma adjustments to cash based on the terms of the agreement are as follows:

                                                                   AS OF
                                                              JANUARY 27, 1999
                                                              ----------------
Cash received from this offering*...........................      $ 23,250
Cash paid for acquisition+..................................       (23,000)
Cash received for new debt issued...........................        12,000
Cash paid to retire debt....................................        (7,800)
Transaction and severance costs.............................        (4,000)
                                                                  --------
Pro forma cash adjustment...................................      $    450
                                                                  ========

     ------------------------------
     * Represents estimated cash proceeds from this offering, assuming that 4,167 shares are issued at a public offering price of $6.00 per share, less fees and expenses estimated at 7%.

     + Represents purchase price, subject to adjustments based on the actual proceeds and share price of this offering, less 1,500 shares issued to Coffee People stockholders in the merger at $6.00 per share.

(2) Reflects adjustments to assets and liabilities assumed based on their estimated fair values under the purchase method of accounting. The allocation of the aggregate purchase cost below is preliminary. The final allocation will be based on appraisals and other studies that will be completed after the merger's completion and management's final evaluation of such assets and liabilities. Some portion of the excess of purchase cost over the historical cost of the net assets acquired will ultimately be allocated to specific tangible and intangible assets and liabilities, including inventory, land, property and equipment, and deferred taxes and liabilities. The final allocation of purchase cost and the resulting effect on net income may differ significantly from the pro forma amounts included herein.

                                                                   AS OF
                                                              JANUARY 27, 1999
                                                              ----------------
Purchase price*.............................................      $ 32,000
Direct acquisition costs....................................         4,000
                                                                  --------
          Total consideration and direct acquisition
            costs...........................................        36,000
Less: historical cost of net assets acquired................       (43,488)
                                                                  --------
Net adjustment..............................................      $ (7,488)
                                                                  ========

        ---------------------------------
        * The purchase price assumes a $6.00 per share price for our common stock at the time of the merger. The purchase price is subject to adjustment based on the actual share price of our common stock at the time of the merger.

(3) These adjustments record (i) the proceeds of a new $12,000 credit facility and (ii) the use of a portion of the proceeds to repay existing indebtedness. The table below reflects the financing transactions.

                                                                   AS OF
                                                              JANUARY 27, 1999
                                                              ----------------
Current:
Current portion of new debt issued..........................      $ 2,400
Current portion of debt retired.............................       (1,238)
                                                                  -------
          Net current adjustment............................      $ 1,162
                                                                  =======
Long-term:
Long-term portion of new debt issued........................      $ 9,600
Long-term portion of debt retired...........................       (6,562)
                                                                  -------
          Net long-term adjustment..........................      $ 3,038
                                                                  =======

(4) Adjustments to stockholders' equity based on the pro forma capitalization of Diedrich Coffee are as follows:

                                                                   AS OF
                                                              JANUARY 27, 1999
                                                              ----------------
Coffee People stockholders' equity*.........................      $(43,488)
Stock issued in purchase+...................................        32,250
                                                                  --------
Pro Forma equity adjustment.................................      $(11,238)
                                                                  ========

        ---------------------------------
        * Represents the elimination of Coffee People's common stock of $44,637 and accumulated deficit of $1,149.

        + Represents 4,167 shares issued in this offering at $6.00 per share, less expenses estimated at 7%, plus an additional 1,500 shares issued to Coffee People stockholders in the merger at $6.00 per share.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                   FOR THE FISCAL YEAR ENDED JANUARY 27, 1999
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                             HISTORICAL
                                     --------------------------     PRO FORMA     PRO FORMA(2)
                                      DIEDRICH        COFFEE       ADJUSTMENTS       COFFEE        PRO FORMA
                                       COFFEE         PEOPLE        TO COFFEE        PEOPLE       ADJUSTMENTS
                                     -----------   ------------      PEOPLE       ------------    FOR MERGER
                                      12 MONTHS     12 MONTHS      HISTORICAL       12 MONTHS     OF DIEDRICH    PRO FORMA
                                        ENDED         ENDED        FOR MERGER         ENDED       COFFEE AND      COMBINED
                                     JANUARY 27,   DECEMBER 12,    WITH GLORIA    DECEMBER 12,      COFFEE      ADJUSTED FOR
                                        1999           1998         JEAN'S(1)         1998          PEOPLE       THE MERGER
                                     -----------   ------------   -------------   ------------    -----------   ------------
Total Revenues.....................    $24,215       $44,341         $8,755          $53,096        $             $77,311
                                       -------       -------         ------          -------        ------        -------
Cost of sales and related occupancy
  costs............................     10,955        26,415          4,408           30,823                       41,778
Store operating expenses...........      8,936        11,275          2,972           14,247                       23,183
Other operating expenses...........        634                                            --                          634
Depreciation.......................      1,885         1,300            499            1,799                        3,684
Amortization.......................         56           587            156              743          (280)(3)        519
General and administrative
  expenses.........................      4,014         4,760            955            5,715                        9,729
Acquisition and integration
  expenses.........................         --         1,236             --            1,236                        1,236
                                       -------       -------         ------          -------        ------        -------
    Total costs and expenses.......     26,480        45,573          8,990           54,563          (280)        80,763
                                       -------       -------         ------          -------        ------        -------
Operating (loss) income............     (2,265)       (1,232)          (235)          (1,467)         (280)        (3,452)
Interest (expense) and other
  income...........................       (293)          (39)          (156)            (195)         (242)(4)       (730)
                                       -------       -------         ------          -------        ------        -------
Loss from continuing operations....     (2,558)       (1,271)          (391)          (1,662)           38         (4,182)
Income tax provision (benefit).....          4          (450)            --             (450)                        (446)
                                       -------       -------         ------          -------        ------        -------
Net income (loss)..................    $(2,562)      $  (821)        $ (391)         $(1,212)       $   38        $(3,736)
                                       =======       =======         ======          =======        ======        =======
Basic and diluted loss per common
  share............................    $ (0.43)                                                                   $ (0.32)
                                       =======                                                                    =======
Weighted average number of common
  shares outstanding...............      5,934                                                                     11,601
                                       =======                                                                    =======

-------------------------
(1) These pro forma adjustments represent the results of operations from December 13, 1997 through May 19, 1998 for Coffee People (Oregon) and Coffee Plantation which were merged with Gloria Jeans' on May 19, 1998.

(2) The pro forma information is as if the merger between Coffee People and Gloria Jean's had been completed on December 13, 1997.

(3) Represents the reduction in amortization of goodwill based on preliminary estimated fair values of the assets acquired and liabilities assumed. The final allocation will be based upon appraisals and other studies that will be completed subsequent to the acquisition and management's final evaluation of such assets and liabilities. The final allocation of the purchase cost and the resulting effect on net income may differ significantly from the pro forma amounts indicated herein.

        Amortization expense is summarized below:

Costs in excess of net assets of business acquired, net....  $18,525
Amortization period in years...............................       40
                                                             -------
                                                                 463
Less amortization recorded by Coffee People................     (743)
                                                             -------
                                                             $  (280)
                                                             =======

(4) Interest expense based on the pro forma capitalization of Diedrich Coffee is summarized in the table below:

                                                                 YEAR ENDED
                                                              JANUARY 27, 1999
                                                              ----------------
Term loan *.................................................       $ 960
Existing debt +.............................................        (718)
                                                                   -----
  Pro Forma interest expense adjustment.....................       $ 242
                                                                   =====

        ---------------------------------
          * Represents interest on new debt of $12,000, assumed to be entered into in association with the acquisition of Coffee People. Assumes an interest rate of 8.00%.

          + Represents interest paid on existing debt that will be retired as result of the acquisition. Based on a blended interest rate of 9.2%.

                    DIEDRICH COFFEE SELECTED FINANCIAL DATA

     The following historical financial information may not be indicative of our future financial results of operations and should be read in conjunction with "Diedrich Coffee Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes.

                                                  YEAR ENDED    YEAR ENDED    YEAR ENDED    YEAR ENDED    YEAR ENDED
                                                  JANUARY 31,   JANUARY 31,   JANUARY 29,   JANUARY 28,   JANUARY 27,
                                                     1995          1996          1997          1998          1999
                                                  -----------   -----------   -----------   -----------   -----------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATE)
STATEMENT OF OPERATIONS DATA:
Net sales:
  Retail........................................    $6,673        $8,879        $18,118       $20,760       $21,248
  Wholesale and other...........................       918         1,365          1,694         2,222         2,767
  Franchise area development fees...............        --            --             --            --           200
                                                    ------        ------        -------       -------       -------
         Total..................................     7,591        10,244         19,812        22,982        24,215
                                                    ------        ------        -------       -------       -------
Cost and expenses:
  Cost of sales and related occupancy costs.....     3,164         4,409          9,263        11,458        10,955
  Store operating expenses......................     2,584         3,520          8,280        10,448         8,936
  Other operating expenses......................       282           277            240           290           634
  Depreciation and amortization.................       255           354          1,054         1,785         1,941
  Provision for asset impairment and
    restructuring costs.........................        --            --             --         3,902            --
  General and administrative expenses...........       851         1,335          2,003         4,006         4,014
                                                    ------        ------        -------       -------       -------
         Total..................................     7,136         9,895         20,840        31,889        26,480
                                                    ------        ------        -------       -------       -------
Operating (loss) income.........................       455           349         (1,028)       (8,907)       (2,265)
Interest expense and other, net.................       (78)          (34)           (86)         (205)         (293)
                                                    ------        ------        -------       -------       -------
(Loss) income before income taxes...............       377           315         (1,114)       (9,112)       (2,558)
Income tax provision (benefit)..................        53           129           (128)            1             4
                                                    ------        ------        -------       -------       -------
Net (loss) income...............................    $  324        $  186        $  (986)      $(9,113)      $(2,562)
                                                    ======        ======        =======       =======       =======
Basic (loss) income per share(1)................                                   (.22)        (1.69)         (.43)
                                                                                =======       =======       =======
Diluted (loss) income per share.................                                   (.22)        (1.69)         (.43)
                                                                                =======       =======       =======
Pro forma net income per share(2)...............                     .06
                                                                  ======
BALANCE SHEET DATA:
  Working capital (deficiency)..................    $ (418)       $  (53)       $ 1,949       $  (959)      $  (655)
  Total assets..................................     2,503         5,316         17,471        13,948        12,736
  Long-term debt and long-term obligations under
    capital leases..............................       471           829             --         2,817         2,783
  Total stockholders' equity....................       973         3,304         14,898         6,835         6,027

-------------------------
(1) Net income (loss) per share for periods before the year ended January 31, 1996 is not presented due to the noncomparable capital structure. Net loss per share for fiscal 1999, 1998 and 1997 is presented as basic earnings per share under the provisions of SFAS 128.

(2) Pro forma net income per share is computed by dividing net income by the weighted average number of common and common equivalent shares outstanding during the respective period, assuming the conversion of the series A and series B preferred stock into common stock as of the date of issuance. Dividends on the series A and series B preferred stock have been excluded from the computation since the preferred stock has been assumed to have been converted to common stock.

            DIEDRICH COFFEE MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     Effective February 1, 1996, Diedrich Coffee changed its fiscal year end from January 31 to a fiscal year ending on the Wednesday nearest January 31. In connection with the change in fiscal year end, we began reporting quarterly results in thirteen-week periods. Before the change in fiscal year end, our quarterly periods included twelve weeks, except for the fourth quarter, which had approximately sixteen weeks. References to fiscal 1999 refer to the fiscal year ended January 27, 1999, references to fiscal 1998 refer to the fiscal year ended January 28, 1998 and references to fiscal 1997 refer to the fiscal year ended January 29, 1997.

     The first retail store operating under the name of Diedrich Coffee commenced operations in 1972. At the conclusion of fiscal 1999, we operated a total of thirty-six coffeehouses and seven coffee carts located in California, Colorado and Texas. We sell high quality coffee beverages made with our own freshly roasted coffee. In addition to brewed coffee, we offer a broad range of espresso based beverages such as cappuccino, cafe latte, cafe mocha and espresso machiato. To complement beverage sales, we sell light food items and whole bean coffee through our coffeehouses. In addition, we have a strong wholesale division that markets our products directly to independent and chain food service establishments, as well as to businesses for office coffee systems through brokers and sales representatives.

     We grew rapidly in fiscal 1997 and experienced difficulties associated with that growth in fiscal 1998. In March 1997, we announced the resignation of Steven Lupinacci, President and Chief Executive Officer. We took a restructuring charge of $3.9 million for closing 12 coffeehouses in fiscal 1997. In addition to closing 11 of these 12 coffeehouses, we opened new coffeehouses in Houston, Texas as well as Irvine and Santa Monica, California. We also entered into an agreement to place coffee carts at premium office facilities of the Irvine Company in Orange County, California; seven carts were operating under this agreement at fiscal year-end 1999.

     Mr. Lawrence Goelman became Chairman of the Board and Interim Chief Executive Officer on March 12, 1997. Kerry Coin was appointed President and Chief Operating Officer on April 25, 1997. Under the board's direction, management developed and executed a turnaround plan intended to return Diedrich Coffee to operating profitability. Underperforming stores were closed, leases assigned, terminated or sublet and new channels of distribution were developed. Experienced professional managers were recruited. The wholesale division was given aggressive growth targets and the resources needed to meet them. New management and training systems were developed and implemented. In the third quarter of fiscal 1998, we raised $3 million of working capital through the private placement of secured debt. On November 17, 1997, the board appointed Mr. John E. Martin as Chairman of the Board and Mr. Timothy J. Ryan as President and Chief Executive Officer.

     Despite the efforts of the interim management team led by Messrs. Goelman and Coin, Diedrich Coffee did not meet its stated goal of cash-flow positive operating results by the end of the last quarter of fiscal 1998. The reasons for the shortfall are several: the increased one-time general and administrative costs associated with the addition of the new executive management team headed by John Martin and Tim Ryan, inadequate and unsuccessful marketing programs, delays in the installation of coffee carts in Orange County and inadequate management of certain labor costs.

     Messrs. Martin and Ryan determined that, while the turnaround plan implemented by the interim management team had stabilized Diedrich Coffee operationally, it was not likely to result in profitable growth in the near future. Accordingly, they initiated a business planning process that resulted in a strategic five-year plan directed toward growth through franchise area development agreements combined with focused company unit growth and centralization of production facilities. This plan also built on the interim management strategy of developing new wholesale business channels. New management also reviewed the existing asset base and determined that one coffeehouse designated for closure would remain open and two additional coffeehouses and the Denver warehouse would be closed. Charges for these closures as well as provisions for other contingencies resulted in additional operating expenses of approximately $1.7 million in the fourth quarter of fiscal 1998.

     According to our strategic plan, the roasting facility in Denver, Colorado was closed in the first quarter of fiscal 1999 and roasting was consolidated in Southern California. We also closed an under-performing store in San Diego and one in Denver, Colorado. We opened four coffee cart locations at premium office locations in the first quarter of fiscal 1999, and additional coffee cart and kiosk locations are under consideration and in discussion with commercial property managers. However, no assurances can be given as to when or how many more coffee carts may be installed. We also recruited several senior level executives during fiscal 1999 as part of our strategic growth plan in the areas of finance, marketing and franchise development.

     Management undertook several steps to ensure that the base business was operating well before initiating the franchising sales program. It upgraded the quality of the store management teams and then undertook a program to retrain every Diedrich Coffee coffeehouse employee. This program was completed during fiscal 1999. The team also developed, tested and introduced several new product programs, including:

     - Martin Diedrich Signature Coffee Selections featuring coffee beans that were only available in the United States at Diedrich Coffee coffeehouses;

     - a line of five new Icy Blended drinks to address seasonal softness in the warmer months;

     - Chai Tea and new mocha products, including white chocolate mocha, were added to the menu; and

     - a new line of holiday merchandise was introduced in November.

     On March 16, 1999, we signed a merger agreement with Coffee People that contemplates a merger in which Coffee People will become a wholly-owned subsidiary of our company. Completion of the merger is subject to a number of conditions, including securing financing and obtaining regulatory and stockholder approval.

FRANCHISE AREA DEVELOPMENT AGREEMENTS

     Management's franchise area development goal is to enter into franchise area development agreements covering most major U.S. markets. On September 16, 1998, we announced our first franchise area development agreement, which calls for the development of 44 coffeehouses and an undisclosed number of carts and kiosks in the state of North Carolina over a five year period. In connection with the signing of this agreement, we recorded and collected area development fee income of $100,000. On November 16, 1998, we announced our second franchise area development agreement, which provides for the development of 50 coffeehouses and an undisclosed number of carts and kiosks in San Diego, Palm Springs and Temecula, California over the next five years. This franchise area development agreement includes a one-year option to begin development of 45 coffeehouses in Arizona. In connection with the signing of this agreement, we recorded area development fee income of $100,000 and a note receivable for $100,000.

     Management is currently in various stages of discussion and negotiations with several additional potential area developers. It has recently added two franchise sales organizations to assist in the sales program. These sales organizations are compensated through success-fees based on the execution of area development agreements. There can be no assurances that positive sales will result from these activities.

WHOLESALE

     In fiscal 1998, we also took significant steps to build our wholesale sales organization and grow this business channel. A new director of the wholesale division, with substantial experience in the coffee business, was hired and the sales staff was expanded. These efforts proved successful in fiscal 1998, when wholesale sales grew to $2,222,000, an increase of 31.1% from the prior year. The new management team focused on continued sales growth in the wholesale sales division in fiscal 1999 and delivered improved results: $2,767,000 in total sales, an increase of 24.5% from fiscal 1998. In fiscal 1999, the wholesale division placed its emphasis on upgrading coffee consumed at chain restaurants. As a result, we added regional divisions of a number of well-known restaurant groups as wholesale customers such as: Islands Restaurants, Inc., Ruth's Chris Steakhouses, Culinary Adventures and Claim Jumper. In addition, we recently announced an alliance with El Torito to provide coffee to their locations nationwide.

RESULTS OF OPERATIONS

     The following table sets forth the percentage relationship to total sales, unless otherwise indicated, of certain items included in Diedrich Coffee's statements of income for the years indicated:

                                                               YEAR           YEAR           YEAR
                                                               ENDED          ENDED          ENDED
                                                            JANUARY 27,    JANUARY 28,    JANUARY 29,
                                                               1999           1998           1997
                                                            -----------    -----------    -----------
Net Sales:
  Retail..................................................      87.8%          90.3%          91.4%
  Wholesale and Other.....................................      11.4            9.7            8.6
  Franchise area development fees.........................       0.8             --             --
                                                               -----          -----          -----
          Total...........................................     100.0%         100.0%         100.0%
                                                               -----          -----          -----
Cost and Expenses:
  Cost of sales and related occupancy costs(1)............      45.6%          49.9%          46.8%
  Store operating expenses(2).............................      42.1           50.3           45.7
  Other operating expenses(3).............................      22.9           13.0           14.2
  Depreciation and amortization...........................       8.0            7.8            5.3
  Asset impairment and restructuring costs................        --           17.0             --
  General and administrative expenses.....................      16.6           17.4           10.1
Operating (loss) income...................................      (9.4)         (38.8)          (5.2)
Interest expense..........................................      (1.6)          (0.8)          (1.0)
Interest and other (expense) income.......................       0.4           (0.1)           0.5
                                                               -----          -----          -----
Loss before income taxes..................................     (10.6)         (39.6)          (5.6)
                                                               -----          -----          -----
Income tax provision (benefit)............................        --             --           (0.6)
                                                               -----          -----          -----
Net (loss) income.........................................     (10.6)%        (39.7)%         (5.0)%
                                                               =====          =====          =====

---------------
(1) As a percentage of sales from retail and wholesale operations

(2) As a percentage of sales from retail operations

(3) As a percentage of sales from wholesale operations

  FISCAL YEAR ENDED JANUARY 27, 1999 COMPARED TO FISCAL YEAR ENDED JANUARY 28, 1998

     Net sales. Net sales for fiscal 1999 increased 5.4% to $24,215,000 from $22,982,000 for fiscal 1998. Net retail sales for fiscal 1999 increased 2.4% to $21,248,000 from $20,760,000 for fiscal 1998, despite closing 2 stores in fiscal 1999. Wholesale and mail order sales for the year ended January 27, 1999 increased 24.5% to $2,767,000 from $2,222,000 for the year ended January 28, 1998.

     The percentage increase in comparable coffeehouse sales comparing net sales for stores open during the full year in fiscal 1999 to net sales for the same stores in fiscal 1998 was 1.5%. The number of coffeehouses involved in this calculation ranged from 33 to 37, reflecting the number of stores added during fiscal 1998 and closed during fiscal 1999.

     Cost of sales and related occupancy costs. Cost of sales and related occupancy costs for fiscal 1999 decreased to $10,955,000 from $11,458,000 for fiscal 1998. As a percentage of net sales from retail and wholesale, cost of sales and related occupancy costs decreased to 45.6% for fiscal 1999 from 49.9% for fiscal 1998. This decrease resulted from average unit volume efficiencies associated with the closure of low volume locations, lower green coffee prices and other efficiencies gained at the coffeehouse level. Interactive training programs were developed during fiscal 1999 covering guest satisfaction and product training. These programs assisted management in scrutinizing and reducing the cost of sales. This reduction more than offset the impact of increased occupancy costs, and an increase in the percentage of total revenues contributed by wholesale sales.

     Store operating expenses. For fiscal 1999, coffeehouse-operating expenses, as a percentage of retail net sales, decreased to 42.1% from 50.3% for fiscal 1998. In fiscal 1998, the company recorded a one-time charge of $1,700,000 associated with the closure of two coffeehouses and the Denver warehouse, which accounted for 8.2% of retail net sales.

     Other operating expenses. For fiscal 1999, other operating expenses, as a percentage of wholesale and other net sales, increased to 22.9% from 13.0% for fiscal 1998. This increase reflects the costs of additional management and sales staff recruited to further develop the sales of the wholesale division. In general, as chain accounts are based on negotiated pricing structures, the margins may not be quite as favorable. As a percentage of net sales, these costs should decrease as wholesale sales increase.

     Depreciation and amortization. Depreciation and amortization increased to $1,941,000 for fiscal 1999 from $1,785,000 for fiscal 1998, principally due to the write-off of $55,000 associated with the remodel of one of the coffeehouses to demonstrate the new Diedrich Coffee prototype.

     General and administrative expenses. As a percentage of net sales, general and administrative expenses decreased to 16.6% in fiscal 1999 from 17.4% for fiscal 1998 due to the increase in sales and successful execution of the new business plan. The current level of general and administrative expense is a direct result of management's commitment to grow the company through franchise area development and the development of new retail locations and wholesale channels.

     Interest expense. Interest expense increased to $385,000 for fiscal 1999 from $182,000 for fiscal 1998. The increase reflects a full year of interest on the $2,500,000 in long-term debt and $553,000 in assets under capital leases.

     Income taxes. Net operating losses generated in fiscal 1999, fiscal 1998, fiscal 1997, fiscal 1994 and prior were carried back or forward, as the case may be, and utilized to offset the allowable portion of income tax in fiscal 1996. As of January 27, 1999, a net operating loss for federal income tax purposes of $10,655,000 is available to be utilized against future taxable income for years through fiscal 2013, subject to a possible annual limitation due to the change in ownership rules under the Internal Revenue Code.

     Net loss. The net loss for fiscal 1999 was $2,562,000 compared to a net loss of $9,113,000 for fiscal 1998. This change is primarily the result of the restructuring charge taken in the first quarter of fiscal 1998 and an additional $1,700,000 of operating expenses recorded in the fourth quarter of fiscal 1998. In addition, store level margins improved during fiscal 1999 and comparable sales increased 1.5%. The current year's net loss is principally related to an increase in interest expense and general and administrative expenses.

  FISCAL YEAR ENDED JANUARY 28, 1998 COMPARED TO FISCAL YEAR ENDED JANUARY 29, 1997

     Net sales. Net sales for fiscal 1998 increased 16.0% to $22,982,000 from $19,812,000 for fiscal 1997. Net retail sales for fiscal 1998 increased 14.6% to $20,760,000 from $18,118,000 for fiscal 1997, despite the closure of 11 stores in fiscal 1998. Wholesale and mail order sales for fiscal 1998 increased 31.1% to $2,222,000 from $1,694,000 for fiscal 1997.

     The percentage increase in comparable coffeehouse sales comparing net sales for stores open during the full year in fiscal 1998 to net sales for the same stores in fiscal 1997 was 0.1%. The number of coffeehouses involved in this calculation ranged from 12 to 33, reflecting the number of stores added during fiscal 1997.

     Cost of sales and related occupancy costs. Cost of sales and related occupancy costs for fiscal 1998 increased to $11,458,000 from $9,263,000 for fiscal 1997. As a percentage of net sales, cost of sales and related occupancy costs increased to 49.9% for fiscal 1998 from 46.8% for fiscal 1997. This increase was primarily the result of increased costs related to higher green coffee prices, increased retail discounting, an increased percentage of wholesale sales as a percentage of total company sales as well as scheduled rent increases.

     Store operating expenses. For fiscal 1998, coffeehouse operating expenses, as a percentage of retail net sales, increased to 50.3% from 45.7% for fiscal 1997. The year-end one-time charge of $1.7 million, described above, accounted for 8.2% of retail net sales and more than offset decreases achieved during the year primarily as a result of improved labor scheduling methods.

     Other operating expenses. For fiscal 1998, other operating expenses, as a percentage of wholesale and other net sales, decreased to 13.0% from 14.2% for fiscal 1997. This decrease reflects the fact that the cost of the additional management and sales staff was more than offset by the growth in sales for the wholesale division.

     Depreciation and amortization. Depreciation and amortization increased to $1,785,000 for fiscal 1998 from $1,054,000 for fiscal 1997, principally due to the addition of depreciable assets related to new coffeehouses added during fiscal 1997 and the conversion costs of the acquired locations being depreciated for the full year.

     Provision for store closings and restructuring costs. On March 12, 1997, we announced that we were reviewing the performance of all coffeehouses to determine which units were not meeting management's long-term operational expectations. Subsequently, on April 29, 1997, we recorded an impairment provision and a restructuring charge of approximately $4.6 million in connection with the closure of 12 coffeehouses and other related expenses. Eleven of the original 12 coffeehouses identified for closure were closed in fiscal 1998 with leases terminated in most cases. In January 1998, the new management reviewed the progress of all retail operations and determined that one coffeehouse originally designated for closure would remain open. At year end, most of the lease terminations provided for in the restructuring had been completed at a lower cost than originally anticipated. As a result of these two factors, management determined that the remaining restructuring reserve could be reduced by $648,000.

     General and administrative expenses. As a percentage of net sales, general and administrative expenses increased to 17.4% in fiscal 1998 from 10.1% for fiscal 1997, due to the addition of senior executive personnel and other resources required to manage the business more effectively, turn Diedrich Coffee around and position it for future growth.

     Interest expense. Interest expense decreased to $182,000 for fiscal 1998 from $190,000 for fiscal 1997.

     Income taxes. Net operating losses generated in fiscal 1998, fiscal 1997, fiscal 1994 and prior were carried back or forward, as the case may be, and utilized to offset the allowable portion of income tax in fiscal 1996. As of January 28, 1998, a net operating loss for federal income tax purposes of $8,007,000 is available to be utilized against future taxable income for years through fiscal 2013, subject to a possible annual limitation due to the change in ownership rules under the Internal Revenue Code.

     Net loss. The net loss for fiscal 1998 was $9,113,000 compared to net loss of $986,000 for fiscal 1997 due to the previously described factors.

LIQUIDITY AND CAPITAL RESOURCES

     Diedrich Coffee had a working capital deficit, as of January 27, 1999, of $655,000 compared to $959,000 at January 28, 1998. Cash used in operating activities totaled $351,000 for fiscal 1999 as compared to $2,489,000 for fiscal 1998.

     Net cash used in investing activities for fiscal 1999 totaled $1,523,000, which consisted entirely of capital expenditures for property and equipment. Net cash provided by financing activities for fiscal 1999 totaled $1,667,000. This consists of the net proceeds from the issuance of common stock and stock options exercised.

     On March 30, 1998, we agreed to a private placement of 200,000 shares of our common stock to Franchise Mortgage Acceptance Company, or FMAC, at a price of $6.375 (the stock's closing sale price for that day on the Nasdaq National Market). In addition, FMAC also received an option to purchase 100,000 additional shares of our common stock; this option may be exercised in increments of 25,000 shares or more and expires on April 3, 2000. The exercise prices of this option are as follows: 50,000 shares are exercisable at $10.00 per share and $12.50 per share, respectively. We completed this transaction on April 3, 1998.

     We announced on April 14, 1998 that we were in the process of obtaining a financing from FMAC to meet its expected capital requirements. After extensive discussions, we determined that the structure required by FMAC was not in our best interest. In anticipation of this possible outcome, we engaged an investment banker in November 1998 to seek alternative sources of capital.

     On April 6, 1999, Diedrich Coffee entered into a $1,000,000 loan agreement and security agreement with Amre Youness, a former director of Diedrich Coffee. All outstanding principal and interest is due and payable on April 6, 2000. The loan is secured by our assets with interest accruing and paid monthly at the prime rate plus 3%. In connection with the loan agreement, we issued warrants to Mr. Youness to purchase 70,000 shares of our common stock at a price of $5.625 per share.

     We believe that cash from operations, the additional loan described above and the net proceeds from this offering will be sufficient to finance the cash payment to Coffee People stockholders, to pay related fees and expenses and to satisfy our working capital needs at the anticipated operating levels for the next twelve months.

EFFECT OF NEW ACCOUNTING PRONOUNCEMENTS

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." or SOP 98-5. SOP 98-5 provides guidance on accounting for the costs of computer software developed or obtained for internal use. It is effective for fiscal years beginning after December 15, 1998. We currently do not have any computer software developed internally.

     In June 1998, FASB issues SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued. This statement established standards for derivative instruments and for hedging activities and requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. We have no instruments or transactions subject to this statement.

     In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." This statement requires that after the securitization of a mortgage loan held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed security as a trading security. This statement is not applicable to Diedrich Coffee.

YEAR 2000

     We are currently working to resolve the potential impact of the year 2000 on the processing of data-sensitive information by our computerized information systems. The year 2000 problem is the result of computer programs being written using two digits rather than four to define the applicable year. Any of our programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000, which could result in miscalculations or system failures. We are investigating the impact of the year 2000 problem on our business, including our operational, information and financial systems. Based on the preliminary review of our existing businesses, we do not expect the year 2000 problem, including the cost of making our computerized information systems year 2000 compliant, to have a material adverse impact on our financial position or results of operations in future periods. However, our inability to resolve all potential year 2000 problems in a timely manner could have a material adverse impact on Diedrich Coffee. We have also initiated communications with significant suppliers and key business partners on which we rely in an effort to determine the extent to which our business is vulnerable to the failure by these third parties' to remediate their year 2000 problems. Although we have not been informed of any material risks associated with the year 2000 problem on these entities, there can be no assurance that the computerized information systems of these third parties' will be year 2000 compliant on a timely basis. The inability of these third parties to remediate their year 2000 problems could have a material adverse impact on Diedrich Coffee.

     We will have to modify certain applications and replace some of the hardware used in the processing of financial information. In conjunction with these upgrades, which are expected to be completed by the end of June 1999, we believe we will have addressed any potential significant year 2000 issues. Total expenditures related to the upgrade of the information systems are expected to cost less than $20,000. As of January 27, 1999, we had incurred and expensed approximately $34,000 of expenditures consisting of internal staff costs, outside consulting and other expenditures related to this upgrade process. These costs are being funded through operating cash flows. To the extent possible, we will be developing and executing contingency plans designed to allow continued operation in the event of failure of our or third parties' computer information systems.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

  DERIVATIVE INSTRUMENTS

     We do not and have not invested in market risk sensitive instruments in fiscal 1999. From time to time, we enter into agreements to purchase green coffee in the future at prices to be determined within two to twelve months of the time of actual purchase. At January 27, 1999, these commitments totaled $1,135,000. These agreements are tied to specific market prices, defined by both the origin of the coffee and the month of delivery, but we have significant flexibility in selecting the date of the market price to be used in each contract. We do not use commodity based financial instruments to hedge coffee or any other commodity, as we believe there will continue to be a high probability of maintaining a strong correlation between increases in green coffee prices and the final selling prices of our products.

     We do not and have not used derivative financial instruments for any purpose, including hedging or mitigating interest rate risk.

  MARKET RISK

     Diedrich Coffee's market risk exposure with regard to financial instruments is to changes in the "prime rate" in the United States. We borrowed $2,500,000 at the prime rate plus 3 1/2%. At January 27, 1999, a hypothetical 100 basis point increase in the prime rate would result in additional interest expense of $25,000 on an annualized basis.

                     COFFEE PEOPLE SELECTED FINANCIAL DATA

     The selected financial data should be read in conjunction with "Coffee People Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes.

                                     OWNED BY BROTHERS(1)         OWNED BY SECOND CUP
                                   -------------------------   -------------------------
                                     FISCAL       39-WEEK        39-WEEK        FISCAL       FISCAL      36 WEEKS      36 WEEKS
                                   YEAR ENDED   PERIOD ENDED   PERIOD ENDED   YEAR ENDED   YEAR ENDED      ENDED         ENDED
                                    DEC. 30,     SEPT. 29,       JUN. 29,      JUN. 28,     JUN. 27,     MARCH 7,      MARCH 6,
                                      1994          1995           1996          1997         1998         1998          1999
                                   ----------   ------------   ------------   ----------   ----------   -----------   -----------
                                                                                                        (UNAUDITED)   (UNAUDITED)
                                                       (DOLLARS IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Franchise revenues.............   $ 6,804       $ 3,442        $ 4,971       $ 5,869      $ 6,035       $ 4,584       $ 4,756
  Retail sales...................     8,935         4,704          6,657         7,631       11,436         6,891        22,429
  Wholesale sales................    15,054         8,595         13,329        17,079       17,580        14,020        12,944
                                    -------       -------        -------       -------      -------       -------       -------
        Total revenues...........    30,793        16,741         24,957        30,579       35,051        25,495        40,129
Expenses:
  Cost of goods sold.............    16,240         9,614         14,389        18,494       19,296        13,210        18,384
  Store and other operating
    expenses.....................     5,993         4,081          4,779         6,080        8,231         5,735        15,605
  Depreciation and
    amortization.................     1,837         1,127            978         1,152        1,811         1,109         1,152
  General and administrative
    expenses.....................     6,288         4,552          2,825         5,458        4,079         2,131         3,052
  Provision for store closures...        --            --             --           580           --            --            --
  Acquisition and integration
    expenses.....................        --            --             --            --          437            --           950
                                    -------       -------        -------       -------      -------       -------       -------
        Total expenses...........    30,358        19,374         22,971        31,764       33,854        22,185        39,143
                                    -------       -------        -------       -------      -------       -------       -------
Income (loss) from operations....       435        (2,633)         1,986        (1,185)       1,197         3,310           986
Interest and other income........        --            --            203           426          315           207            92
Interest expense.................       351           888             --            --           46            --           368
                                    -------       -------        -------       -------      -------       -------       -------
Income (loss) before income
  taxes..........................        84        (3,521)         2,189          (759)       1,466         3,517           710
Income tax provision (benefit)...       383            --            965             4          728         1,512           310
Cumulative effect of change in
  accounting principle...........        --            --             --          (427)          --            --            --
                                    -------       -------        -------       -------      -------       -------       -------
Net income (loss)................   $  (299)      $(3,521)       $ 1,224       $(1,190)     $   738       $ 2,005       $   400
                                    =======       =======        =======       =======      =======       =======       =======
Net income (loss) per
  share -- basic and diluted:
  Income (loss) before cumulative
    effect of change in
    accounting principle.........                                $   .16       $  (.10)     $   .09       $  0.27       $  0.04
  Cumulative effect of change in
    accounting principle.........                                     --          (.06)          --            --            --
                                                                 -------       -------      -------       -------       -------
  Net income (loss)..............                                $   .16       $  (.16)     $   .09       $   .27       $  0.04
                                                                 =======       =======      =======       =======       =======

BALANCE SHEET DATA:
Working capital (deficiency).....    (3,227)       (7,741)         7,777        10,802        5,277        15,074         6,285
Total assets.....................   $51,636       $46,043        $40,219       $38,923      $55,695       $40,746       $54,288
Long-term debt obligations, less
  current portion................        84            25             --            --        3,798            --         2,727
Total stockholders' equity.......    35,419        31,898         35,487        34,297       43,502        37,840        43,919

-------------------------
(1) Due to the September 30, 1995 acquisition of Gloria Jean's Inc., formerly Edglo Enterprises, by Second Cup, the financial statements of Coffee People are not comparable to those of the prior periods.

             COFFEE PEOPLE MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     As of March 6, 1999, Coffee People had 254 franchised and 26 company-operated stores operating under the Gloria Jean's brand in 38 states, one U.S. territory, and six foreign countries, 26 company-operated stores operating in Oregon under the Coffee People brand and one franchised and 13 company-operated stores operating in Arizona under the Coffee Plantation brand. Coffee People also operates a coffee roasting facility in Castroville, California.

     Gloria Jean's retail outlets generally offer a full range of gourmet coffees, hot and cold beverages, teas, and food, as well as a variety of related gifts, supplies, equipment and accessories. Coffee People (Oregon) and Coffee Plantation stores sell coffee beverages, coffee beans, cookies, pastries and coffee related merchandise.

     The merger between Coffee People and Gloria Jean's on May 19, 1998 was accounted for as a reverse merger in which Gloria Jean's was treated as the acquiror for financial reporting purposes. As a result of this accounting treatment, the historical financial statements of Gloria Jean's became the historical financial statements of the combined company. Also consistent with this accounting treatment, the fiscal year end for Coffee People was changed from December 31 to the last Saturday in June, to conform to the year-end used by Gloria Jean's.

     Because of the reverse merger accounting treatment, the financial results for the twenty-six week periods ended March 6, 1999 reflect the operations of the combined companies while the financial results for the twenty-six week periods ended March 7, 1998 reflect the operations of Gloria Jean's only. Because the merger closed on May 19, 1998, approximately six weeks before the 1998 fiscal year-end, the operating results attributable to the acquired Coffee People (Oregon) and Coffee Plantation operations have had only a limited impact on the overall operating results of the combined company for the fiscal year ended June 27, 1998. Certain costs associated with the acquisition and integration of Coffee People operations have been accounted for as acquisition and integration expenses.

     On March 16, 1999, Coffee People signed a merger agreement with Diedrich Coffee that contemplates the acquisition of Coffee People by Diedrich Coffee. The acquisition will occur through a merger in which Coffee People will become a wholly-owned subsidiary of Diedrich Coffee. The merger's completion is subject to a number of conditions, including:

     - obtaining sufficient funds to finance the cash payment to Coffee People stockholders in the merger;

     - Coffee People and Diedrich Coffee stockholder approval; and

     - regulatory approval.

     If these conditions are met, the merger is expected to close during the summer of 1999.

RESULTS OF OPERATIONS

  THIRTY-SIX WEEKS ENDED MARCH 6, 1999 COMPARED TO THIRTY-SIX WEEKS ENDED MARCH 7, 1998

     Revenues. Total revenues increased 57.4% to $40,129,000 for the thirty-six week period ended March 6, 1999, from $25,495,000 for the same period in fiscal 1998. The increase in total revenues was due primarily to an increase in retail sales from company-operated stores, offset by a decrease in wholesale revenue.

     Retail sales at company-operated stores increased 225.5% to $22,429,000 for the fiscal 1999 thirty-six week period from $6,891,000 in the fiscal 1998 thirty-six week period. The increase in retail sales was due primarily to sales of $16,563,000 at the Coffee People (Oregon) and Coffee Plantation stores acquired on May 19, 1998.

     Wholesale revenue consists primarily of sales of roasted coffee and other products and supplies to franchisees. Wholesale revenue decreased 7.7% to $12,944,000 for the thirty-six weeks ended March 6, 1999 from $14,020,000 for the same thirty-six week period in fiscal 1998. The decrease was primarily due to decreased sales to franchise stores because of lower sales volume and a shift from the sale of whole beans to drink sales.

     Franchise revenue consists primarily of initial franchise fees and royalties received by Coffee People on sales made at each franchise location. Franchise revenue increased 3.8% to $4,756,000 for the thirty-six week period ended March 6, 1999 from $4,584,000 for the same thirty-six week period in fiscal 1998. The components of this increase were an increase in franchise and other fees in the amount of $202,000, offset by a reduction of $30,000 in royalty revenue. The increase in franchise fees was primarily from a territory fee in the amount of $150,000 and a Coffee Plantation initial franchise fee in the amount of $50,000. Royalty revenues remained relatively constant at $4,050,000 in 1999 compared to $4,080,000 for the same period in 1998, due primarily to the addition of one Coffee Plantation store and eight international stores, offset by a decrease of five domestic stores.

     Costs and Expenses. Cost of goods sold increased 39.2% to $18,384,000 for the thirty-six weeks ended March 6, 1999, from $13,210,000 in the same period of fiscal 1998, due to increases associated with the increase in retail sales attributed to the Coffee People (Oregon) and Coffee Plantation stores acquired on May 19, 1998. Cost of goods sold as a percentage of corporate store sales and wholesale revenue decreased to 52.0% in the thirty-six week period ended March 6, 1999, from 63.2% in the thirty-six week period ended March 7, 1998. The decrease was due primarily to a more favorable cost relationship associated with retail sales generated at the Coffee People (Oregon) and Coffee Plantation stores acquired on May 19, 1998.

     Store and other operating expenses increased 172.1% to $15,605,000 in the thirty-six week period ended March 6, 1999, from $5,735,000 in the same period of fiscal 1998. The increase was due primarily to store operating expenses attributable to the Coffee People (Oregon) and Coffee Plantation stores acquired on May 19, 1998, increased store operating expenses at Gloria Jean's company-operated stores, and increased franchise administration expenses necessary to support the planned growth in the franchise business. As a percentage of total revenues, store and other operating expenses increased to 38.9% in the fiscal 1999 thirty-six week period from 22.5% in the fiscal 1998 thirty-six week period.

     Depreciation and amortization increased 3.9% to $1,152,000 in the thirty-six week period ended March 6, 1999 from $1,109,000 in the thirty-six week period ended March 7, 1998. Depreciation and amortization increased primarily due to an increase in goodwill amortization resulting from the reverse merger with Gloria Jean's. As a percentage of total revenues, depreciation and amortization expense decreased to 2.9% for the thirty-six week period ended March 6, 1999 from 4.3% in the same thirty-six week period of fiscal 1998. The decrease in depreciation was due primarily to the suspension of depreciation at the Gloria Jean's company-operated stores, which are being held for sale to franchisees.

     General and administrative expenses increased 43.2% to $3,052,000 in the thirty-six week period ended March 6, 1999 from $2,131,000 in the same period of fiscal 1998 primarily because of general and administrative infrastructure acquired as part of the Coffee People acquisition completed in May 1998. Additionally, general and administrative expenses were favorably impacted in 1998 due to a reimbursement of pre-merger related expenses from Brothers Gourmet Coffee in the amount of $276,000. As a percentage of total revenues, general and administrative expenses decreased to 7.6% in the fiscal 1999 thirty-six week period compared to 8.4% for the same period in fiscal 1998.

     Acquisition and integration expenses amounted to $950,000 in the fiscal 1999 thirty-six week period. This consists of $799,000 in one-time costs associated with integrating Coffee People operations and a portion of costs associated with exiting certain Coffee People activities, including relocating the administrative function from Beaverton, Oregon to Castroville, California and franchising Coffee People (Oregon) and Coffee Plantation retail stores, and $151,000 in expenses relating to the anticipated merger with Diedrich Coffee.

     Interest and Other Income. Interest income as a percentage of total revenues decreased to 0.2% for the thirty-six week period ended March 6, 1999 from 0.8% for the same period in fiscal 1998, due to the overall increase in revenues and a reduction in cash balances available for short-term investment in interest-bearing instruments.

     Interest Expense. Interest expense as a percentage of total revenues increased to 0.9% for the thirty-six week period ended March 6, 1999 from 0.0% for the same period in fiscal 1998, as a result of interest incurred on long-term debt obligations acquired as part of the Coffee People acquisition on May 19, 1998 and the November 1998 sale-leaseback transaction.

     Income Taxes. The provision for income taxes was $310,000 for the thirty-six week period ended March 6, 1999, compared to $1,512,000 for the same period in fiscal 1998. The effective tax rates of 43.7% for the thirty six week period ended March 6, 1999 and 43.0% for the thirty six week period ended March 7, 1998, result from federal and state income taxes and nondeductible goodwill amortization.

  FISCAL YEAR ENDED JUNE 27, 1998 COMPARED TO FISCAL YEAR ENDED JUNE 28, 1997

     Revenues. Total revenues increased 14.6% to $35,051,000 for the fiscal year ended June 27, 1998, from $30,579,000 for the fiscal year ended June 28, 1997. The increase in total revenues was due primarily to an increase in retail sales from company-operated stores.

     Retail sales at company-operated stores increased 49.9% to $11,436,000 for the 1998 fiscal year from $7,631,000 in the 1997 fiscal year. The increase in retail sales was due primarily to sales of $2,406,000 at Coffee People (Oregon) and Coffee Plantation stores acquired on May 19, 1998, and to an increase in the weighted average number of company-operated Gloria Jean's stores -- 31 during the fiscal year ended June 27, 1998 as compared to 25 during the fiscal year ended June 28, 1997.

     Wholesale sales consist primarily of sales of roasted coffee and other products and supplies to franchisees. Wholesale sales for the fiscal year ended June 27, 1998 increased 2.9% to $17,580,000 for the fiscal year ended June 27, 1998 from $17,079,000 for the fiscal year ended June 28, 1997. This increase was due to increased sales of coffee beans as a result of new franchisees as well as a general price increase for products sold to franchised stores.

     Franchise revenues consist primarily of initial franchise fees and royalties received by Gloria Jean's on sales made at each franchise location. Franchise revenue increased 2.8% to $6,035,000 for the fiscal year ended June 27, 1998 from $5,869,000 for the fiscal year ended June 28, 1997. The components of this increase were a 27.7% increase in franchise fees to $640,000 in the 1998 fiscal year from $501,000 in the 1997 fiscal year and a 0.5% increase in royalties to $5,395,000 in the 1998 fiscal year from $5,368,000 in the 1997 fiscal year. The increase in franchise fees was due to an increase in the number of new stores franchised during the 1998 fiscal year over the number franchised in the 1997 fiscal year. The increase in royalties was due to an increase in the number of franchised stores, which was offset by a decline of approximately one percent in comparable store sales at franchised stores.

     Costs and expenses. Cost of goods sold increased 4.3% to $19,296,000 for the fiscal year ended June 27, 1998, from $18,494,000 in the fiscal year ended June 28, 1997, due to increases associated with the increases in retail sales. These increases were partially offset by a reduction in cost of goods sold associated with wholesale sales. Cost of goods sold as a percentage of retail and wholesale sales decreased to 66.5% in the fiscal year ended June 27, 1998, from 74.8% in the fiscal year ended June 28, 1997, due primarily to improvements in production controls, plant efficiencies and a general increase in prices on sales of products to franchised stores and also due to a more favorable cost relationship associated with retail sales generated at the Coffee People (Oregon) and Coffee Plantation stores acquired on May 19, 1998. Product costs as a percentage of retail sales are lower at Coffee People (Oregon) and Coffee Plantation stores than at Gloria Jean's company-operated stores.

     Store and other operating expenses increased 35.4% to $8,231,000 in the fiscal year ended June 27, 1998, from $6,080,000 in the fiscal year ended June 28, 1997, primarily as a result of increased store operating expenses at Gloria Jean's company-operated stores and store operating expenses attributable to the Coffee People (Oregon) and Coffee Plantation stores acquired on May 19, 1998, and also to an increase in operating expenses associated with franchise administration. These increases were partially offset by a decline in franchise bad debt expense due to improved credit and collection efforts. As a percentage of total revenues, store and other operating expenses increased to 23.5% in the 1998 fiscal year from 19.9% in the 1997 fiscal year.

     Depreciation and amortization increased 57.2% to $1,811,000 in the fiscal year ended June 27, 1998 from $1,152,000 in the fiscal year ended June 28, 1997, due to depreciation and amortization expense associated with the Coffee People (Oregon) and Coffee Plantation stores acquired in May 1998 and an increase in depreciation associated with new company-operated Gloria Jean's stores opened during the year. These Gloria Jean's company-operated store assets were depreciated until Coffee People decided at the end of fiscal year 1998 to actively market all company-operated stores to franchisees. As a percentage of total revenues, depreciation and amortization expense increased to 5.2% for the fiscal year ended June 27, 1998 from 3.8% in the fiscal year ended June 28, 1997, primarily due to depreciation and amortization associated with the increased number of company-operated stores opened or acquired during the year, which generally have higher depreciation expense as a percentage of retail sales.

     General and administrative expenses decreased to $4,079,000 in the 1998 fiscal year from $5,458,000 in the 1997 fiscal year primarily as a result of expenses charged to general and administrative expense during the 1997 fiscal period which were not incurred in the 1998 fiscal period, and as a result of a $643,000 reimbursement received from Brothers in fiscal year 1998 in connection with indemnification agreements associated with the 1995 acquisition of the Gloria Jean's business from Brothers. The Brothers reimbursement in fiscal year 1998 represents a recovery of costs previously charged to general and administrative expenses. Charges incurred in fiscal year 1997 that were not incurred in fiscal year 1998 consisted of $420,000 associated with the reacquisition and closure of a Gloria Jean's store pursuant to a repurchase agreement and expenses associated with building a new management team and implementing systems, standards and controls throughout the organization. General and administrative expense reductions in fiscal year 1998 were offset somewhat by general and administrative expense increases arising as a result of the Coffee People acquisition completed in May 1998. In addition, during fiscal years 1998 and 1997, Coffee People recorded charges to general and administrative expense of $223,000 and $198,000, respectively, for costs associated with the write down of certain Gloria Jean's company-operated store assets. General and administrative expenses as a percentage of total revenues decreased because of the foregoing factors to 11.6% in the 1998 fiscal year from 17.8% in the 1997 fiscal year.

     Provision for store closures. Coffee People took a charge of $580,000 in fiscal year 1997 to provide for the closure of eight company-operated Gloria Jean's stores. Costs relating to these stores incurred during the fiscal year ended June 27, 1998 were $530,000. These costs were charged against the accrual established at the end of the 1997 fiscal year. As of June 27, 1998, five of the eight stores had been disposed of pursuant to lease termination agreements.

     As of June 27, 1998, all of the Gloria Jean's company-operated stores are held for sale to franchisees. For the 1998 fiscal year, revenues and operating losses for these stores were $9,030,000 and $(1,204,000), respectively. While management intends to sell these stores during fiscal year 1999, there can be no assurance that all of these actions can be taken by Coffee People or that, if taken, such actions will improve Coffee People's financial position, results of operations or cash flows.

     Acquisition and integration expenses. Acquisition and integration expenses of $437,000 consist of costs associated with integrating Coffee People operations and a portion of costs associated with exiting Coffee People activities, including relocating the administrative functions from Beaverton, Oregon to Castroville, California and franchising Coffee People (Oregon) and Coffee Plantation retail stores. The exit costs have been capitalized and recorded as an increase to goodwill to the extent of Second Cup's 69.4% ownership interest. The remaining exit costs have been expensed and are included in acquisition and integration expenses.

     Interest and other income. Interest and other income as a percentage of total revenues decreased to 0.9% for the fiscal year ended June 27, 1998 from 1.4% for the fiscal year ended June 28, 1997, due to a reduction in interest-bearing loans receivable from an affiliated company resulting from the repayment of such loans in fiscal year 1997.

     Interest expense. Interest expense as a percentage of total revenues was 0.1% for the fiscal year ended June 27, 1998, as a result of interest incurred on long-term debt obligations acquired as part of the Coffee People acquisition on May 19, 1998, and there was no interest expense in the fiscal year ended June 28, 1997.

     Income taxes. The provision for income taxes increased to $728,000 for the fiscal year ended June 27, 1998, from $4,000 for the fiscal year ended June 28, 1997, due to Coffee People generating taxable income during the 1998 period. The effective tax rate of 49.7% for fiscal year 1998 primarily results from federal and state income taxes and nondeductible goodwill amortization.

 FIFTY-TWO WEEK PERIOD ENDED JUNE 28, 1997 COMPARED TO THE THIRTY-NINE WEEK PERIOD ENDED JUNE 29, 1996.

     The data presented for fiscal year 1996 consists of the thirty-nine week period ended June 29, 1996, due to the acquisition of Gloria Jean's by Second Cup effective September 30, 1995. Fiscal year 1997 consists of a full fifty-two weeks. Approximately 30% to 35% of annual sales typically occur in the eight week period preceding the year-end holidays. This seasonal trend together with the substantial differences arising from the comparison of two periods of differing lengths should be considered when reviewing the following discussion.

     Revenues. Total revenues increased 22.5% to $30,579,000 for the fiscal year ended June 28, 1997 from $24,957,000 for the 39 week period ended June 29, 1996, due primarily to the impact of a full year of reported results in 1997 versus thirty-nine weeks in 1996. An additional 14 new franchises opened during fiscal year 1997 also contributed to the increases in wholesale and other revenue and franchise revenues. Retail sales increased to $7,631,000 for the fiscal year ended June 29, 1997 from $6,657,000 for the thirty-nine week period ended June 29, 1996. Wholesale and other revenues increased to $17,079,000 for the fifty-two week period ended June 28, 1997 from $13,329,000 for the period ended June 29, 1996. Franchise revenues increased to $5,869,000 for the 1997 period from $4,971,000 for the thirty-nine week period ended June 29, 1996.

     Costs and expenses. Cost of goods sold increased to $18,494,000 for the fifty-two week period ended June 28, 1997 from $14,389,000 for the thirty-nine week period ended June 29, 1996. Cost of goods sold increased to 74.8% as a percentage of retail and wholesale sales for the 1997 period from 72.0% for the 1996 period due primarily to a write down of approximately $600,000 for holiday gift pack inventory, which did not meet Gloria Jean's quality standards, and due to a larger number of underperforming company-operated stores that had poor operating efficiencies and higher coffee costs.

     Store and other operating expenses increased to $6,080,000 for the 1997 period from $4,779,000 for the 1996 period. Store and other operating expenses as a percentage of total revenues increased to 19.9% in 1997 from 19.2% in 1996 primarily due to a larger number of underperforming company-operated stores incurring higher operating expenses.

     General and administrative expenses increased to $5,458,000 for the period ended June 28, 1997 from $2,825,000 for the period ended June 29, 1996. General and administrative expenses as a percentage of total revenues increased to 17.8% in 1997 from 11.3% in 1996, due primarily to the investment undertaken in building a new management team and implementing improved systems, standards and controls throughout the organization. The increase also related to a $198,000 write-down to market value of assets at company-operated stores which were held for sale and a provision of $420,000 related to reacquisition and store closure costs associated with a repurchase agreement.

     Provision for store closures. The provision for store closures of $580,000 consisted primarily of lease termination costs for eight of the company-operated stores held for disposal. As of June 28, 1997, management determined it was not feasible to sell these stores and implemented a plan to close them during fiscal year 1998.

     Revenues and operating income (losses) for the 24 company-operated stores held for disposal, including the eight company-operated stores slated for closure at June 28, 1997, were $7,051,000 and $(368,000) respectively, for the fiscal year ended June 28, 1997 and $5,592,000 and $176,000, respectively, for the thirty-nine week period ended June 29, 1996.

     Cumulative effect of change in accounting principle. Effective as of the beginning of fiscal year 1997, Gloria Jean's adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"). The initial application of SFAS 121 to long-lived assets held for disposal at June 29, 1996 resulted in a non-cash charge of $427,000 (net of tax benefit of $262,000), which represents the adjustment required to remeasure such assets at the lower of carrying amount or fair value less costs to sell. Long-lived assets held for disposal consist of leasehold improvements and furniture and other property at company-operated stores, which were held for sale. Assets held for disposal at June 28, 1997 had an adjusted carrying value of $1,560,000.

     Income taxes. The provision for income taxes decreased to $4,000 for the fiscal year ended June 28, 1997 from $965,000 for the thirty-nine week period ended June 29, 1996. The decrease is due to Gloria Jean's reporting a net loss before income taxes during fiscal 1997 as compared to income before income taxes during the thirty-nine week period ended June 29, 1996. The effective income tax rate decreased to 0% during fiscal year 1997 from 44.1% during the thirty-nine week period ended June 29, 1996. During fiscal 1997, the federal and state income tax benefit from the loss before income taxes was offset by amortization of nondeductible goodwill and the write-off of an uncollectible income tax receivable. During the thirty-nine week period ended June 29, 1996, the effective income tax rate was comprised of federal and state income taxes and amortization of nondeductible goodwill.

     During fiscal 1997, management determined that no valuation allowance was required for Gloria Jean's deferred tax assets of $2,592,000 since, based on internal forecasts, management believes it is more likely than not the deferred tax assets will be realized through future taxable income. The adjustment to the valuation allowance during fiscal 1997 of $1,619,000 was recorded as a reduction in goodwill since the prior year's valuation allowance related to net operating loss carry forwards acquired from Brothers.

LIQUIDITY AND CAPITAL RESOURCES

     As of March 6, 1999, all seven of the Coffee People (Oregon) stores located outside of Oregon that Coffee People had identified for closure or disposition in its quarter ended June 30, 1997 had been closed. Of these stores, three had been sold and their store leases assigned and one store lease had been terminated by agreement. Eight Gloria Jean's stores were identified for disposal during fiscal year 1997. Five were disposed of during fiscal year 1998 pursuant to lease termination agreements. Of the three remaining Gloria Jean's stores, one was disposed of after June 27, 1998 pursuant to a lease termination agreement and two remain open. Coffee People continues to make payments on the lease obligations for the three remaining Coffee People stores and for the two remaining Gloria Jean's stores. Coffee People will continue to make cash outlays for these stores for such items as rent, utilities and insurance until such time as it is able to sell the stores or until it can negotiate satisfactory arrangements with landlords for re-leasing the store premises or for otherwise terminating the leases. Such costs are charged against the accrual for store closures. There can be no assurance that Coffee People will be successful at selling these stores or in negotiating with landlords for the re-leasing of the store premises or for terminating the leases. If Coffee People is not successful in these efforts, such cash outlays could continue for an indeterminate period during the term of the store leases. Coffee People is working with local real estate brokers to market, re-lease or sublease these stores. The lease terms for these stores range from two and one-half to nine years with expiration dates ranging from January 2001 through May 2007. Minimum future rental payments as of March 6, 1999 under the five leases total $1,272,000.

     As of March 6, 1999, Coffee People had $2,773,000 in cash and equivalents.

     Coffee People had working capital of $6,285,000 as of March 6, 1999, as compared to working capital of $5,277,000 at June 27, 1998.

     For the thirty-six week period ended March 6, 1999, cash provided by operating activities was $398,000, as compared to cash provided by operating activities of $2,875,000 for the same period in fiscal 1998. Cash provided by operating activities for the thirty-six week period ended March 6, 1999, consisted primarily of net income and depreciation, offset by accrued liabilities, prepaid expenses and a decrease in payable to a related party.

     For the thirty-six week periods ended March 6, 1999 and March 7, 1998, net cash used in investing activities was $266,000 and $1,302,000, respectively, primarily as a result of the purchase of property, plant and equipment offset by proceeds from disposal of equipment.

     For the thirty-six week period ended March 6, 1999, Coffee People had cash used in financing activities of $181,000, primarily as a result of borrowings under long-term debt and a capital lease obligation in the amount of $2,334,000, offset by principal payments on long-term debt in the amount of $2,525,000. For the thirty-six week period ended by March 7, 1998, Coffee People had neither cash used nor generated by financing activities.

     Coffee People has a line of credit with one of its primary banks providing for borrowings through August 1, 1999 of up to $500,000. Borrowings bear interest at the rate of 0.5% over the bank's reference rate, which was 7.75% as of March 6, 1999, and are secured by substantially all of Coffee People's assets, including accounts receivable, inventory trade fixtures and equipment. As of March 6, 1999, there were no borrowings outstanding under the line of credit; however, $73,000 of the line was reserved for a letter of credit dated September 1998.

     At the time of the merger with Gloria Jean's, Coffee People entered into a loan agreement with The Second Cup Ltd., which provides for a credit facility of up to $4,000,000 over a five year term. The facility expires May 19, 2003. The interest rate for amounts drawn under the line is 11.5%. As of March 6, 1999, Coffee People had no borrowings under this agreement.

     On November 24, 1998, Coffee People entered into a sale-leaseback transaction involving equipment at twelve company-operated Gloria Jean's retail stores. The $922,000 proceeds received by Coffee People from the lease transaction were used for working capital and general corporate purposes. The interest rate on the capital lease obligation is 10.5%. The capital lease assets are recorded in property, plant and equipment. At the end of the lease term, Coffee People has an option to purchase the equipment for the greater of fair market value or 10% of the lessor's original cost, or renew the lease for an additional eight months.

     Coffee People believes that anticipated cash flow from operations, existing cash and bank debt and the credit facility will be sufficient to meet its cash requirements through the end of the next twelve months.

SEASONALITY

     Coffee People's business is subject to seasonal fluctuations, due to seasonal changes and general economic conditions, among other factors. Historically, net sales from Coffee People (Oregon) stores have been highest during the first and fourth fiscal quarters, which include the spring and summer months. Gloria Jean's highest sales and earnings have historically occurred in the second and third fiscal quarters, which include the peak holiday shopping months. Coffee Plantation sales are also seasonal with higher sales and earnings occurring in the second and third fiscal quarters when the weather is cooler and more favorable to drinking hot beverages.

     In addition, quarterly results have been substantially affected by the timing of new store openings. This trend is likely to continue. Because of the seasonality of Gloria Jean's business and the impact of new store openings, results for any quarter do not necessarily indicate the results that may be achieved for a full fiscal year, and cannot be used to indicate financial performance for an entire year.

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

YEAR 2000

     The "year 2000 problem" refers to the possible failure of many computer systems that may arise as a result of many existing computer programs using only the last two digits to refer to a year. Coffee People has undertaken an initial review of the potential effects on it of the year 2000 problem. These potential problems are being addressed on a system-by-system basis.

     Coffee People has determined that its general accounting system, which includes invoicing, accounts receivable and inventory control, must be upgraded to make the system year 2000 compliant. Coffee People estimates that the cost of upgrading the accounting system will be approximately $10,000 and that the upgrade will be completed before the end of the current fiscal year. As of December 12, 1998, Coffee People had expended approximately $5,000 to remedy this problem.

     Coffee People is continuing to review its information technology hardware and software, including personal computers, application and network software for year 2000 compliance readiness. The review process entails evaluation of hardware/software and testing. Coffee People believes its information technology review will be completed by the end of the current fiscal year. While the review process is ongoing, Coffee People believes that the cost to bring its information technology systems into year 2000 compliance will be under $50,000 and it does not foresee any material difficulties with completing the necessary changes before January 1, 2000.

     Coffee People expects that its review of non-information technology systems (including voice communications and security) will be completed before the end of the current fiscal year. The estimated cost to remedy non-information technology systems is not expected to be material.

     Coffee People expects that the source of funds for evaluation and remediation of year 2000 compliance issues will be cash flows from operations.

     Coffee People believes that its most significant internal risk posed by the year 2000 Problem is the possibility of a failure of its accounting system. If the accounting system were to fail, Coffee People would have to implement manual processes, which may slow the timeliness of information needed to manage the business. As discussed above, Coffee People plans to avoid this risk by upgrading its accounting systems; however, there can be no assurance that such actions will avoid problems that may arise.

     The third parties whose year 2000 problems could have the greatest effect on Coffee People are believed by Coffee People to be banks that maintain Coffee People's depository accounts and credit card processing systems, the company that processes Coffee People's payroll and which maintains Coffee People's human resource databases, and companies that supply or distribute coffee beans and other goods. Coffee People is in the process of confirming the state of year 2000 readiness of these parties. It is anticipated Coffee People will complete this process prior to the end of the fiscal year.

     Coffee People is in the process of developing a contingency plan to address potential year 2000 problems. The contingency plan is anticipated to be completed prior to the end of the fiscal year.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

  DERIVATIVE INSTRUMENTS

     The supply and price of green coffee beans is subject to significant volatility, generally caused by multiple factors beyond Coffee People's control, including weather, political and economic conditions in coffee producing countries, and other supply-related matters. Because Coffee People's coffee roasting operation supplies products to franchisees on a cost-plus basis, Coffee People believes that its gross profit on wholesale sales is generally insulated from the risk of volatility in prices of green coffee beans, except to the extent that such fluctuation affects the demand for specialty coffee. Company-operated stores are not so similarly insulated. In addition, other factors may affect gross profit, such as production efficiencies or inefficiencies, including roasting shrinkage, and write-offs of excess coffee inventories. During fiscal year 1997, worldwide coffee prices increased significantly.

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

     In order to avoid speculation on spot coffee prices, Coffee People typically undertakes to lock in the cost of a portion of its future coffee purchases by entering into contracts to purchase green coffee over future periods at fixed prices, or at future prices to be determined within one to 12 months from the time of the actual purchase. At March 6, 1999, these purchase commitments totaled approximately $2,930,000 for approximately 2,540,000 pounds of green coffee, at an average contract cost per pound of $1.21. These commitments together with existing inventory represent approximately 80% of Coffee People's estimated coffee requirements through March 3, 2000. These commitments are not currently favorable to market at March 6, 1999, as the current market price for a pound of green coffee is approximately $1.03 per pound.

     Coffee People does not use commodity based financial instruments to hedge coffee purchases.

  FINANCIAL MARKET RISK

     Coffee People does not maintain a substantial investment portfolio. However, it does have arrangements with its primary bank to invest monies on deposit in overnight repurchase agreements and in other marketable short-term securities with maturities of generally less than 90 days. Based upon the current portfolio, a 100 basis point move in short-term interest rates would not have a material effect on Coffee People's financial condition or results of operations.

     Coffee People's principal market risk with respect to its financial debt instruments is to changes in the prime rate charged by major banks in the United States and to other benchmark rates to which interest rates under Coffee People's loan agreements may be tied. In June 1998, Coffee People elected to have a portion of its term loan with Bank of America bear interest at 2.25% over IBOR, an offshore rate used by the bank that is similar to LIBOR. Under the current arrangement, this rate will be adjusted periodically.

     On April 9, 1999, Coffee People elected to have the interest rate on $3,000,000 of its term loan continue to be referenced to the IBOR. The rate on has been fixed at 7.18% through May 10, 1999. The rate on the remaining balance of $674,500 is 8.25%, 0.5% over the bank's prime rate of 7.75% as of March 6, 1999. At March 6, 1999, a 100 basis point increase in the IBOR would result in additional interest expense of $30,000 on an annualized basis. A return to the 8.25% floating rate tied to the prime rate, which was 7.75% at March 6, 1999, would have a similar impact on Coffee People's results of operations.

                                    BUSINESS

GENERAL

     Diedrich Coffee roasts and sells specialty coffee beans for its retail and wholesale customers. We also sell brewed coffee, espresso-based beverages such as cappuccinos, lattes, mochas and espressos and various blended drinks through our 40 company-owned retail locations and two franchised retail locations in California, Texas and Colorado. To complement beverage sales, we sell light food items, whole bean coffee and accessories through our coffeehouses. In addition, we have over 300 wholesale accounts with businesses and restaurant chains, such as Ruth's Chris Steakhouses, El Torito, Claim Jumper and Islands Restaurants. We differentiate ourselves from other specialty coffee producers by roasting our coffee beans in accordance with proprietary recipes developed over three generations by the Diedrich family. Our roasting recipes take into account the specific variety, origin and physical characteristics of each coffee bean to maximize its unique flavor.

     On March 16, 1999, we entered into a merger agreement with Coffee People, Inc. Upon completion of the merger, Coffee People will be a wholly-owned subsidiary of Diedrich Coffee. Coffee People is a specialty coffee retailer with 320 franchised and company-owned retail locations throughout the United States and in six foreign countries. The common stock of Coffee People is currently traded on the Nasdaq SmallCap market under the symbol "MOKA." After the merger with Coffee People, Diedrich Coffee will be the second largest specialty coffee company in the United States with annual systemwide sales of more than $150 million through 363 retail outlets in 38 states and seven countries. In addition to its network of retail outlets, Coffee People operates a large coffee roasting facility located in Castroville, California.

     We believe that as the specialty coffee market has matured, distinct segments have emerged: espresso/coffee bars, coffeehouses and mall-based coffee stores. Espresso/coffee bars offer limited seating to facilitate quick customer turnover, are generally less than 1,200 square feet in size and are usually located in densely populated urban areas. Coffeehouses are generally greater than 1,200 square feet in size, located in suburban areas, and encourage customers to linger and enjoy a more relaxed, comfortable atmosphere. Mall-based coffee stores place a heavier emphasis on the sale of flavored whole bean coffee and coffee-related merchandise. Based on the number of domestic retail coffee locations, Starbucks is the leader in the espresso/coffee bar segment, Gloria Jean's is the leader in the mall-based coffee store segment and there is presently no leader in the coffeehouse segment. Our business objective is to become the leading specialty coffee company in both the coffeehouse and mall-based coffee store segments.

     We seek to differentiate our coffeehouses by offering our customers a broad line of superior tasting coffee products and a high level of personalized customer service, which generates strong sales and customer loyalty. Diedrich Coffee coffeehouses offer a warm, friendly environment specifically designed to encourage guests to linger with friends and business associates or to relax alone in comfort. Ample seating is augmented by cozy sofas and comfortable chairs to create intimate nooks for meeting and relaxing. The critical components of our coffeehouse concept include high quality, fresh roasted coffee and superior customer service by knowledgeable employees.

INDUSTRY OVERVIEW

     According to the National Coffee Association's 1999 study, 48% of Americans drink coffee. On average they drink 1.4 cups per day. The U.S. coffee market consists of two distinct product categories: (1) commercial ground roast, mass-merchandised coffee and (2) specialty coffees, which include gourmet coffees (premium grade arabica coffees sold in whole bean and ground form) and premium coffees (upscale coffees mass-marketed by the leading coffee companies). According to the National Coffee Association's 1999 study, 4.9% of U.S. consumers stated that they drank a specialty coffee "yesterday." This figure is up sharply from 3.3% in 1998.

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

     We believe that several factors have contributed to the increase in demand for gourmet coffee including:

        - greater consumer awareness of gourmet coffee as a result of its increasing availability;

        - increased quality differentiation over commercial grade coffees by consumers;

        - increased demand for all premium food products, including gourmet coffee, where the differential in price from the commercial brands is small compared to the perceived improvement in product quality and taste;

        - ease of preparation of gourmet coffees resulting from the increased use of automatic drip coffee makers and home espresso machines; and

        - the decline in alcoholic beverage consumption.

     The Specialty Coffee Association of America estimates that the number of specialty coffee beverage outlets in the United States jumped from approximately 200 in 1989 to approximately 4,000 in 1995, and projects this number to increase to over 10,000 by the end of 1999. We believe that, despite the increase in the number of specialty coffee stores, the market is highly fragmented and, with the exception of Starbucks with less than 20% of the total retail locations, remains relatively unbranded.

BUSINESS STRATEGY

     Our business objective is to become the leading specialty coffee company in both the coffeehouse and mall-based coffee store segments. Each element of Diedrich Coffee's business strategy is designed to differentiate and reinforce our brand identity by offering our customers a broad line of superior tasting coffee products and a high level of customer service, which generates strong sales and customer loyalty. The key elements of this strategy include:

     High Quality, Fresh Proprietary Roasted Coffee. To deliver and serve the high quality coffee for which Diedrich Coffee is known, two essential elements are required: (1) using the finest quality green coffee beans and (2) ensuring that these are freshly roasted, using proprietary recipes.

     Superior Customer Service. The friendliness, speed and consistency of the service and the coffee knowledge of our employees are critical to developing Diedrich Coffee's quality brand identity and to building a loyal customer base. We emphasize identifying, hiring and retaining employees and invest substantial resources in training them in personalized customer service, sales skills, coffee knowledge and beverage preparation. Our store employees receive ongoing customer service training as part of our efforts to enable employees to take on increasing levels of responsibility within stores. We are able to provide fast, efficient morning service in coffeehouses and through conveniently located carts and kiosks.

     Brand Marketing. Our marketing strategy is to differentiate our concept and create brand name recognition based upon the quality of our coffee products and the image of our coffeehouses as neighborhood gathering places. We promote the distinctive qualities of our products, educate customers about our offerings of various coffees and roasts, promote our image of coffeehouses as neighborhood gathering places and deliver enthusiastic customer service.

     The Coffeehouse Concept. A Diedrich Coffee coffeehouse experience is strongly influenced by three components: hospitality, ambiance and coffee knowledge. Each component is made up of elements that are unique to Diedrich
Coffee:

          Hospitality. Our coffeehouses deliver specific consumer benefits that address a wide range of otherwise unmet needs in the suburban neighborhoods of America. As a neighborhood coffeehouse chain, Diedrich Coffee is the non-alcoholic answer to the corner pub. Coffeehouse employees greet regular customers by name and acknowledge all patrons by name at the point of drink pick-up. While approximately 35% of coffeehouse business is quick morning coffee pick-up, the coffeehouse focus on hospitality encourages development of strong afternoon and evening business, complemented by the availability of desserts, pastries and quality, non-caffeinated beverages. Surveys and customer comments indicate that patrons are treated as part of the Diedrich Coffee community and frequently revisit the coffeehouse.

          Ambiance. Diedrich Coffee guest comments indicate taste superiority of our products versus the competition. Moreover, surveys also indicate that customers are not only loyal to a better, specialty cup of coffee, but also to the ambiance provided by the comfortable surroundings designed into every Diedrich Coffee coffeehouse. Our coffeehouses are specifically designed to encourage guests to linger with friends and business associates, or to relax alone in comfort.

          The architectural design of the Diedrich Coffee prototype is a contemporary American interpretation of the European colonial plantation style of the 1800's. Ample seating is augmented with cozy sofas and comfortable chairs to create intimate nooks for meeting and relaxing. A weekly entertainment schedule is provided to encourage patrons to revisit on weekend evenings.

          Coffee Knowledge. Diedrich Coffee is the only specialty retailer whose founder, Martin Diedrich, comes from three generations of coffee growing, roasting and global relationships. Mr. Diedrich, currently Chief Coffee Officer, is intimately involved in the daily business of sourcing, tasting and roasting coffees. He is also directly involved in the training of coffeehouse team members. The coffee knowledge and expertise that is transferred from coffeehouse to customer is a competitive advantage, as the interest in specialty coffee continues to develop. Like the wine industry, as customer sophistication grows, so does the customer's desire for more and better information, and for a wider selection of quality coffee varieties. We are is able to identify and secure exceptional, rare coffees, roast them to perfection, and then offer them for sale fresh to our customers.

GROWTH STRATEGY

     In November 1997, our board of directors retained John Martin as Chairman of the Board and Tim Ryan as President and Chief Executive Officer. Messrs. Martin and Ryan collectively bring more than 55 years of multi-unit food service experience to our company. They joined our founder, Martin Diedrich, a recognized expert in sourcing, tasting and roasting coffee, and began the process of building a team of experienced restaurant industry executives. In order to achieve our objective to become the leading specialty coffee company in both the coffeehouse and mall-based coffee store segments, our management team implemented a growth strategy to increase our number of retail locations and the sale of coffee products through other distribution channels. The growth strategy developed by our management team includes:

     Franchising and Area Development. Our strategic plan stresses franchise area development in markets outside of the core Southern California market. Our objective is to expand our operations to over 1,200 coffeehouses, as well as additional carts and kiosks through large area development agreements with experienced multi-unit franchise operators. The franchise area development program is focused on experienced and well-capitalized franchise operators and area developers who are interested in opening between 30 and 70 retail outlets within their area over a 5 to 7 year period. Diedrich Coffee has registered, is exempt or is not required to register to sell franchises in 38 states. In September 1998, we announced our first franchise area development agreement which calls for the development of at least 44 coffeehouses, as well as coffee carts and kiosks in the state of North Carolina over the next five years. In November 1998, we announced our second franchise area development agreement which provides for the development of 50 coffeehouses, as well as coffee carts and kiosks in San Diego, Palm Springs and Temecula, California over the next five years. This area development agreement includes a one-year option to begin development of 45 coffeehouses in Arizona.

     We are currently in various stages of discussion and negotiations with several additional potential area developers. We have recently added two franchise sales organizations to assist in the sales program. These sales organizations are compensated through success-fees based on executed franchise area development agreements. We intend to enter into franchise area development agreements covering most major U.S. markets in order to complete the national expansion of Diedrich Coffee coffeehouses, carts, kiosks and wholesale sales.

     We have identified area development franchising with experienced multi-unit franchise operators as our preferred growth vehicle for several reasons:

        - familiarity with the trade areas and commitment to community businesses;

        - existing operating, financial, real estate, construction, training, accounting, human resources and management functions that are ready to expand; and

        - better operators in their own markets than a national corporation; and

     The franchisee component of our growth strategy is critical to our success. We believe that the unit level economics of our area development franchising strategy are compelling enough to attract experienced multi-unit franchise operators who will play an integral role in completing our planned expansion.

     Internal Growth. We will also continue to stress the development of company-owned coffeehouses, kiosks and carts in its core Southern California market and possibly other markets. Diedrich Coffee seeks to build additional retail outlets in high visibility, high traffic locations ranging from 1,200 to 1,800 square feet plus an exterior patio. We are currently in lease negotiations on four additional sites in Orange County.

     Expand Wholesale Distribution Channel. We have taken significant steps to build our wholesale sales organization and to grow this business channel. The new director of the wholesale division has substantial experience in the coffee business and the sales staff also has been expanded. Wholesale sales accounted for approximately 11% of sales in fiscal 1999. We have added regional divisions of a number of well-known restaurant groups as wholesale customers, including Islands Restaurants, Inc., Ruth's Chris Steakhouses, El Torito and Claim Jumper. The sale of Diedrich Coffee products at these restaurant chains helps solidify brand recognition and demand for our coffee. Additionally, we are actively seeking new distribution channels for our products. For example, we now offer our coffee on our website, www.diedrich.com, and are seeking to expand this rapidly growing channel of distribution.

     Selective Acquisitions. We evaluate potential acquisitions that may accelerate our critical mass in existing or new markets. We believe our unique, high-quality product and efficient operational system can add value to an acquired location. We also believe that acquisitions will continue to be available at a discount to the cost of constructing new stores, especially where targets may be currently underperforming despite attractive real estate attributes. To this end, we entered into the merger agreement with Coffee People. The acquisition of Coffee People will add 40 new coffeehouses to the Diedrich Coffee brand. Additionally, it will make Diedrich Coffee the leader in the mall-based coffee store segment with the acquisition of 280 retail locations operating under the Gloria Jean's name.

PRODUCT SUPPLY AND ROASTING

     Sourcing. Coffee beans are an agricultural product grown commercially in over fifty countries in tropical regions of the world. Coffee is the world's second largest traded commodity. Its price and supply are subject to significant volatility. There are many varieties of coffee and a range of quality grades within each variety. Although the broader coffee market generally treats coffee as a fungible commodity, the specialty coffee industry focuses on the highest grades of coffee. Diedrich Coffee purchases only premium grade arabica coffee beans and believes these beans are the best available from each producing region. The premium grade arabica bean is a higher quality variety than the average grade arabica or robusta variety coffee bean, which are typically found in non-specialty or mass-merchandised commercial coffees. We seek to purchase the finest qualities and varieties of coffee by identifying the unique characteristics and flavor of the varieties available from each region of the world. The background and experience of our personnel allows Diedrich Coffee to maintain its commitment to serve and sell only the highest quality coffee.

     During the buying season, we may enter into forward commitments for the purchase of more than a dozen different types of coffee, plus specially featured coffees, that may only be available in small quantities. Rotating our coffee selection enables us to provide our customers with a wider variety of coffees, as well as certain coffees that are available only on a seasonal basis. We contract for future delivery of green coffee to help ensure adequacy of supply and typically maintain a minimum six week supply of each variety of whole beans then available.

     Roasting. Diedrich Coffee employs a roasting process that varies based upon the variety, quality, origin and physical characteristics of the coffee beans being roasted. We utilize formulas and recipes that have been developed over three generations to bring out the best characteristics of the coffee during the roasting process and to develop the optimal flavor conditions that a coffee has to offer. This approach differentiates Diedrich Coffee from commercial coffee producers and other specialty producers employing uniform roasting processes that do not differentiate between the types of coffee being roasted.

     We have master roasters trained by the company who are directly responsible for overseeing the roasting process. They are craftsmen who employ our proprietary roasting formulas while adjusting the formula to take into account the specific attributes of each coffee bean being roasted. Each coffee bean contains aromatic oils and flavor characteristics that develop from the soil, climate and environment where the bean is gown. The skilled roastmaster analyzes the unroasted beans and carefully controls the roasting process in an effort to maximize the flavor potential of the coffee. The roastmaster hears how the roast pops, smells the developing aroma, and identifies the right shades of color. He draws upon experience and knowledge to properly adjust airflow, time and temperature while the roast is in progress in order to optimize each roast.

     Coffee People operates its own coffee roasting facility in Castroville, California, from which it supplies all of its franchised and company-operated stores. Following its merger with Gloria Jean's, Coffee People integrated the Coffee People (Oregon) and Coffee Plantation roasting requirements into its Castroville roasting facility. In addition, Coffee People has begun roasting some of Diedrich Coffee's coffee requirements in its Castroville facility. The green coffee being roasted for Diedrich Coffee has been sourced by Diedrich Coffee. The roasting facility has the capacity to roast up to ten million pounds annually. Currently, less than four million pounds are being roasted at this facility annually.

     Freshness. We are committed to serving our customers beverages and whole bean products from freshly roasted coffee beans. Our coffee is delivered to our coffeehouses promptly after roasting to guarantee the freshness of each cup of coffee or package of whole coffee beans sold in our coffeehouses. Serving only freshly roasted coffee is imperative because roasted coffee is a highly perishable product, which steadily loses quality after being roasted at a rate that varies in relation to its exposure to oxygen in storing, packaging and handling. We recently acquired new vacuum pack and nitrogen flush packing equipment that can extend roasted coffee shelf life from two weeks to approximately 90 - 150 days.

RETAIL LOCATION OPERATIONS

     We operate or franchise 35 coffeehouses in three states. The typical Diedrich Coffee coffeehouse is staffed with one or two managers, and a staff of ten to fifteen part-time hourly employees from which the operating shifts are filled. Additionally, informal local entertainment is utilized on the weekends to enhance the neighborhood environment. The hours for each coffeehouse are established based upon the locations and customer demand, but typically are from 6:00 a.m. to 11:00 p.m., Monday through Saturday, in residential locations and from 6:00 a.m. to 5:00 p.m., Monday through Friday, in commercial locations.

     In addition to coffee beverages, all Diedrich Coffee coffeehouses offer a limited selection of light food items, such as bagels, croissants and pastries, and dessert items, such as cookies and cakes, to complement beverage sales. Our coffeehouses also sell more than twenty different selections of regular and decaffeinated roasted whole bean coffees, and they carry select coffee related merchandise items. The following table sets forth, as percentages, the approximate sales mix by categories of Diedrich Coffee's principal products in fiscal 1999:

Beverages...................................................   73%
Coffee beans................................................    6%
Food items..................................................   19%
Accessories and clothing....................................    2%
                                                              ---
                                                              100%
                                                              ===

     Coffee People's retail locations all sell coffee and coffee beverages, although the product line differs somewhat among the three brands. Gloria Jean's retail outlets generally offer a full range of coffee beans, coffee beverages, teas and food as well as a variety of related gifts, supplies, equipment and accessories. The Coffee People (Oregon) and Coffee Plantation stores sell coffee beverages, coffee beans, cookies, pastries, ice cream, shakes and coffee-related merchandise. Some Coffee Plantation stores offer an expanded menu including soups, salads, sandwiches and light meals.

     The following table sets forth, as percentages, the approximate sales mix by category of Coffee People's principal products sold in company-operated stores for its 36 weeks ended March 6, 1999:

                                                               COFFEE PEOPLE (OREGON)
                                              GLORIA JEAN'S    AND COFFEE PLANTATION
                                               % OF SALES            % OF SALES
                                              -------------    ----------------------
Beverages...................................        63%                  68%
Coffee beans................................        17%                   6%
Food items..................................         6%                  24%
Gifts and other merchandise.................        14%                   2%
                                                   ---                  ---
          Total.............................       100%                 100%
                                                   ===                  ===

FRANCHISES

     While Diedrich Coffee has only recently adopted a franchise strategy, the majority of Gloria Jean's retail locations are franchised.

     FRANCHISE OPERATIONS

     Our current franchise agreements require franchisees to purchase all of their coffee from Diedrich Coffee or Coffee People. In addition, we supply franchisees with other non-coffee products, such as cups, bags and napkins. Suppliers of products sold in its franchised stores are subject to our approval to ensure that quality standards and product consistency are maintained at all times.

     We have the first right to purchase any existing franchise store that a franchisee wishes to sell. If we do not choose to purchase the franchise, it has the right to approve the new franchisee before the franchise transfer.

     Management believes that store profitability and the quality of customer service are maximized when stores are operated by talented and committed management. We have implemented a rigorous screening process for the selection of qualified franchisees and management.

     FRANCHISE SUPPORT PROGRAMS

     We provide a variety of support services to its franchisees. These services include:

     - training,

     - supervision,

     - business consultation,

     - strategic direction,

     - marketing,

     - product sourcing, and

     - volume purchasing savings.

We have established an intensive three week training program for its franchisees, which includes training on in-store operations, coffee knowledge, merchandising, buying, controls and accounting. Management works closely with franchisee representatives on issues that affect the operations of stores. Franchisees are surveyed regularly to provide feedback on subjects that affect the operations of their stores.

     FRANCHISE ECONOMICS

     The franchisee is responsible for all of the capital expenditures associated with the store, although we usually coordinate construction and development of new stores to ensure consistency. For drive-through units, we plan to use both a single store and an area development approach, under which the area developer agrees to develop a specified number of units in a geographical territory and obtains certain rights to that territory. Ongoing charges to franchisees include a royalty of 6% of gross sales for Gloria Jean's and 5% for Diedrich Coffee, and an advertising fund contribution of up to 3% of gross sales.

FACILITIES AND RETAIL LOCATIONS

  DIEDRICH COFFEE

     Diedrich Coffee leases approximately 25,000 square feet of office space for administrative offices, warehousing, roasting and training facilities in Irvine, California. The lease for this facility expires in October 2000, with an option for one additional five-year term. As of January 27, 1999, we were also a party to various leases for a total of forty-five retail locations, including thirty-six operating coffeehouses, two subleased units and seven carts. We converted and subleased two retail locations to a franchisee after the year ended January 27, 1999. This was part of a signed area development agreement that also includes the addition of 48 more locations throughout the San Diego area. We closed two retail locations and the Denver warehouse in fiscal 1999 and eleven retail locations in fiscal 1998 of which nine leases were terminated. All of our operating coffeehouses are on leased premises and are subject to varying arrangements specified in property specific leases. For example, some of the leases require a flat rent, subject to regional cost-of-living increases, while others are based upon a percentage of gross sales. In addition, some of these leases expire in the near future, and there is no automatic renewal or option to renew.

     Set forth below is a list of each of our retail locations as of March 6, 1999, separated by the states in which they are located. As indicated in the table, as of March 6, 1999, we were operating thirty-three coffeehouses and seven carts and had two franchised coffeehouses.

                                                              NUMBER
                                                              ------
COFFEEHOUSES
  California (franchised)...................................     2
  California (company-operated).............................    22
  Colorado..................................................     7
  Texas.....................................................     4
COFFEE CARTS
  California................................................     7
                                                                --
          Total Retail Locations............................    42
                                                                ==

  COFFEE PEOPLE

     Coffee People has five retail operating systems:

     Mall-based Store/Kiosk/Cafe. Coffee People's mall-based stores consist primarily of Gloria Jean's outlets. Mall-based stores generally are full-service stores with limited seating, selling coffee-related merchandise and whole beans along with prepared espresso-based drinks and other hot and cold beverages. As of March 6, 1999, Coffee People had 269 Gloria Jean's and four Coffee Plantation mall-based stores.

     Neighborhood Coffeehouses. Neighborhood coffeehouses, located in both urban and suburban neighborhoods and business districts, offer a complete line of coffee products, including beverages, beans and merchandise. As of March 6, 1999, Coffee People had 18 neighborhood coffee houses: seven in the Portland area and one in Eugene, Oregon operating under the Coffee People brand, eight neighborhood coffee houses in Arizona operating under the Coffee Plantation brand and two operating under the Gloria Jean's brand.

     Drive-Through Espresso Bar. The drive-through espresso bar operates under the Motor Moka(R) sub-brand. As of March 6, 1999, Coffee People operated ten of these stores in Portland, two of which have indoor seating. Drive-through stores without indoor seating generally have a walk-up window. These stores are designed to maximize customer convenience by eliminating the need to park a car and walk into a store.

     Airport Store. Coffee People (Oregon) operates seven stores at Portland International Airport operating under the sub-brand name Aero Moka(R). These stores include quick grab-and-go kiosks, coffee bars and a sit-and-relax cafe. Gloria Jean's has two airport stores and is in the process of opening more. Coffee People believes these types of stores provide increased brand recognition.

     Specialty Kiosk or Cart. Coffee People's specialty kiosk or cart format is designed for placement in high-traffic locations such as supermarkets, university campuses and office building lobbies. Kiosks primarily sell coffee beverages and pastries. As of March 6, 1999, Coffee People has ten kiosks -- seven operating under the Gloria Jean's brand, one in Portland operating under the Coffee People brand and two Coffee Plantation kiosks in Phoenix. Coffee People intends to expand in this area as opportunities arise.

     All of the Gloria Jean's locations are operated in leased premises, most situated in regional malls. Virtually all of the leased premises occupied by franchised outlets are leased by Gloria Jean's which then enters into sublease agreements with the franchisee on a cost pass-through basis. Gloria Jean's, however, remains obligated under the lease. Gloria Jean's stores are designed to accommodate locations in various sizes, ranging from 170 square foot kiosk outlets, which sell principally coffee drinks and other beverages, to 2,000 square foot coffeehouses which also provide limited food offerings.

     Coffee People owns the land and buildings on which two of its company-operated Coffee People brand drive-through Motor Moka(R) espresso bars are operated. In addition, it owns the building and leases the underlying land for five additional company-operated facilities. Existing company-operated retail stores range from 150 to 2,850 square feet. The monthly lease rate for certain stores is based on that store's monthly sales revenue. Some of Coffee People's leases expire in the near future.

     One of the Coffee People (Oregon) company-operated stores is operated in a shopping mall undergoing redevelopment for which rent is paid month-to-month. The lessor, at any time, could demand that Coffee People vacate the premises on 30 days prior written notice. Coffee People has periodic discussions with the lessor relative to entering into a long-term lease.

     Under its lease with the Port of Portland for the seven Aero Moka stores at Portland International Airport, Coffee People (Oregon) is required to enter into a joint venture with a certified disadvantaged business enterprise for one of its airport stores. Upon entry into the joint venture, Coffee People will have a 49% ownership in that store.

     Coffee People's corporate offices and roasting facilities in Castroville, California consist of approximately 60,000 square feet and are leased through December 31, 2005. Coffee People currently leases approximately 9,400 square feet of office space in Beaverton, Oregon and 1,888 square feet of office space in Tempe, Arizona for its regional offices. Coffee People is seeking to sublet or assign the lease, which expires in February 2004, for portions of its Beaverton office. Approximately 2,660 square feet is currently subleased to a third party.

     Coffee People's stores as of March 6, 1999 were located as follows:

                              GLORIA JEAN'S STORES

                      LOCATION                         NUMBER OF STORES
                      --------                         ----------------
United States:
  Midwest............................................         78
  West...............................................         53
  East...............................................         47
  Southeast..........................................         32
  Northeast..........................................         17
  Southwest..........................................         16
                                                             ---
          Total......................................        243
United States Territory (Guam).......................          1
International
  Ireland............................................          3
  Japan..............................................         15
  Korea..............................................          2
  Mexico.............................................          6
  Australia..........................................          7
  United Arab Emirates...............................          3
                                                             ---
          Total......................................         36
                                                             ---
All Gloria Jean's stores.............................        280
                                                             ===

                     COFFEE PEOPLE (OREGON) STORES
Coffeehouses.........................................          8
Drive-through Espresso Bar...........................         10
Airport Store........................................          7
Coffee Carts.........................................          1
                                                             ---
          Total Retail Locations.....................         26
                                                             ===

                       COFFEE PLANTATION STORES
Coffeehouses.........................................          8
Mall-based stores....................................          4
Coffee Carts.........................................          2
                                                             ---
          Total Retail Locations.....................         14
                                                             ===

MARKETING THE BUSINESS

     Our marketing strategy is to differentiate Diedrich Coffee and build a strong brand identity for our freshly roasted coffee and our coffeehouses. We implement this strategy by promoting the distinctive qualities of Diedrich Coffee products, educating consumers about our offering of various coffees, including private estate coffees and roasts, and delivering enthusiastic customer service. Our marketing efforts are based upon the belief that the fresh roasted flavor achieved by our commitment to quality and freshness delivers a distinctive advantage in coffee flavor. A steady introduction of new coffee, drink and food products is part of our marketing strategy to keep the concept fresh and drive incremental sales volume.

     In addition, we do not intend to convert the Gloria Jean's stores that we are acquiring in the merger to the Diedrich Coffee brand in the near future. Rather, we intend to implement new strategies to strengthen and reposition this brand within its market segment. However, we believe the coffeehouse segment offers the most significant opportunities for growth.

     To date, we have relied primarily upon the high visibility of our real estate locations, word-of-mouth, public relations, local store marketing and the inviting atmosphere of our coffeehouses to drive growth. We also conduct in-store coffee tastings, provide brewed coffee at local neighborhood events, donate coffee to local charities and mail periodic announcements to neighborhood residents to announce a store opening or the introduction of a new product. The costs of these promotions do not have a material impact on our operating results. In addition, we seek to develop our brand identity through participation in local and regional community events.

     As we enter new markets, we plan to tailor our marketing strategy to the overall level of awareness and availability of specialty coffee in that market. Our promotions will focus on the superior proprietary roast recipes and taste of Diedrich Coffee. In markets that are more knowledgeable about specialty coffees, our advertising will focus on the superiority of our guaranteed freshly roasted products versus competitive specialty brands. We plan to utilize print and other mass media advertising to expand brand awareness when Diedrich Coffee has achieved sufficient market penetration, in our judgment, to make such efforts cost-effective.

COMPETITION

     The specialty coffee market is intensely competitive and highly fragmented. With low barriers to entry, competition in the industry is expected to increase from national and regional chains, franchise operators and local specialty coffee stores. We compete directly against all other premium coffee roasters, coffeehouses, espresso/coffee bars and mall-based stores, as well as against restaurant and beverage outlets that serve coffee and a growing number of espresso stands, carts and stores. In addition, we compete to draw consumers of standard or commercial coffee to premium coffee. Our whole bean coffees compete directly against specialty coffees sold at retail through supermarkets, specialty retailers and a growing number of specialty coffee stores. We believe that our customers choose among retailers primarily on the basis of product quality, service, coffeehouse ambiance, convenience and, to a lesser extent, on price.

     We compete with a growing number of specialty coffee retailers including Starbucks, Seattle's Best Coffee, Barnie's, Coffee Beanery Ltd, Caribou, Peet's Coffee and many others. The attractiveness of the gourmet specialty coffeehouse market may draw additional competitors with substantially greater financial, marketing and operating resources than us. A number of nationwide coffee manufacturers, such as Kraft General Foods, Proctor & Gamble, and Nestle, distribute coffee products in supermarkets and convenience stores, which may serve as substitutes for our coffees. Other specialty coffee companies including Starbucks, Seattle's Best Coffee, Bucks County, Brothers Gourmet Coffees and Green Mountain Coffee Roasters, sell whole bean coffees in supermarkets and variety and discount stores.

TRADEMARKS

     We own several trademarks and service marks that have been registered with the United States Patent and Trademark Office, including Diedrich Coffee(R), Wiener Melange(R), Harvest Peak(R), SCOOP-A-CCINO(R) and Flor de Apanas(R). In addition, we have applications pending with the United States Patent and Trademark Office for a number of additional marks. The Diedrich Coffee trademark is material to our business. We also own registrations and has applications pending in numerous foreign countries for trademark protection of the Diedrich Coffee trademark and service mark. Trademark registrations can generally be renewed so long as we continue to use the marks. We own copyrights on our promotional materials, coffeehouse graphics and operational and training materials. We do not believe that any of these copyrights, valuable as they are, are material to our business.

     Coffee People owns federal trademark registrations for "Coffee People," "Coffee Plantation," and "Gloria Jean's" as well as several other slogans, product names, design marks and logos. Coffee People also owns a number of common law service marks and trademarks in the United States including "Gloria Jean's Coffee Bean." Several federal trademark applications are pending, including one for "Gloria Jean's Coffees." Coffee People has also received trademark and service mark protection for the name Coffee People and related marks in Canada and Japan.

GOVERNMENT REGULATION

     In addition to the laws and regulations relating to the food service industry, we are subject to Federal Trade Commission, or FTC, regulation and state laws that regulate the offer and sale of franchises.

     The FTC's Trade Regulation Rule relating to Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures generally requires us to give prospective franchisees a franchise offering circular containing information prescribed by the rule. In addition, several states regulate the offer and sale of franchises and require registration of the franchise offering with state authorities.

     State laws that regulate the offer and sale of franchises and the franchisor-franchisee relationship exist in a substantial number of states. These laws generally require registration of the franchise offering with state authorities before making offers or sales and regulate the franchise relationship by, for example:

     - requiring the franchisor to deal with its franchisees in good faith,

     - prohibiting interference with the right of free association among franchisees,

     - prohibiting discrimination in fees and charges,

     - regulating the termination of the relationship,

     - requiring repurchase of inventories in some circumstances,

     - restricting nonrenewal by the franchisor,

     - limiting restrictions on transfers or inheritance of the franchisee's interests, and

     - regulating placement of competing units that might adversely affect the franchisee's results.

     These laws have not prevented us or Coffee People from seeking franchisees in any given area. Although the laws may restrict a franchisor in the termination of a franchise agreement by, for example, requiring "good cause" to exist as a basis for the termination, advance notice to the franchisee of the termination, an opportunity to cure a default and repurchase of inventory or other compensation, these provisions have not had a significant effect on our or Coffee People's franchise-related operations.

     We believe that our and Coffee People's operations comply in all material respects with the FTC rule and state franchise laws. Any changes to the FTC rule or state franchise laws, or future court or administrative decisions, however, could affect our franchise business.

     There are also extensive federal, state and local government regulations relating to the development and operation of food service outlets, including laws and regulations relating to:

     - building and seating requirements,

     - the preparation and sale of food,

     - cleanliness,

     - safety in the workplace, and

     - accommodations for the disabled.

Our relationship with our employees is also subject to regulation, such as:

     - minimum wage requirements,

     - anti-discrimination laws,

     - overtime and working conditions, and

     - citizenship requirements.

EMPLOYEES

     At January 27, 1999, we employed a work force of 830 persons, 114 of whom were employed full-time. None of our employees is represented by a labor union, no employees are currently covered by collective bargaining agreements, and we consider our relations with employees to be good. We are improving employee benefits, training and other aspects of employment to attract and retain valuable employees and managers.

     As of March 6, 1999, Coffee People had 893 employees, of which 364 were full time and 529 were part time employees. None of the employees are covered by a collective bargaining agreement. Coffee People believes that its employee relations are good.

LEGAL PROCEEDINGS

     In the ordinary course of our business, we may become involved in legal proceedings from time-to-time. As of March 6, 1999, Diedrich Coffee was not a party to any material pending legal proceedings.

     Coffee People has been a defendant and a plaintiff in various lawsuits from time to time. No legal proceedings are in progress or pending against Coffee People, other than proceedings set forth below or proceedings incidental to carrying on its business and operations in the ordinary course which, individually or in the aggregate, are not material to Coffee People.

     Security Trust Company v. Gloria Jean's Gourmet Coffees Corporation. The claimant filed a claim in the Superior Court of the State of California, County of Contra Costa, asking for unpaid rent and late charges for a Gloria Jean's store in Richmond, California vacated by Coffee People. Gloria Jean's has requested that the landlord mitigate damages caused by early termination of the lease by seeking to relet the premises. Unpaid rent plus rent through the remainder of the original lease term would be approximately $175,000. Management does not believe the outcome of this litigation will have a material adverse effect on Coffee People.

     KKW Enterprises, Inc. v. Gloria Jean's Gourmet Coffee Franchising Corp. On or about May 7, 1998, plaintiff filed a complaint against Franchising Corp. in the Superior Court of the State of Rhode Island for Providence County alleging that Franchising Corp. by making certain misrepresentations fraudulently induced plaintiff to enter into franchise agreements for Gloria Jean's stores. Plaintiff seeks damages for the losses it purportedly incurred in obtaining and operating its Gloria Jean's stores and rescission of its two remaining franchise agreements. On Franchising Corp.'s motion, the case was removed to the United States District Court for the District of Rhode Island. Franchising Corp. has filed a Demand for Arbitration with the Chicago office of the American Arbitration Association, seeking a declaration that Franchising Corp. has no liability for the claims asserted and has demanded that plaintiff submit the claims pending in the District Court to arbitration in accordance with the franchising agreements. This case is still in the early stages of litigation and there can be no assurance that a favorable outcome will be obtained or that if the matter were resolved in favor of the plaintiff there would not be a material adverse effect on Coffee People.

     Sugai Products, Inc. v. Kona Kai Farms, Inc., Regton Companies, Inc., Starbucks Corp., Peet's Coffee and Tea, Inc., Gloria Jean's Gourmet Coffees Corp. On January 9, 1997, the plaintiffs filed a putative class action against the defendants alleging violation of the Lanham Act, the Hawaii Uniform Deceptive Trade Practices Act and the Hawaii Unfair Trade Practices Act. The plaintiffs, who purport to represent a class of Kona coffee growers, wholesalers and retailers, allege that the defendants sold coffee beans grown in Central America under the false label "Kona coffee" and seek an injunction, unspecified damages, attorneys' fees and costs. In March, Gourmet Coffees Corp. and certain other defendants moved to dismiss the complaint or, in the alternative, for a more definitive statement of the claim. The plaintiffs filed a motion for class certification in July 1997. In January 1998, the United States District Court for the District of Hawaii denied class certification.

     In June of last year, Gloria Jean's, Brothers Gourmet Coffees, and Brothers Retail Corp. agreed on present and future indemnification in connection with the settlement of the escrow account established pursuant to The Second Cup's purchase of Gloria Jean's stock from Brothers. As consideration for the settlement, Gloria Jean's has released Brothers from further liability for all pending and future legal proceedings. Brothers has agreed to continued indemnification of Gloria Jean's in connection with the Kona litigation as it relates to the period ended November 9, 1995 and for amounts owed on California and Illinois sales tax audits, currently under way, in excess of $130,000. On August 27, 1998, Brothers filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code with the United States Bankruptcy Court for the District of Delaware. However, Coffee People intends to take such legal measures management believes appropriate to protect any claims it may have against Brothers.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Diedrich Coffee's directors, executive officers and other key employees and their ages are as follows:

       NAME          AGE                          POSITION(S) HELD
       ----          ---                          ----------------
John E. Martin.....  53     Chairman of the Board and Director
Timothy J. Ryan....  59     President, and Chief Executive Officer and Director
Martin R.            40     Vice Chairman of the Board, Secretary, Chief Coffee Officer
  Diedrich.........         and Director
Peter Churm........  73     Director
Lawrence Goelman...  58     Director
Paul C. Heeschen...  42     Director
Ann Wride..........  37     Vice President and Chief Financial Officer
Dolf Berle.........  36     Vice President of Franchise Development and Operations
Catherine Saar.....  40     Vice President of Marketing and Wholesale Sales

     The principal occupation for the last five years of each director and executive officer of Diedrich Coffee, as well as some other information, is set forth below.

     JOHN E. MARTIN was appointed Chairman of the Board of Directors by the board as of November 17, 1997. From 1983 to 1996, Mr. Martin was Chairman and Chief Executive Officer of Taco Bell Worldwide. From October 1996 to June 1997, Mr. Martin was Chairman of PepsiCo's Casual Dining Division. Mr. Martin is also Chairman of publicly held Easyriders, Inc., a publishing company, and Chairman of Culinary Adventures, a privately held company that owns and operates several restaurants in Southern California. In addition, Mr. Martin serves on the boards of directors of: Williams Sonoma, Inc., Franchise Mortgage Acceptance Company and The Good Guys! Inc.

     TIMOTHY J. RYAN was appointed as President and Chief Executive Officer by the board effective November 1997. From December 1995 until his retirement in December 1996, Mr. Ryan was president of Sizzler U.S.A., a division of Sizzler International, Inc. of which he was also Senior Vice President. From November 1988 to December 1993, Mr. Ryan was Senior Vice President of Marketing at Taco Bell Worldwide, and from December 1993 to December 1995, he was Senior Vice President of Taco Bell's Casual Dining Division.

     MARTIN R. DIEDRICH has served as an officer and director of Diedrich Coffee since 1985. In April 1997, he became Vice Chairman of the Board and Chief Coffee Officer, as well as continuing as Diedrich Coffee's Corporate Secretary. Before that time, Mr. Diedrich served as Director of Coffee. In addition, he served as Chairman of the Board from January 1996 to April 1997. Mr. Diedrich is an internationally recognized specialty coffee expert who is a frequent speaker at industry and trade association functions.

     PETER CHURM joined the board of directors in October 1996. He has been Chairman Emeritus of Furon Company since 1992. He served as Chairman of the Board of Furon Company from May 1980 through February 1992 and was President of that company for more than sixteen years before that time. He also serves on the boards of directors of Furon Company and CKE Restaurants, Inc.

     LAWRENCE GOELMAN was the interim Chief Executive Officer of Diedrich Coffee from March 1997 to November 1997 and has served as a member of the board since October 1996. He assumed the position of Chairman of the Board in March 1997 until he was replaced by John E. Martin on November 17, 1997. Most recently, Mr. Goelman served as President and Chief Executive Officer of Pinnacle Micro, Inc. from May 1996 to December 1996. Mr. Goelman has also been a managing partner of Tremont Partners, Inc. since June 1995. Before that, he served as Chairman, President and Chief Executive Officer of CostCare, Inc. for fourteen years. Mr. Goelman also serves on the board of Imagyn Medical Technologies, Inc.

     PAUL C. HEESCHEN became a director of Diedrich Coffee in January 1996. For the past five years, Mr. Heeschen has been a principal of Heeschen & Associates, a private investment firm. He is also the sole general partner of D.C.H., L.P. and Redwood Enterprises VII, L.P., and a trustee of the Palm Trust, each of which are stockholders of Diedrich Coffee.

     ANN WRIDE joined Diedrich Coffee in April 1998 as Vice President and Chief Financial Officer. Previously, Ms. Wride was Vice President and Chief Financial Officer of Advantica Restaurant Group Inc.'s Coco's/Carrows Division from May 1996 to March 1998. Before joining Advantica, Ms. Wride served as Vice President, Finance of Family Restaurants Inc., where she worked in various capacities since 1989.

     DOLF A. BERLE was appointed Vice President of Franchise Development in May 1998. Additionally, Mr. Berle assumed responsibility for Company Operations in June 1998. Before joining Diedrich Coffee, Mr. Berle was Senior Director of Operations for Pepsi Restaurants International from July 1997 to May 1998. From September 1996 to June 1997, Mr. Berle was Director of Operations for Taco Bell International. Before joining the international division, Mr. Berle served as Market Manager for Taco Bell in Nashville, Tennessee between June 1994 and August 1996.

     CATHERINE A. SAAR was appointed Vice President of Marketing and Wholesale Sales in July 1998. Ms. Saar was Vice President Marketing and Merchandising for Frame-N-Lens from January 1998 to June 1998. From May 1993 to December 1997, Ms. Saar was Director of Corporate Marketing for Smart and Final, Inc. Before this, Ms. Saar held various marketing positions at Taco Bell Corporation.

BOARD COMMITTEES

     Audit Committee. The audit committee of the board currently consists of Mr. Churm, Mr. Heeschen and Mr. Goelman, each of whom have been a member of the audit committee since its formation. The audit committee reviews the results and scope of the audit and other services provided by our independent auditors, reviews and evaluates our internal control functions and monitors transactions between Diedrich Coffee and its employees, officers and directors.

     Compensation Committee. The compensation committee of the board consists of Messrs. Churm, Goelman and Heeschen. The compensation committee administers our stock option plans and sets compensation levels for our executive officers.

DIRECTOR COMPENSATION

     Directors who are also employees of Diedrich Coffee receive no extra compensation for their service on the board. Non-employee directors receive reimbursement for out-of-pocket expenses incurred in attending board meetings and receive stock option grants under our 1996 Non-Employee Directors Stock Option Plan.

     Under our non-employee directors plan, each non-employee director automatically receives, upon becoming a director, a one-time grant of an option to purchase up to 10,000 shares of Diedrich Coffee common stock. These initial options will vest and become exercisable with respect to 50% of the underlying shares upon the earlier of (1) the first anniversary of the grant date or (2) immediately before the first annual meeting of stockholders following the grant date, if the recipient has remained a non-employee director for the entire period from the grant date to such earlier date, and with respect to the remaining 50% of the underlying shares upon the earlier of (1) the second anniversary of the grant date or (2) immediately before the second annual meeting of stockholders following the grant date, if the recipient has remained a non-employee director for the entire period from the grant date to such earlier date. In addition to an initial grant, each non-employee director will also receive, upon re-election to the board, an automatic grant of an option to purchase up to 5,000 additional shares of our common stock. These additional options will vest and become exercisable upon the earlier of (1) the first anniversary of the grant date or (2) immediately before the annual meeting of stockholders following the grant date, if the recipient has remained a non-employee director for the entire period from the grant date to such earlier date.

     All non-employee director options have a term of ten years and an exercise price equal to the fair market value of Diedrich Coffee common stock on the date of grant. The non-employee directors plan provides that the exercise price may be paid by company loan or withholding of underlying stock, or deferred until completion of broker-assisted exercise and sale transactions. Vesting of non-employee director options accelerates if the recipient of the option ceases to be a director of Diedrich Coffee in connection with a change-in-control. During the fiscal year ended January 27, 1999, options to purchase an aggregate of 15,000 shares of our common stock were issued to non-employee directors according to the terms of the non-employee directors plan.

EXECUTIVE COMPENSATION

  SUMMARY COMPENSATION TABLE

     The following table sets forth compensation earned during the last three fiscal years by our Chief Executive Officer and our next most highly compensated persons who were serving as executive officers of Diedrich Coffee on January 27, 1999 and whose total annual salary and bonus for fiscal 1999 exceeded $100,000.

                                                                                        LONG-TERM
                                                                           ANNUAL      COMPENSATION
                                                                        COMPENSATION      AWARDS
                                                              FISCAL    ------------   ------------
                                                               YEAR                     SECURITIES
                                                               ENDED                    UNDERLYING
                NAME AND PRINCIPAL POSITION                   JANUARY    SALARY($)      OPTIONS(#)
                ---------------------------                   -------   ------------   ------------
John E. Martin(1)...........................................   1999       $100,000            --
  Chairman of the Board                                        1998         20,385       850,000
                                                               1997             --            --
Timothy J. Ryan(2)..........................................   1999       $200,000            --
  Chief Executive Officer and President                        1998         33,035       600,000
                                                               1997             --            --
Martin R. Diedrich..........................................   1999       $111,692         4,000
  Vice Chairman of the Board, Secretary and Chief Coffee
Officer                                                        1998        100,000            --
                                                               1997        100,000            --
Ann Wride(3)................................................   1999       $122,808        54,000
  Vice President and Chief Financial Officer                   1998             --            --
                                                               1997             --            --
Dolf Berle(4)...............................................   1999       $105,519        54,000
  Vice President of Franchise Development and Operations       1998             --            --
                                                               1997             --            --

---------------
(1) Mr. Martin was appointed Chairman of the Board on November 17, 1997. Accordingly, he did not earn or receive any compensation from Diedrich Coffee before fiscal 1998.

(2) Mr. Ryan was appointed President and Chief Executive Officer on November 17, 1997. Accordingly, he did not earn or receive any compensation from Diedrich Coffee before fiscal 1998.

(3) Ms. Wride joined Diedrich Coffee as Vice President and Chief Financial Officer in April 1998. Accordingly, she did not earn or receive any compensation from Diedrich Coffee until fiscal 1999.

(4) Mr. Berle joined Diedrich Coffee as Vice President of Franchise Development in May 1998. Accordingly, he did not earn or receive any compensation from Diedrich Coffee until fiscal 1999.

  STOCK OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information regarding stock options granted to the following executive officers during the fiscal year ended January 27, 1999.

                                                                                               POTENTIAL
                                                  PERCENT OF                              REALIZABLE VALUE AT
                                                    TOTAL                                ASSUMED ANNUAL RATES
                                     NUMBER OF     OPTIONS                                  OF STOCK PRICE
                                     SECURITIES   GRANTED TO                            APPRECIATION FOR OPTION
                                     UNDERLYING   EMPLOYEES    EXERCISE                         TERM(1)
                                      OPTIONS     IN FISCAL      PRICE     EXPIRATION   -----------------------
               NAME                  GRANTED(#)      YEAR      ($/SHARE)      DATE        5%($)        10%($)
               ----                  ----------   ----------   ---------   ----------   ----------   ----------
John E. Martin.....................        --          --           --           --            --           --
Timothy J. Ryan....................        --          --           --           --            --           --
Martin R. Diedrich(2)..............     4,000         2.1%       $7.00      6/23/08      $ 16,209     $ 41,825
Ann Wride(3).......................    50,000        25.9%        5.81      3/25/08       168,169      433,932
                                        4,000         2.1%        7.00      6/23/08        16,209       41,825
Dolf Berle(4)......................    50,000        25.9%        6.25      3/23/08       180,905      466,795
                                        4,000         2.1%        7.00      6/23/08        16,209       41,825

---------------
(1) The potential realizable values listed are based on an assumption that the market price of Diedrich Coffee common stock appreciates at the stated rate, compounded annually, from the date of grant to the expiration date. The 5% and 10% assumed rates of appreciation are determined by the rules of the Commission and do not represent our estimate of the future market price of our common stock.

(2) All of Mr. Diedrich's options were granted pursuant to the 1996 Stock Incentive Option Plan which was approved by our board of directors on June 23, 1998.

(3) 50,000 of Ms. Wride's options were granted pursuant to her employment letter dated April 8, 1998, the terms of which are described under "-- Employment Agreements and Compensatory Arrangements." 4,000 of Ms. Wride's options were granted pursuant to the 1996 Stock Incentive Option Plan.

(4) 50,000 of Mr. Berle's options were granted pursuant to her employment letter dated April 8, 1998, the terms of which are described under "-- Employment Agreements and Compensatory Arrangements." 4,000 of Mr. Berle's options were granted pursuant to the 1996 Stock Incentive Option Plan.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information concerning the number and value of unexercised options held by the following executive officers on January 27, 1999. None of these executive officers exercised options to purchase common stock during fiscal year 1999.

                                        NUMBER OF SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                            UNEXERCISED OPTIONS AT             IN-THE-MONEY OPTIONS AT
                                              FISCAL YEAR END(#)                FISCAL YEAR END($)(1)
                                        -------------------------------    -------------------------------
                 NAME                   EXERCISABLE    UNEXERCISABLE(2)    EXERCISABLE    UNEXERCISABLE(2)
                 ----                   -----------    ----------------    -----------    ----------------
John E. Martin........................    550,000          300,000          $198,000            --
Timothy J. Ryan.......................    250,000          350,000            47,000            --
Martin Diedrich.......................         --            4,000                --            --
Ann Wride.............................         --           54,000                --            --
Dolf Berle............................         --           54,000                --            --

---------------
(1) These amounts represent the difference between the exercise price of the in-the-money options and the market price of Diedrich Coffee common stock on January 27, 1999. The closing price of our common stock on that day on the Nasdaq National Market was $4.44. Options are in-the-money if the market value of the shares covered by the option is greater than the option exercise price.

(2) Future exercisability is subject to a number of factors, including, but not limited to, the optionee remaining employed by Diedrich Coffee.

BENEFIT PLANS

  1996 STOCK INCENTIVE PLAN

     In July 1996, we adopted the 1996 Stock Incentive Plan, which authorized the granting of a variety of stock-based incentive awards, including incentive and nonstatutory stock options. The purpose of the incentive plan is to promote the interests of Diedrich Coffee and our stockholders by using investment interests in Diedrich Coffee to attract, retain and motivate its management and other persons, to encourage and reward their contributions to the performance of Diedrich Coffee and to align their interests with the interests of our stockholders. A total of 775,000 shares have been reserved for issuance under the incentive plan. The incentive plan is administered by the compensation committee of the board, who determine the recipients and terms of the awards granted. The compensation committee is comprised of disinterested directors. The disinterested directors are eligible only to receive automatic nondiscretionary awards under the 1996 Non-Employee Directors Stock Option Plan described below. Under the incentive plan, options to purchase common stock may be granted with an exercise price below market value of such stock on the grant date. No such below market options have been granted.

     The board or the compensation committee may amend, suspend or terminate the incentive plan at any time. Only the compensation committee, however, may take actions affecting the selection of award recipients or the timing, pricing and amounts of any awards. In addition, the maximum number of shares that may be sold or issued under the incentive plan may be increased and the class of persons eligible to participate in the incentive plan may be altered only with the approval of our stockholders. With respect to all other amendments to the incentive plan, the board may, in its discretion, determine that the amendment shall only become effective upon approval by our stockholders.

  1996 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

     In July 1996, we adopted the 1996 Non-Employee Directors Stock Option Plan, which authorizes the granting of non-qualified stock options to disinterested directors. The purpose of the directors plan is to promote the interests of Diedrich Coffee and our stockholders by using investment interests in Diedrich Coffee to attract and retain highly qualified independent directors. A total of 125,000 shares have been reserved for issuance under the directors plan. Pursuant to the directors plan, each non-employee director automatically receives an initial, one-time grant of an option to purchase up to 10,000 shares of Diedrich Coffee common stock. In addition to the initial grant, each non-employee director will also receive, upon each re-election to our board, an automatic grant of an option to purchase up to 5,000 additional shares of our common stock. The initial grant vests over two years. The automatic re-election grant vests immediately before the next annual meeting of stockholders. All disinterested employee director options have a term of ten years and an exercise price equal to the fair market value of our common stock on the date of grant.

  1997 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN AND AGREEMENT

     In April 1997, the disinterested directors on the board adopted and approved the 1997 Non-Employee Directors' Stock Option Plan and Agreement to recognize and compensate the disinterested directors for their service to Diedrich Coffee above and beyond normal requirements. Pursuant to that plan, one-time grants of options to purchase up to 10,000 shares of our common stock were granted to each of Mr. Churm and Mr. Heeschen. These options vested on April 25, 1998, twelve months after they were granted. No additional options are available for grant under the 1997 Non-Employee Directors Stock Option Plan and Agreement.

EMPLOYMENT AGREEMENTS AND COMPENSATORY ARRANGEMENTS

  JOHN E. MARTIN

     On November 17, 1997, John E. Martin entered into a letter agreement with Diedrich Coffee appointing him as a director and as Chairman of the Board. The agreement provides for a base salary of

$100,000 per year for so long as Mr. Martin continues as Chairman of the Board. Mr. Martin is not to receive employee benefits nor any other compensation to which he would otherwise be entitled for serving on the board, and the board may terminate him in its discretion at any time with or without reason. We have agreed to employ a full-time executive assistant on his behalf with an annual salary not to exceed $72,000 per year. We have also agreed (1) to reimburse Mr. Martin for all reasonable and necessary travel and other business expenses incurred in connection with the performance of services under the agreement; (2) to enter into an indemnification agreement with Mr. Martin in the form provided to each of our other directors and executive officers; and (3) to reimburse Mr. Martin for reasonable legal and accounting fees incurred in connection with the negotiation and execution of the agreement in an amount not to exceed $10,000. Finally, the agreement recognizes that Mr. Martin's other business interests relate to restaurants and provides that we waive any rights or claims to other business opportunities involving the restaurant business that may become available to Mr. Martin, other than opportunities involving the coffeehouse business or other businesses in which the principal activity involves the sale of coffee and coffee beverages.

     On November 17, 1997, Mr. Martin also entered into a stock option plan and agreement with Diedrich Coffee. Our stockholders approved Mr. Martin's option agreement at a special meeting held on January 22, 1998. We granted Mr. Martin options to purchase an aggregate of 850,000 shares of our common stock for the purpose of encouraging and rewarding Mr. Martin's contributions to the performance of the company and to align Mr. Martin's interests with the interests of our stockholders. The options granted to Mr. Martin are exercisable, at the following exercise prices:

     - 450,000 shares of common stock at an exercise price of $4.00 per share;

     - 100,000 shares of common stock at an exercise price of $5.00 per share;

     - 150,000 shares of common stock at an exercise price of $8.00 per share;
       and

     - 150,000 shares of common stock at an exercise price of $10.00 per share.

     All of the options granted to Mr. Martin become exercisable on the earlier of May 15, 2002 or as soon as the closing price of our common stock on the Nasdaq National Market exceeds the respective exercise price for at least seven trading days in any period of ten consecutive trading days. All options are to terminate if unexercised on November 17, 2002 or, if Mr. Martin resigns from Diedrich Coffee or we terminate Mr. Martin's employment for cause, the options will become unexercisable within sixty days. Only Mr. Martin is eligible to receive options under his option agreement and the options are not transferable or assignable. Subject to the discretion of the compensation committee of the board, Mr. Martin may pay the exercise price for his options with cash or by delivery of shares of our common stock with a value equal to the exercise price or through a combination of cash and shares.

  TIMOTHY J. RYAN

     On November 17, 1997, Timothy J. Ryan entered into a two-year employment agreement with Diedrich Coffee as our President and Chief Executive Officer. The agreement provides for an annual salary of $200,000 per year, a discretionary performance bonus which may be awarded by the compensation committee after twelve months of employment (not to initially exceed 25% of Mr. Ryan's base salary), and employee benefits that include three weeks annual vacation leave, reimbursement for all reasonable and necessary travel and other business expenses incurred in connection with the performance of services under the agreement, and the payment of a monthly car allowance of $600.00. The employment agreement may be terminated before the completion of two years in the event of Mr. Ryan's sustained incapacity as defined in the agreement or by us for cause as defined in the agreement. We may also terminate Mr. Ryan for any other reason, however, in such event, Mr. Ryan will be entitled to receive a severance payment equal to fifty percent of his base salary.

     On November 17, 1997, Mr. Ryan also entered into a stock option plan and agreement with Diedrich Coffee. Our stockholders approved Mr. Ryan's option agreement at a special meeting held on January 22, 1998. We granted Mr. Ryan options to purchase an aggregate of 600,000 shares of our common stock for the purpose of encouraging and rewarding Mr. Ryan's contributions to the performance of the company and to align Mr. Ryan's interests with the interests of our stockholders. The options granted to Mr. Ryan are exercisable, at the following exercise prices:

     - 50,000 shares of common stock at an exercise price of $3.50 per share;

     - 75,000 shares of common stock at an exercise price of $4.50 per share;

     - 125,000 shares of common stock at an exercise price of $5.00 per share;

     - 175,000 shares of common stock at an exercise price of $8.00 per share;
       and

     - 175,000 shares of common stock at an exercise price of $10.00 per share.

     The options become exercisable on the earlier of May 15, 2002 or upon the satisfaction of two conditions: (1) the options having vested pursuant to a vesting schedule set forth in the agreement, and (2) after the date of the agreement, the closing price of the common stock on the Nasdaq National Market shall have exceeded the option price per share for at least seven trading days in any period of ten consecutive trading days. All options are to terminate if unexercised on November 17, 2002 or, if Mr. Ryan resigns from Diedrich Coffee without good cause or we terminate Mr. Ryan's employment for cause, the options will become unexercisable within sixty days. Only Mr. Ryan is eligible to receive options under the his option agreement and the options are not transferable or assignable. Subject to the discretion of the compensation committee of the board, Mr. Ryan may pay the exercise price for his options with cash or by delivery of shares of our common stock with a value equal to the exercise price or through a combination of cash and shares.

  MARTIN R. DIEDRICH

     Martin R. Diedrich entered into a new employment agreement with Diedrich Coffee, which appointed him as Diedrich Coffee's Chief Coffee Officer beginning as of June 29, 1998. The term of the agreement is three years. The agreement provides for a base salary of $120,000 per annum, increasing to $140,000 per annum beginning in the second year of the agreement, and to $160,000 in the third year. Mr. Diedrich receives employee benefits consistent with the company's policies for other senior executives.

  ANN WRIDE

     In April 1998, Ann Wride entered into an employment agreement with Diedrich Coffee appointing her Vice President and Chief Financial Officer. The agreement provides for a base salary of $155,000 per annum and an annual incentive bonus of up to 25% of base salary based on the company's performance and Ms. Wride's performance against objectives approved by the board. If terminated without cause, Ms. Wride is entitled to six months salary as severance compensation. Ms. Wride also received options to purchase up to 50,000 shares of our common stock at an exercise price of $5.8125, vesting over two years. Ms. Wride receives employee benefits consistent with the company's policies for other senior executives.

  DOLF BERLE

     In April 1998, Dolf Berle entered into an employment agreement with Diedrich Coffee appointing him Vice President of Franchise Development. The agreement provides for a base salary of $155,000 per annum and an annual incentive bonus of up to 25% of base salary based on the company's performance and Mr. Berle's performance against objectives approved by the board. If terminated without cause, Mr. Berle is entitled to six months salary as severance compensation. Mr. Berle also received options to purchase up to 50,000 shares of our common stock at an exercise price of $6.25, vesting over two years. According to the terms of the employment agreement, Mr. Berle was also granted 10,000 stock options annually for each of the five years following the end of the two-year vesting period of the initial grant. The exercise price of those options will be the date of the annual grant. Mr. Berle receives employee benefits consistent with the company's policies for other senior executives.

  CATHERINE SAAR

     On June 11, 1998, Catherine Saar entered into an employment agreement with Diedrich Coffee appointing her Vice President, Marketing. The agreement provides for a base salary of $120,000 per annum and an annual incentive bonus of up to 25% of base salary based on the company's performance and Ms. Saar's performance against objectives approved by the board. If terminated without cause, Ms. Saar is entitled to four months salary as severance compensation. Ms. Saar also received options to purchase up to 20,000 shares of our common stock at an exercise price of $7.75, vesting over two years. Ms. Saar is eligible for subsequent option grants. Ms. Saar receives employee benefits consistent with the company's policies for other senior executives.

REPORT OF THE COMPENSATION COMMITTEE

     The compensation committee consists of Messrs. Churm, Goelman and Heeschen. The compensation committee administers our stock option plans and sets compensation levels for our executive officers. The company's executive compensation policies and programs are designed to:

        - provide competitive levels of overall compensation that will attract and retain the best executive talent in the industry;

        - motivate executive officers to perform at their highest level;

        - align executive officer and stockholder interests to create stockholder value; and

        - reward executive officers for achievement of corporate and individual objectives.

     To achieve these goals, the compensation committee and the board have established an executive compensation program consisting primarily of three integrated components: base salary, annual bonus and stock options.

     Base Salary. Base salaries for executive officers are set by the compensation committee after considering factors such as competitive environment, experience level, position, responsibility and overall contribution of the executive. Base salaries for the executive officers were established in their respective employment agreements.

     Annual Bonus. All executive officers, including the Chief Executive Officer, are eligible to receive an annual bonus. The employment agreements for the executive officers provide for discretionary performance bonuses based upon the company's performance and the respective executive officer's contribution thereto. The board awarded annual bonuses to sixteen employees, including three of the executive officers, for the fiscal year ended January 27, 1999, because of outstanding performance by such persons during the year. These bonuses were paid after the fiscal year ended January 27, 1999, but related to performance during the fiscal year.

     Stock Options. The third component of the compensation program for executive officers is in the form of stock option awards. Diedrich Coffee's 1996 Stock Incentive Plan provides for long-term incentive compensation for our employees, including executive officers. Stock option awards align the interests of executive officers with those of our stockholders by providing an equity interest in the company, thereby providing incentive for the executive officers to maximize stockholder value. Option awards directly tie executive compensation to the value of our common stock. The compensation committee is responsible for determining, subject to the terms of the 1996 Stock Incentive Plan, the individuals to whom grants are made, the timing of grants and the number of shares per grant. The number of shares are determined based upon the individual's position in the company, competitive company practices and the number of unvested shares already held by the individual. Stock options are generally granted with an exercise price equal to the fair market value of our common stock on the date of grant. During fiscal 1999, the compensation committee granted stock options to approximately 76 employees. This was a wider employee base than in past years. The goal of the compensation committee was to ensure employees were focused on increasing stockholder value. The group included the majority of corporate office employees as well as general managers and assistant managers at the coffeehouse level.

     Chief Executive Officer. In November 1997, Diedrich Coffee entered into an employment agreement as well as a stock option plan and agreement with Mr. Ryan. Our stockholders approved the stock option plan and agreement at a special meeting called for that purpose on January 22, 1998. The terms of Mr. Ryan's employment agreement and stock option plan and agreement were previously described above. The process of establishing the Chief Executive Officer's compensation parallels the process and criteria used in establishing compensation levels for other executive officers. There were no changes made during the fiscal year ended January 27, 1999 to Mr. Ryan's employment agreement or his compensation package.

     Policy with Respect to Internal Revenue Code Section 162(m). In 1993, Congress amended the Internal Revenue Code to add Section 162(m). Section 162(m) and the regulations thereunder place a limit of $1 million on the amount of compensation that Diedrich Coffee may deduct in any year with respect to some of our most highly compensated officers. Section 162(m) does not, however, disallow a deduction for qualified "performance-based compensation," the material terms of which are disclosed to and approved by stockholders. Currently, our executive officer compensation levels, other than "performance-based compensation," do not exceed $1 million. The compensation committee and the board plan to take such actions in the future to minimize the loss of tax deductions related to compensation as they deem necessary and appropriate in light of specific compensation objectives.

                                          Respectfully submitted,

                                          Peter Churm
                                          Paul C. Heeschen
                                          Lawrence Goelman

KEY MAN LIFE INSURANCE

     We currently maintain a term life insurance policy in the amount of $10,000,000 on the life of Mr. Diedrich under which Diedrich Coffee is the sole beneficiary.

COMPENSATION COMMITTEE INTERLOCKS

     During the fiscal year ended January 27, 1999, the compensation committee of our board consisted of Mr. Churm, Mr. Goelman and Mr. Heeschen. No member of the compensation committee was, at any time during the fiscal year ended January 27, 1999 or at any other time, an officer or employee of Diedrich Coffee. There are no compensation committee interlocks between Diedrich Coffee and other entities involving our executive officers and board members who serve as executive officers or board members of such other entities.

STOCK PERFORMANCE GRAPH

     The following graph shows a comparison of the cumulative total returns for the period beginning on September 12, 1996, the date our common stock was first publicly traded, and ending on January 27, 1999 for:

     - Diedrich Coffee common stock;

     - the Total Return Index for the Nasdaq National Market (U.S. companies);
       and

     - the Total Return Index for Nasdaq Retail Trade Stocks.

     Each of the above assumes an initial value of $100 and reinvestment of dividends. Although the graph would normally cover a five-year period, our common stock has been publicly traded only since September 12, 1996, so the graph begins on that date. The comparisons in the graph are required by the Commission and are not intended to forecast or be indicative of possible future performance of our common stock.

                                                         RETAIL                      NASDAQ                       DDRX
                                                         ------                      ------                       ----
'9/12/96'                                                100.00                      100.00                      100.00
'10/30/96'                                                98.41                      102.88                       97.62
'1/29/97'                                                 97.34                      116.09                       80.95
'4/30/97'                                                 88.70                      107.83                       25.00
'7/30/97'                                                107.69                      136.25                       27.38
'10/29/97'                                               111.49                      137.99                       26.79
'1/28/98'                                                114.79                      139.16                       59.52
'4/29/98'                                                134.05                      159.67                       76.19
'7/29/98'                                                131.19                      161.73                       64.89
'10/28/98'                                               108.69                      150.99                       40.48
'1/27/99'                                                136.62                      209.69                       42.27

                        TRANSACTIONS INVOLVING OFFICERS,
                      DIRECTORS AND PRINCIPAL STOCKHOLDERS

     On April 6, 1999, we entered into a $1,000,000 loan agreement and security agreement with Amre Youness, a former director of Diedrich Coffee and the beneficial owner of approximately 6.6% of the outstanding shares of our common stock. Under the loan agreement, all outstanding principal and interest is due and payable on April 6, 2000. The loan is secured by the assets of Diedrich Coffee with interest accruing and paid monthly at the prime rate plus 3%. In connection with the loan agreement, we issued warrants to Mr. Youness to purchase 70,000 shares of Diedrich Coffee common stock at a price of $5.625 per share.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of our common stock as of April 7, 1999, and as adjusted to reflect the sale of the shares of common stock offered in this offering, by:

     - each person or group of affiliated persons who we know owns beneficially 5% or more of our common stock;

     - each of our directors;

     - each of our executive officers listed in the summary compensation table; and

     - all of our directors and executive officers as a group.

Percentage of ownership is calculated as required by Commission Rule 13d-3(d)(1). Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws. The table below includes the number of shares underlying options that are exercisable within 60 days from the date of this offering.

                                       SHARES BENEFICIALLY OWNED                 SHARES BENEFICIALLY OWNED
                                          BEFORE THIS OFFERING                      AFTER THIS OFFERING
                                ----------------------------------------   -------------------------------------
       NAME AND ADDRESS             AMOUNT AND NATURE         PERCENT OF      AMOUNT AND NATURE       PERCENT OF
    OF BENEFICIAL OWNER(1)      OF BENEFICIAL OWNERSHIP(2)      CLASS      OF BENEFICIAL OWNERSHIP      CLASS
    ----------------------      --------------------------    ----------   -----------------------    ----------
D.C.H., L.P...................          1,473,197(3)             23.9%                                       %
  450 Newport Center Drive
  Suite 450
  Newport Beach, CA 92660
Amre A. Youness...............            430,958(4)              6.6%                                       %
  301 North Lake Avenue
  Suite 910
  Pasadena, CA 91101
Cosleno, Inc. ................            340,000(5)              5.2%                                       %
  3753 Howard Hughes Parkway
  Suite 200
  Las Vegas, NV 89109
Dolf A. Berle.................             25,000(6)                *
Peter Churm...................             45,000(7)                *
Martin Diedrich...............            655,107                10.6%                                       %
Lawrence Goelman..............            112,700(8)              1.8%                                       %
Paul C. Heeschen..............          1,786,480(9)             28.8%                                       %
Steven A. Lupinacci...........            309,061(10)             5.0%                                       %
John E. Martin................          1,258,533(11)            17.9%                                       %
Timothy J. Ryan...............            629,367(12)             9.3%                                       %
Ann Wride.....................             25,000(13)               *
All directors and executive
  officers as a group (8
  persons)....................          4,537,187(14)            58.0%                                       %

---------------
  *  Less than 1%

 (1) Unless otherwise indicated, the address of each person in this table is c/o Diedrich Coffee, 2144 Michelson Dr., Irvine, California 92612.

 (2) Calculated pursuant to Rule 13d-3(d) under the Securities Exchange Act. Shares not outstanding that are subject to options or warrants exercisable by the holder thereof within 60 days of April 7, 1999 are deemed outstanding for the purposes of calculating the number and percentage owned by such stockholder, but not deemed outstanding for the purpose of calculating the percentage owned by each other stockholder listed. Unless otherwise noted, all shares listed as beneficially owned by a stockholder are actually outstanding.

 (3) Paul C. Heeschen, a director of Diedrich Coffee, is the sole general partner of this limited partnership with voting and investment power as to all shares beneficially owned by the limited partnership.

 (4) Pursuant to Schedule 13D filed with the Commission and dated as of October 14, 1997, includes 340,000 shares that are subject to warrants exercisable within 60 days of which he has shared voting and dispositive power with Cosleno, Inc.

 (5) Pursuant to Schedule 13D as filed with the Commission and dated as of October 14, 1997, Cosleno, Inc. and Amre A. Youness, who is the sole stockholder of Cosleno, Inc., have shared voting and dispositive power of the 340,000 shares that are subject to warrants exercisable within 60 days.

 (6) Includes 25,000 shares subject to options that are exercisable within 60 days.

 (7) Includes 25,000 shares subject to options that are exercisable within 60 days.

 (8) Includes 100,000 shares subject to options that are exercisable within 60 days. This number does not include 85,000 shares held by the Virginia R. Cirica Trust. Ms. Cirica is Mr. Goelman's wife. Mr. Goelman disclaims any beneficial interest in the Virginia R. Cirica Trust, except to the extent to which Mr. Goelman is a contingent beneficiary under the terms of that trust.

 (9) Includes 1,473,197 shares beneficially owned by D.C.H., L.P. and 255,914 shares beneficially owned by Redwood Enterprises VII, L.P. Mr. Heeschen is the sole general partner of each of these partnerships with voting and investment power as to all of such shares. Also includes 25,000 shares held personally by Mr. Heeschen subject to options that are exercisable within 60 days and 25,000 shares purchased on the open market by the Palm Trust, of which Mr. Heeschen is a trustee with shared voting and investment power as to all of such shares.

(10) Mr. Lupinacci resigned as Chief Executive Officer, President and Chief Financial Officer effective March 12, 1997.

(11) Includes 850,000 shares subject to options that are exercisable within 60 days.

(12) Includes 600,000 shares subject to options that are exercisable within 60 days.

(13) Includes 25,000 shares subject to options that are exercisable within 60 days.

(14) Includes 1,650,000 shares subject to options that are exercisable within 60 days.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 25 million shares of common stock, $0.01 par value per share, and 3 million shares of preferred stock, $0.01 par value per share.

DIEDRICH COFFEE COMMON STOCK

     At April 7, 1999, there were approximately 6.2 million shares of our common stock outstanding held of record by 147 persons. Exercisable stock options and stock warrants to purchase an aggregate of approximately 2.1 million shares of common stock were also outstanding.

     Diedrich Coffee common stockholders are entitled to one vote per share on all matters to be voted upon by our stockholders. Our common stockholders may not cumulate votes for the election of directors. Any action taken by common stockholders must be taken at an annual or special meeting and may not be taken by written consent.

     Our common stockholders are entitled to receive ratably any dividends as may be declared from time-to-time by our board out of funds legally available for dividend payments, subject to any dividend preferences of any holders of preferred stock. In the event of liquidation or dissolution of Diedrich Coffee, our common stockholders are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any preferred stock. Our common stockholders do not have any preemptive or conversion rights or other subscription rights. Neither redemption nor sinking fund provisions apply to our common stock.

     All outstanding shares of our common stock are fully paid and non-assessable, and the shares of Diedrich Coffee common stock that will be outstanding after the merger will be fully paid and non-assessable.

DIEDRICH COFFEE PREFERRED STOCK

     At April 7, 1999, no shares of our preferred stock were outstanding. Our board may issue up to 3 million shares of preferred stock in one or more series and, subject to the Delaware General Corporation Law, may:

     - fix the number of shares and designation of any series;

     - fix its preferences, limitations, rights, qualifications and restrictions; and

     - determine the voting powers of any such series.

     Although we presently do not intend to do so, the board may issue preferred stock with voting and conversion rights, which could negatively affect the voting power or other rights of our common stockholders without stockholder approval. For example, the issuance of preferred stock could decrease the amount of earnings and assets available for distribution to our common stockholders. In addition, any such issuance could have the effect of making removal of the present management more difficult, or resulting in restrictions upon the payment of dividends and other distributions to our common stockholders. The issuance of preferred stock may delay or prevent a change-in-control of Diedrich Coffee.

CERTAIN PROVISIONS OF DELAWARE LAW

     The company is a Delaware corporation and is subject to the provisions of
Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction by which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior did own, 15% or more of the company's voting stock.

CERTAIN CHARTER AND BYLAW PROVISIONS

     Special Meetings. Our bylaws provide that special meetings of the stockholders may be called only by the board of directors or the president of the company. This provision may make it more difficult for stockholders to take action opposed by the board.

     Indemnification of Directors and Officers. Our bylaws provide a right to indemnification to the full extent permitted by law for expenses, attorney's fees, damages, punitive damages, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by any director or officer whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in the company's right by reason of the fact that such director or officer is or was serving as a director or officer at the company's request, as a director, officer, partner, venturer, proprietor, employee, agent, or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Our bylaws also provide for the advancement of expenses to an indemnified party upon receipt of an undertaking by the party to repay those amounts if it is finally determined that the indemnified party is not entitled to indemnification.

     Our bylaws authorize us to take steps to ensure that all persons entitled to the indemnification are properly indemnified, including, if the board of directors so determines, purchasing and maintaining insurance.

LIMITATION OF LIABILITY

     Our articles of incorporation provide that no director shall be personally liable to the company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability:

     - for any breach of such person a duty of loyalty;

     - for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

     - for the payment of unlawful dividends and certain other actions prohibited by Delaware corporate law; and

     - for any transaction resulting in receipt by such person of an improper personal benefit.

TRANSFER AGENT

     The transfer agent and registrar for the common stock is U.S. Stock Transfer Corporation.

                        SHARES ELIGIBLE FOR FUTURE SALE

SHARES OUTSTANDING AND FREELY TRADEABLE AFTER OFFERING

     Upon completion of this offering, we will have approximately
               shares of common stock outstanding. The                shares of
common stock to be sold by the company in this offering will be freely tradeable without restriction or limitation under the Securities Act, except for any such shares held by "affiliates" of the company, as such term is defined under Rule 144 of the Securities Act. The shares held by affiliates will be subject to the resale limitations under Rule 144. Of the remaining outstanding shares,
approximately                shares of common stock are "restricted securities"
within the meaning of Rule 144 and may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. All of these restricted shares of common stock
will become eligible for resale under Rule 144 commencing             , 1999.
Diedrich Coffee's directors, executive officers and its existing stockholders have agreed not to sell, directly or indirectly, any shares owned by them for a period of 180 days after the date of this prospectus without the prior written
consent of                . See "Underwriting." Upon the expiration of this 180
days lock-up period, or earlier upon the consent of the representative, all of these shares will become eligible for sale subject to the restrictions of Rule 144.

RULE 144

     In general, under Rule 144, as currently in effect, a person, or persons whose shares are aggregated, who has beneficially owned shares for at least one year, including an affiliate of the company, would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of 1% of the then-outstanding shares of common stock (approximately shares of common stock after this offering) and the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Commission, provided certain manner of sale and notice requirements and requirements as to the availability of current public information about the company are satisfied. In addition, affiliates of the company must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock. As defined in Rule 144, an "affiliate" of an issuer is a person who, directly or indirectly, through the use of one or more intermediaries controls, or is controlled by, or is under common control with, such issuer. Under Rule 144(k), a holder of "restricted securities" who is not deemed an affiliate of the issuer and who has beneficially owned shares for a least two years would be entitled to sell shares under Rule 144(k) without regard to the limitations described in this paragraph.

EFFECT OF SUBSTANTIAL SALES ON MARKET PRICE OF COMMON STOCK

     The company is unable to estimate the number of shares that may be sold in the future by its existing stockholders or the effect, if any, that such sales will have on the market price of the common stock prevailing from time-to-time. Sales of substantial amounts of common stock, or the prospect of such sales, could adversely affect the market price of our common stock.

                                  UNDERWRITING

     The underwriters named below, acting through their representatives,
          and           , have severally agreed with us, subject to the terms
and conditions of the underwriting agreement, to purchase from us the number of shares of common stock set forth opposite their names below. The underwriters are committed to purchase and pay for all these shares if any are purchased.

                                                              NUMBER OF
                        UNDERWRITER                            SHARES
                        -----------                           ---------

                                                              ---------
          Total.............................................
                                                              =========

     The representatives have advised us that the underwriters propose to offer the shares of common stock to the public at the public offering price on the cover page of this prospectus and to some dealers at such price less a
concession of not in excess of $          per share, of which $          may be
reallowed to other dealers. After this offering, the public offering price, concession, and reallowance to dealers may be reduced by the representatives. This reduction will not change the amount of proceeds we will receive as stated on the cover page of this prospectus. The common stock is offered by the underwriters as stated in this prospectus, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

     Over-Allotment Option. We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to
purchase up to          additional shares of common stock at the same price per
share as we will receive for the           shares that the underwriters have
agreed to purchase. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of the additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage
of the           shares offered hereby. If purchased, those additional shares will be sold by the underwriters on the same terms as those on which the shares are being sold. We will be obligated, pursuant to the option, to sell shares to the extent the option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the shares of common stock offered in this prospectus. If this option is exercised in full, the total price to public, underwriting discounts and
commissions and proceeds to company will be $          million, $
million and $          million, respectively.

     Directed Share Program. At our request, the underwriters have reserved up
to           shares of common stock to be issued by us and offered for sale in this prospectus, at the initial public offering price, to our directors, officers, employees, business associates and persons otherwise related to Diedrich Coffee. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase these reserved shares. The underwriters will offer any reserved shares that are not so purchased to the general public on the same basis as the other shares offered in this prospectus.

     Indemnity. The underwriting agreement contains covenants of indemnity among the underwriters and us against various civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

     Lock-Up Agreements. Each executive officer and director of Diedrich Coffee has agreed, during the period ending 180 days after the date of this prospectus subject to various exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock or any options or warrants to purchase any shares of common stock, or any securities convertible into or exchange for shares of common stock owned as of the date of this prospectus or thereafter acquired directly by these holders or with respect to which they have the power of
disposition, without the prior written consent of           .           may, in
its sole discretion and at any time or
from time-to-time without notice, release all or any portion of the securities subject to the lock-up agreements. There are no existing agreements between the representatives and any of our stockholders who have executed a lock-up agreement providing consent to the sale of shares before the expiration of the lock-up period.

     In addition, we have agreed that during the lock-up period we will not,
without the prior written consent of           , subject to various exceptions,

     - consent to the disposition of any shares held by stockholders subject to lock-up agreements before the expiration of the lock-up period; or

     - issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than our sale of shares in this offering, the issuance of common stock upon the exercise of outstanding options, and the issuance of options under existing stock option and incentive plans provided the options do not vest before the expiration of the lock-up period. See "Shares Eligible for Future Sale."

     The underwriters have advised us that they do not intend to confirm sales of more than 5% of the common stock offered in this offering to accounts over which they exercise discretionary authority.

     Stabilization. The representatives have advised us that, pursuant to Regulation M under the Securities Act, some persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or the purchase of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering if the common stock originally sold by such underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representatives have advised us that these transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     The validity of our common stock offered hereby will be passed upon for us
by Gibson, Dunn & Crutcher LLP, Orange County, California.                  has
acted as counsel to the underwriters in connection with certain legal matters related to this offering.

                                    EXPERTS

     The financial statements of Diedrich Coffee, Inc. as of January 27, 1999 and January 28, 1998, and for each of the years ended January 27, 1999, January 28, 1998 and January 27, 1997, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Coffee People, Inc. as of June 27, 1998 and June 28, 1997 and for each of the two years in the period ended June 27, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Coffee People, Inc. (formerly Gloria Jean's, Inc.) for the 39-week period ended June 29, 1996 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the Commission a registration statement on Form S-1 under the Securities Act that registers the shares of our common stock to be sold in this offering. The registration statement, including the attached exhibits and schedules, contain additional relevant information about us and our capital stock. The rules and regulations of the Commission allow us to omit certain information included in the registration statement from this document.

     In addition, we file reports, proxy statements and other information with the Commission under the Securities Exchange Act. You may read and copy this information at the following public reference rooms of the Commission:

Washington, D.C.               New York, New York             Chicago, Illinois
450 Fifth Street, N. W.        7 World Trade Center           500 West Madison Street
Room 1024                      Suite 1300                     Suite 1400
Washington, D.C. 20549         New York, NY 10048             Chicago, IL 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W. Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the Commission at 1-800-SEC-0330.

     The Commission also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, like Diedrich Coffee, who file electronically with the Commission. The address of that site is http://www.sec.gov.

     We intend to furnish our stockholders with annual reports containing audited financial statements, and make available to our stockholders quarterly reports for the first three quarters of each year containing unaudited interim financial information.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
DIEDRICH COFFEE
Independent Auditors' Report................................  F-3
Balance Sheets as of January 27, 1999 and January 28,
  1998......................................................  F-4
Statements of Operations for the Years Ended January 27,
  1999, January 28, 1998 and January 29, 1997...............  F-5
Statements of Stockholders' Equity for the Years Ended
  January 27, 1999, January 28, 1998 and January 29, 1997...  F-6
Statements of Cash Flows for the Years Ended January 27,
  1999, January 28, 1998 and January 29, 1997...............  F-7
Notes to Financial Statements...............................  F-8

COFFEE PEOPLE
Consolidated Reports of Independent Accountants.............  F-21
Consolidated Balance Sheets as of June 27, 1998 and June 28,
  1997......................................................  F-23
Consolidated Statements of Operations for the Years Ended
  June 27, 1998 and June 28, 1997 and for the 39-week Period
  June 29, 1996.............................................  F-24
Consolidated Statements of Stockholders' Equity for the
  Years Ended June 27, 1998 and June 28, 1997 and for the
  39-week period June 29, 1996..............................  F-25
Consolidated Statements of Cash Flows for Years Ended June
  27, 1998 and June 28, 1997 and for the 39-week period June
  29, 1996..................................................  F-26
Notes to Financial Statements...............................  F-27
Consolidated Balance Sheets as of June 27, 1998 and March 6,
  1999 (unaudited)..........................................  F-41
Consolidated Statements of Operations for the Thirty-Six
  Weeks Ended March 6, 1999 and March 7, 1998 and the
  Thirty-Six Weeks Ended March 6, 1999 and March 7, 1998
  (unaudited)...............................................  F-42
Consolidated Statements of Cash Flows for the Thirty-Six
  Weeks Ended March 6, 1999 and March 7, 1998 (unaudited)...  F-43
Notes to Financial Statements As of March 6, 1999 and June
  27, 1998 (unaudited)......................................  F-44

                             DIEDRICH COFFEE, INC.
                       CONSOLIDATED FINANCIAL STATEMENTS
            JANUARY 27, 1999, JANUARY 28, 1998 AND JANUARY 29, 1997

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders'
Diedrich Coffee, Inc.:

     We have audited the accompanying balance sheets of Diedrich Coffee, Inc. as of January 27, 1999 and January 28, 1998, and the related statements of operations, stockholders' equity, and cash flows for the years ended January 27, 1999, January 28, 1998 and January 29, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Diedrich Coffee, Inc. as of January 27, 1999 and January 28, 1998, and the results of its operations and its cash flows for the years ended January 27, 1999, January 28, 1998 and January 29, 1997, in conformity with generally accepted accounting principles.

                                      /s/ KPMG LLP

Orange County, California
March 26, 1999, except the
second paragraph of note 13
which is April 6, 1999

                             DIEDRICH COFFEE, INC.

                                 BALANCE SHEETS

                                ASSETS (NOTE 5)

                                                              JANUARY 27,     JANUARY 28,
                                                                  1999            1998
                                                              ------------    ------------
Current Assets:
  Cash......................................................  $  1,200,861    $  1,408,161
  Accounts receivable, less allowance for doubtful accounts
     of $29,438 and $22,134.................................       263,651         181,628
  Note receivable...........................................       100,000              --
  Inventories (Note 2)......................................     1,279,436       1,375,119
  Prepaid expenses..........................................       188,993         157,393
  Income taxes receivable...................................        17,686          42,528
                                                              ------------    ------------
       Total current assets.................................     3,050,627       3,164,829
Property and equipment, net (Note 3)........................     9,119,859      10,104,843
Costs in excess of net assets acquired, net (Note 4)........       329,086         389,651
Other assets................................................       236,880         289,103
                                                              ------------    ------------
                                                              $ 12,736,452    $ 13,948,426
                                                              ============    ============
                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current installments of obligations under capital leases
     (Note 6)...............................................  $    169,488    $    168,139
  Accounts payable..........................................     1,415,067       1,204,366
  Accrued compensation......................................       970,034         716,742
  Accrued expenses (Note 7).................................     1,039,097       1,796,869
  Restructuring charge (Note 10)............................       112,400         237,320
                                                              ------------    ------------
       Total current liabilities............................     3,706,086       4,123,436
Obligations under capital lease -- long-term (Note 6).......       283,106         317,292
Long term debt (Note 5).....................................     2,500,000       2,500,000
Deferred rent...............................................       219,865         172,231
                                                              ------------    ------------
       Total liabilities....................................     6,709,057       7,112,959
                                                              ------------    ------------
Stockholders' Equity:
  Common stock, $.01 par value; authorized 25,000,000
     shares; issued and outstanding 6,167,313 shares at
     January 27, 1999 and 5,741,650 at January 28, 1998.....        61,674          57,417
  Additional paid-in capital................................    18,708,032      16,928,546
  Accumulated deficit.......................................   (12,742,311)    (10,150,496)
                                                              ------------    ------------
       Total stockholders' equity...........................     6,027,395       6,835,467
       Commitments and contingencies (Note 6)
                                                              ------------    ------------
                                                              $ 12,736,452    $ 13,948,426
                                                              ============    ============

See accompanying notes to financial statements.

                             DIEDRICH COFFEE, INC.

                            STATEMENTS OF OPERATIONS

                                                      YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                      JANUARY 27,    JANUARY 28,    JANUARY 29,
                                                         1999           1998           1997
                                                      -----------    -----------    -----------
Net Sales:
  Retail............................................  $21,248,462    $20,759,993    $18,117,720
  Wholesale and other...............................    2,766,741      2,221,704      1,694,686
  Franchise area development fees...................      200,000             --             --
                                                      -----------    -----------    -----------
       Total........................................   24,215,203     22,981,697     19,812,406
                                                      -----------    -----------    -----------
Cost and Expenses:
  Cost of sales and related occupancy costs.........   10,955,197     11,457,612      9,263,286
  Store operating expenses..........................    8,935,644     10,447,349      8,279,621
  Other operating expenses..........................      634,124        289,867        240,227
  Depreciation and amortization.....................    1,941,020      1,785,271      1,053,770
  Provision for asset impairment and restructuring
     costs..........................................           --      3,902,332             --
  General and administrative expenses...............    4,013,809      4,005,853      2,003,483
                                                      -----------    -----------    -----------
       Total........................................   26,479,794     31,888,284     20,840,387
                                                      -----------    -----------    -----------
Operating (loss) income.............................   (2,264,591)    (8,906,587)    (1,027,981)
Interest expense....................................     (384,544)      (182,135)      (189,549)
Interest and other (expense) income.................       90,517        (23,239)       103,718
                                                      -----------    -----------    -----------
Loss before income taxes............................   (2,558,618)    (9,111,961)    (1,113,812)
Income tax provision (benefit)......................        3,690            800       (128,107)
                                                      -----------    -----------    -----------
Net loss............................................  $(2,562,308)   $(9,112,761)   $  (985,705)
                                                      ===========    ===========    ===========
Net loss per share -- basic & diluted:..............  $     (0.43)   $     (1.69)   $     (0.22)
                                                      ===========    ===========    ===========
  Weighted average shares outstanding...............    5,934,287      5,392,609      4,414,000
                                                      ===========    ===========    ===========

See accompanying notes to financial statements.

                             DIEDRICH COFFEE, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                             SERIES A PREFERRED        SERIES B PREFERRED
                                   STOCK                     STOCK                COMMON STOCK
                           ----------------------   ------------------------   -------------------     ADDITIONAL      ACCUMULATED
                             SHARES      AMOUNT       SHARES       AMOUNT       SHARES     AMOUNT    PAID IN CAPITAL     DEFICIT
                           ----------   ---------   ----------   -----------   ---------   -------   ---------------   ------------
Balance, January 31,
  1996...................   1,000,000   $ 800,000    1,608,568   $ 2,225,813   1,183,082   $11,831     $   318,867     $   (52,030)
Initial public offering,
  net....................          --          --           --            --   1,600,000    16,000      12,563,452              --
Conversion of Series A
  and B preferred
  stock..................  (1,000,000)   (800,000)  (1,608,568)   (2,225,813)  2,608,568    26,086       2,999,727              --
Net loss for the year....          --          --           --            --          --        --              --        (985,705)
                           ----------   ---------   ----------   -----------   ---------   -------     -----------     ------------
Balance, January 29,
  1997...................          --          --           --            --   5,391,650    53,917      15,882,046      (1,037,735)
Common stock issued......          --          --           --            --     350,000     3,500       1,046,500              --
Net loss for the year....          --          --           --            --          --        --              --      (9,112,761)
                           ----------   ---------   ----------   -----------   ---------   -------     -----------     ------------
Balance, January 28,
  1998...................          --          --           --            --   5,741,650    57,417      16,928,546     (10,150,496)
Common stock issued......          --          --           --            --     200,000     2,000       1,273,000              --
Exercise of options and
  warrants...............          --          --           --            --     225,663     2,257         476,979              --
Amortization of
  options................          --          --           --            --          --        --          29,507         (29,507)
Net loss for the year....          --          --           --            --          --        --              --      (2,562,308)
                           ----------   ---------   ----------   -----------   ---------   -------     -----------     ------------
Balance, January 27,
  1999...................          --   $      --           --   $        --   6,167,313   $61,674     $18,708,032     $(12,742,311)
                           ==========   =========   ==========   ===========   =========   =======     ===========     ============


                              TOTAL
                           -----------
Balance, January 31,
  1996...................  $ 3,304,481
Initial public offering,
  net....................   12,579,452
Conversion of Series A
  and B preferred
  stock..................           --
Net loss for the year....     (985,705)
                           -----------
Balance, January 29,
  1997...................   14,898,228
Common stock issued......    1,050,000
Net loss for the year....   (9,112,761)
                           -----------
Balance, January 28,
  1998...................    6,835,467
Common stock issued......    1,275,000
Exercise of options and
  warrants...............      479,236
Amortization of
  options................           --
Net loss for the year....   (2,562,308)
                           -----------
Balance, January 27,
  1999...................  $ 6,027,395
                           ===========

See accompanying notes to financial statements.

                             DIEDRICH COFFEE, INC.

                            STATEMENTS OF CASH FLOWS

                                                              YEAR ENDED         YEAR ENDED         YEAR ENDED
                                                           JANUARY 27, 1999   JANUARY 28, 1998   JANUARY 29, 1997
                                                           ----------------   ----------------   ----------------
Cash flows from operating activities:
  Net (loss) income......................................    $(2,562,308)       $(9,112,761)       $  (985,705)
  Adjustments to reconcile net (loss) income to cash
    (used in) provided by operating activities:
    Depreciation and amortization........................      1,941,020          1,785,271          1,053,770
    Deferred income taxes................................             --                 --             48,192
    Restructuring charge.................................             --            987,590
    Impairment on long-lived assets......................             --          2,203,217
    Changes in operating assets and liabilities:
      Accounts and notes receivable......................       (182,023)            28,735            (75,790)
      Inventories........................................         95,683            150,804           (969,652)
      Prepaid expenses...................................        (31,600)            27,670            (78,696)
      Income taxes receivable............................         24,842            242,544           (272,182)
      Other assets.......................................         12,392             26,637           (121,881)
      Accounts payable...................................        210,701           (595,926)         1,164,864
      Accrued compensation...............................        165,614            186,971            232,137
      Accrued expenses...................................        (73,236)         1,562,055            136,250
      Income taxes payable...............................             --                 --            (51,235)
      Deferred rent......................................         47,634             17,847             33,240
                                                             -----------        -----------        -----------
  Net cash (used in) provided by operating activities....       (351,281)        (2,489,346)           113,312
                                                             -----------        -----------        -----------
  Cash flows from investing activities:
    Capital expenditures for property and equipment......     (1,672,076)        (1,724,397)        (7,813,263)
    Disposal of property and equipment...................        148,785
    Acquisition of coffeehouses..........................             --                 --         (1,916,000)
                                                             -----------        -----------        -----------
    Net cash (used in) investing activities..............     (1,523,291)        (1,724,397)        (9,729,263)
                                                             -----------        -----------        -----------
  Cash flows from financing activities:
    Proceeds from notes payable..........................             --                 --             10,000
    Payments on notes payable............................             --                 --            (49,398)
    Proceeds from line of credit.........................             --                 --          4,100,000
    Payments on line of credit...........................             --                 --         (4,100,000)
    Proceeds from long-term debt.........................             --          4,500,000          1,622,520
    Principal payments on long-term debt.................             --         (2,000,000)        (2,569,378)
    Payments on capital lease obligations................        (86,964)                --                 --
    Proceeds from issuance of common stock, net of fees
      paid...............................................      1,275,000          1,050,000         12,579,452
    Proceeds from stock options exercised................        479,236                 --                 --
                                                             -----------        -----------        -----------
  Net cash provided by financing activities..............      1,667,272          3,550,000         11,593,196
                                                             -----------        -----------        -----------
  Net (decrease) increase in cash........................       (207,300)          (663,743)         1,977,245
  Cash at beginning of year..............................      1,408,161          2,071,904             94,659
                                                             -----------        -----------        -----------
  Cash at end of year....................................    $ 1,200,861        $ 1,408,161        $ 2,071,904
                                                             ===========        ===========        ===========
  Supplemental Disclosure of Cash Flow Information:
    Cash paid during the period for:
      Interest...........................................    $   299,670        $   154,999        $   164,140
                                                             ===========        ===========        ===========
      Income taxes.......................................    $     3,690        $       800        $   108,773
                                                             ===========        ===========        ===========
    Non-cash Transactions
      Equipment Purchased under Capital Leases...........    $    54,127        $   498,513                 --
                                                             ===========        ===========        ===========

See accompanying notes to financial statements.

                             DIEDRICH COFFEE, INC.

                         NOTES TO FINANCIAL STATEMENTS
            JANUARY 27, 1999, JANUARY 28, 1998 AND JANUARY 29, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

Business

     Diedrich Coffee, Inc. (the "Company") operates coffeehouses in Southern California, Colorado and Texas, which sell coffee beverages made with its own freshly roasted coffee. In addition, the Company sells light food items and whole bean coffee through its coffeehouses. The Company also operates a wholesale and mail order business in Southern California, which sells whole bean coffee and related supplies and equipment.

Fiscal Year

     The Company's fiscal year ends on the Wednesday closest to January 31.

Inventories

     Inventories are stated at the lower of cost or market. The cost for inventories is determined using the first-in, first-out method.

Property and Depreciation

     Property and equipment, including assets under capital leases are recorded at cost. Depreciation is calculated using the straight-line method over estimated useful lives of five to seven years. Property and equipment held under capital leases and leasehold improvements are amortized straight-line over the shorter of their estimated useful lives or the term of the related leases.

     Major renewals and improvements are capitalized. Maintenance and repairs that do not improve or extend the life of the respective assets are charged to expense.

Store Pre-opening Costs

     Direct and incremental costs prior to the opening of a coffeehouse location are expensed as incurred.

Fair Value of Financial Instruments

     The carrying amounts of cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short-term maturity of these financial instruments. The Company believes the carrying amounts of the Company's notes payable and long-term debt approximate fair value because the interest rates on these instruments are subject to change with, or approximate, market interest rates.

Rent Expense

     Certain lease agreements provide for scheduled rent increases during the lease terms or for rental payments commencing on a date other than the date of initial occupancy. Rent expense is recorded on a straight-line basis over the respective terms of the leases.

Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                             DIEDRICH COFFEE, INC.

                         NOTES TO FINANCIAL STATEMENTS
     JANUARY 27, 1999, JANUARY 28, 1998 AND JANUARY 29, 1997 -- (CONTINUED)

Net Income (Loss) per Common Share

     The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share" in fiscal 1998. SFAS 128 requires the presentation of "basic" earnings per share which represents net earnings divided by the weighted average shares outstanding excluding all common stock equivalents. Dual presentation of "diluted" earnings per-share reflecting the dilutive effect of all common stock equivalents is also required.

Costs in Excess of Net Assets Acquired

     Costs in excess of net assets acquired is amortized on a straight-line basis over the expected periods to be benefited. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operations. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

Stock Option Plans

     Prior to February 1, 1996, the Company accounted for its stock option plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On February 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of the grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in fiscal 1996 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

Long-Lived Assets

     It is the Company's policy to account for long-lived assets, including intangibles, at the lower of amortized cost or fair value, less disposition costs. Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If this assessment indicates that the intangibles will not be recoverable, as determined by a non-discounted cash flow generated by the asset, the carrying value of the Company's long-lived assets will be reduced to its estimated fair market value based on the discounted cash flows.

Advertising and Promotion Costs

     Advertising costs are expensed as incurred. Promotion costs are charged to income in the period of the promotional event. During fiscal 1999, the retail stores were charged approximately $427,000, which was included in store operating expenses and wholesale was charged $56,000, which was included in other operating expenses, with the remaining amount to general and administrative expenses. General and administrative expenses included approximately $98,000 for the year ended January 27, 1999, $377,000 for the year ended January 28, 1998 and $157,000 for the year ended January 29, 1997.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and

                             DIEDRICH COFFEE, INC.

                         NOTES TO FINANCIAL STATEMENTS
     JANUARY 27, 1999, JANUARY 28, 1998 AND JANUARY 29, 1997 -- (CONTINUED)

liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Business Segment Reporting

     The Company adopted SFAS No. 131 "Disclosures About Segments of an Enterprise and Related Information," effective in 1999. SFAS No. 131 establishes new standards for reporting information about business segments and related disclosures about products and services, geographic areas and major customers. The business segments of the Company are wholesale and retail. Information regarding these segments are in Note 11.

Revenue Recognition

     Sales are recorded when payment is tendered at point of sale for retail and upon shipment of product for wholesale.

2. INVENTORIES

     Inventories consist of the following:

                                                              JANUARY 27,    JANUARY 28,
                                                                 1999           1998
                                                              -----------    -----------
Unroasted coffee............................................  $  412,103     $  535,885
Roasted coffee..............................................     115,979         67,965
Accessory and specialty items...............................     275,386        230,502
Other food, beverage and supplies...........................     475,968        540,767
                                                              ----------     ----------
                                                              $1,279,436     $1,375,119
                                                              ==========     ==========

3. PROPERTY AND EQUIPMENT

     Property and equipment is summarized as follows:

                                                            JANUARY 27,    JANUARY 28,
                                                               1999           1998
                                                            -----------    -----------
Leasehold improvements....................................  $ 6,475,369    $ 7,017,125
Equipment.................................................    4,555,017      4,047,109
Furniture and fixtures....................................    1,948,423      2,022,252
Construction in progress..................................      504,279        250,716
Assets under capital lease................................      552,640        498,513
                                                            -----------    -----------
                                                             14,035,728     13,835,715
Accumulated depreciation and amortization.................   (4,915,869)    (3,730,872)
                                                            -----------    -----------
                                                            $ 9,119,859    $10,104,843
                                                            ===========    ===========

4. ACQUISITIONS

     During fiscal 1997, the Company purchased substantially all assets of twelve coffeehouses previously owned by Brothers Gourmet Coffees, Inc., seven bakery-espresso cafes from an unrelated third party and another coffeehouse from an unrelated third party for total cash consideration of $1,916,000.

     These acquisitions have been accounted for using the purchase method of accounting and, accordingly, the results of operations of the coffeehouses acquired have been included with those of the Company as of their respective acquisition date. The costs in excess of net assets acquired related to these acquisitions was $874,000 and is being amortized over 15 years. The Company has expensed or reserved these costs in connection with store closures. (See Note 7 and 10).

                             DIEDRICH COFFEE, INC.

                         NOTES TO FINANCIAL STATEMENTS
     JANUARY 27, 1999, JANUARY 28, 1998 AND JANUARY 29, 1997 -- (CONTINUED)

5. DEBT

     Long-term debt consists of the following:

                                                              JANUARY 27,    JANUARY 28,
                                                                 1999           1998
                                                              -----------    -----------
NUVRTY, INC.
Note payable bearing interest at prime rate plus 3 1/2%,
  interest payable monthly. Note is secured by the assets of
  the Company. Due September 30, 2002.......................  $1,000,000     $1,000,000
GRANDVIEW TRUST
Note payable bearing interest at prime rate plus 3 1/2%,
  interest payable monthly. Note is secured by the assets of
  the Company. Due October 15, 2002.........................     750,000        750,000
OCEAN TRUST
Note payable bearing interest at prime rate plus 3 1/2%,
  interest payable monthly. Note is secured by the assets of
  the Company. Due October 16, 2002.........................     750,000        750,000
                                                              ----------     ----------
                                                              $2,500,000     $2,500,000
                                                              ==========     ==========

     On September 30, 1997 the Company entered into a promissory note, term loan agreement and security agreement with Nuvrty, Inc., a Colorado corporation and predecessor-in-interest to Cosleno, Inc. controlled by Amre Youness, a former director of the Company (the "Nuvrty Loan Documents"). All outstanding principal and accrued interest is due and payable on September 30, 2002. The loan is secured by the assets of the Company and provides for borrowings up to $1,000,000 with interest accruing and paid monthly at the prime rate plus
3 1/2%. The Company borrowed the full amount under the loan.

     In connection with the Nuvrty Loan Documents, the Company issued a warrant to Nuvrty to purchase 340,000 shares of the Company's common stock at a price of $2.25 per share. The warrants are exercisable immediately and expire on the later of September 30, 2003 or one year following payment in full of the loan.

     On October 16, 1997 the Company entered into parallel promissory notes, term loan agreements and security agreements with the Ocean and Grandview Trusts on terms identical to those entered into with Nuvrty, Inc. (the "Ocean Trust Loan Documents" and the "Grandview Trust Loan Documents," respectively). The Ocean Trust Loan Documents and the Grandview Trust Loan Documents provide for borrowing up to $750,000 from each Trust. Each loan is secured by the assets of the Company. Interest on advances is accrued and payable monthly at the prime rate plus 3 1/2%. The Company borrowed $750,000 under each facility. All outstanding principal and accrued interest is due and payable to each of the Ocean and Grandview Trusts on October 16, 2002.

     In connection with the Ocean Trust Loan Documents and the Grandview Trust Loan Documents the Company issued warrants to each Trust respectively to purchase 255,000 shares of the Company's common stock at a price of $2.25 per share. The warrants are exercisable immediately and expire on the later of October 16, 2003 or one year following payment in full of the respective loans.

     The warrants associated with all the above debt were accounted for in accordance with the provisions of APB 14, "Accounting for Convertible Debt and Debt Issued Stock Purchase Warrants." In accordance with APB 14, none of the proceeds from issuance of the debt was allocated to the warrants based on their relative fair value, which is insignificant, calculated using both a Cost of Replacement Model and the Monte Carlo simulation of possible warrant exercise and no expense was recognized.

     At January 27, 1999 the prime rate was 7.75%.

                             DIEDRICH COFFEE, INC.

                         NOTES TO FINANCIAL STATEMENTS
     JANUARY 27, 1999, JANUARY 28, 1998 AND JANUARY 29, 1997 -- (CONTINUED)

6. COMMITMENTS AND CONTINGENCIES

Lease Commitments

     As of January 27, 1999, the Company leases warehouse and office space in Irvine, California, warehouse space in Denver, Colorado, and thirty-six coffeehouse locations in Southern California, Colorado and Texas expiring through February 2009. The leases for five of the coffeehouse locations are guaranteed by an officer/director of the Company. Certain of the coffeehouse leases require the payment of property taxes, normal maintenance and insurance on the properties and additional rents based on percentages of sales in excess of various specified retail sales levels. Contingent rent expense was insignificant for all periods presented.

     Future minimum lease payments under non-cancelable operating leases as of January 27, 1999 are as follows:

                                                           NON-CANCELABLE
                  YEAR ENDING JANUARY                     OPERATING LEASES    CAPITAL LEASES
                  -------------------                     ----------------    --------------
2000....................................................     $1,842,000          $169,488
2001....................................................      1,711,000           169,488
2002....................................................      1,413,000           165,672
2003....................................................      1,172,000            95,179
2004....................................................        974,000             1,389
Thereafter..............................................      1,957,000                --
                                                             ----------          --------
                                                             $9,069,000          $601,216
                                                             ==========          ========
Less amount representing interest.......................                          148,622
                                                                                 --------
Present value of minimum lease payments.................                          452,594
Less current portion....................................                          169,488
                                                                                 --------
Long-term portion.......................................                         $283,106
                                                                                 ========

     Rent expense under operating leases approximated $2,070,000, $2,232,000, and $1,772,000 for the years ended January 27, 1999, January 28, 1998 and January 29, 1997, respectively.

Purchase Commitments

     As of January 27, 1999 and January 28, 1998, the Company had entered into fixed price purchase contracts for unroasted coffee aggregating approximately $1,135,000 and $451,500, respectively. Such contracts are generally short-term in nature and the Company believes that their cost approximates fair market value.

Contingencies

     In the ordinary course of its business, the Company may become involved in legal proceedings from time to time. As of March 26, 1999, the Company was not aware of any pending legal proceedings which in the opinion of management would adversely affect continuing operations.

                             DIEDRICH COFFEE, INC.

                         NOTES TO FINANCIAL STATEMENTS
     JANUARY 27, 1999, JANUARY 28, 1998 AND JANUARY 29, 1997 -- (CONTINUED)

7. ACCRUED EXPENSES

     The following table sets forth details of accrued expenses:

                                                              JANUARY 27,    JANUARY 28,
                                                                 1999           1998
                                                              -----------    -----------
Accrued costs for store/warehouse closures..................  $  471,915     $  986,000
Other accrued taxes.........................................     113,664        331,224
Accrued worker's compensation insurance.....................     159,872        147,532
Other accrued expenses......................................     293,646        332,113
                                                              ----------     ----------
Total accrued expenses......................................  $1,039,097     $1,796,869
                                                              ==========     ==========

8. STOCKHOLDERS' EQUITY

     In June 1995, one executive officer was granted options to purchase 131,350 shares of the Company's common stock at $1.45 per share, the estimated fair value of the common stock on the grant date. The options were to become exercisable on the eighth anniversary of the date of grant or earlier upon the occurrence of certain events, including an IPO or a change in control (as defined). If not exercised earlier, the options were to expire 10 years from the date of grant. In May 1997, in connection with the termination of the executive's employment agreement, the Company and the executive agreed to terms under which 52,167 options were forfeited and the expiration date for the remaining 79,183 options was changed to March 12, 1999. During Fiscal 1999, the options to purchase 79,183 shares were exercised.

     In July 1996, the Company adopted the 1996 Stock Incentive Plan (the "Incentive Plan"), which authorized the granting of a variety of stock-based incentive awards, including incentive and nonstatutory stock options. A total of 475,000 shares were reserved for issuance under the Incentive Plan. The stockholders approved at the 1997 annual meeting of stockholders, an increase of 300,000 shares for a total of 775,000 shares reserved for issuance pursuant to the Incentive Plan. The Incentive Plan is administered by a committee of the Board of Directors, who determine the recipients and terms of the awards granted. Under the Incentive Plan, options to purchase common stock may be granted with an exercise price below market value of such stock on the grant date.

     In July 1996, the Company adopted the 1996 Non-Employee Directors Stock Option Plan (the "Directors Plan"), which authorizes the granting of non-qualified stock options to independent directors. A total of 125,000 shares have been reserved for issuance under the Directors Plan. Pursuant to the Directors Plan, each non-employee director receives certain automatic grants of options, which generally vest over two years. All non-employee director options have a term of ten years and an exercise price equal to the fair market value of the Company's common stock on the date of grant.

     In August 1996, one executive officer was granted options to purchase 120,000 shares of the Company's common stock, subject to a specified vesting schedule, at an exercise price equal to the public offering price per share in the Company's initial public offering. On September 24, 1997 the Company and the executive agreed to revise the exercise price of these options to $3.00 per share (the closing price of the Company's stock on that date). In January 1998, in connection with the termination of executive's employment agreement, the Company and the executive agreed to terms under which the employee retained options to purchase 80,000 shares. The remaining 40,000 options were canceled. Options to purchase 62,500 shares were exercised in fiscal 1999 and options to purchase 17,500 shares were exercised in fiscal 2000.

     In September 1996, the holders of the Series A and Series B Preferred Shares converted their shares into shares of common stock on a one-for-one basis.

                             DIEDRICH COFFEE, INC.

                         NOTES TO FINANCIAL STATEMENTS
     JANUARY 27, 1999, JANUARY 28, 1998 AND JANUARY 29, 1997 -- (CONTINUED)

     On September 11, 1996, the Company completed an initial public offering of 2,530,000 shares (including an over-allotment option). The offering consisted of 1,600,000 shares of common stock sold on behalf of the Company and 930,000 shares of common stock sold on behalf of certain selling stockholders. The net proceeds of the offering to the Company, after deducting approximately $2,621,000 in related expenses, were approximately $12,579,000.

     In connection with the IPO, the managing underwriter received warrants exercisable for 160,000 shares of the Company's common stock at $11.50 per share. The warrants were exercisable commencing September 1997 and were to expire in September 1999. The warrants were repriced to $5.25 and the exercise period was shortened to provide for expiration in December 1998 pursuant to written agreement on December 10, 1997. During fiscal 1999, 28,960 warrants were exercised and the remaining 131,040 expired.

     On April 25, 1997, the Company's Board of Directors approved the 1997 Non-Employee Director's Stock Option Plan which granted options to purchase 10,000 shares each to two non-employee directors. These options have an exercise price of $2.75, became vested on April 25, 1998 and expire on April 25, 2007.

     On November 18, 1997, Mr. John E. Martin joined the Company's Board of Directors as Chairman. The Company and Mr. Martin entered into an agreement under which Mr. Martin was granted the option to purchase 850,000 shares of the common stock of the Company. Mr. Martin and the Company also agreed to terms under which Mr. Martin purchased 333,333 shares of the Company's common stock at $3.00 per share.

     On November 18, 1997, Mr. Timothy J. Ryan joined the Company as Diedrich Coffee's President and Chief Executive Officer. The Company entered into a performance based Stock Option Plan and Agreement under which Mr. Ryan was granted the option to purchase up to 600,000 shares of the common stock of the Company. In addition, Mr. Ryan purchased 16,667 shares of common stock at $3.00 per share pursuant to a private sale of restricted stock.

     On January 22, 1998 the stockholders of the Company approved the stock option plans and agreements with John Martin and Timothy Ryan. On January 28, 1998 Messrs. Martin and Ryan completed their respective private purchases of Company stock of $1,000,000 and $50,000, respectively.

     On March 30, 1998 the Company agreed to a private placement of 200,000 shares of the Company's common stock to Franchise Mortgage Acceptance Company ("FMAC") at a price of $6.375 (the stock's closing sale price for that day on the Nasdaq National Market). In addition, FMAC also received an option to purchase 100,000 additional shares of the Company's common stock; this option may be exercised in increments of 25,000 shares or more and expires on April 3, 2000. 50,000 shares are exercisable at $10.00 per share and 50,000 shares are exercisable at $12.50 per share. This transaction was completed on April 3, 1998. Mr. John E. Martin, Chairman of Diedrich Coffee, Inc., serves on the Board of Directors of FMAC.

                             DIEDRICH COFFEE, INC.

                         NOTES TO FINANCIAL STATEMENTS
     JANUARY 27, 1999, JANUARY 28, 1998 AND JANUARY 29, 1997 -- (CONTINUED)

     Information regarding the Company's stock options plans is summarized below:

                                                                         WEIGHTED
                                                                         AVERAGE
                                                          OPTIONS     EXERCISE PRICE
                                                         ---------    --------------
Shares authorized......................................  2,601,350
Shares under option
Outstanding at: January 31, 1996.......................    161,250        $3.04
     Granted...........................................    140,000        $9.61
     Exercised.........................................         --           --
     Forfeited.........................................         --           --
Outstanding at: January 29, 1997.......................    301,350        $6.09
     Granted...........................................  1,885,000        $5.60
     Exercised.........................................         --           --
     Forfeited.........................................    202,167        $7.53
Outstanding at: January 28, 1998.......................  1,984,183        $5.48
     Granted...........................................    308,100        $7.81
     Exercised.........................................    164,999        $2.26
     Forfeited.........................................     70,017        $3.20
Outstanding at: January 27, 1999.......................  2,057,267        $6.17
Weighted-average fair value of options granted during
  the fiscal year:
     1997..............................................                   $5.01
     1998..............................................                   $2.56
     1999..............................................                   $4.29
Options exercisable:
  At January 29, 1997..................................    110,850
  At January 28, 1998..................................  1,125,683
  At January 27, 1999..................................  1,169,152

     In connection with debt (Note 5) the Company issued warrants to purchase common stock at a price of $2.25 expiring at various times. As of January 27, 1999, January 28, 1998 and January 29, 1997, warrants of 850,000, 1,095,000 and
160,000 are outstanding and vested.

     The following table summarizes information about stock options outstanding on January 27, 1999:

                                                OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
                                     ------------------------------------------   ------------------------------
                                          NUMBER          WEIGHTED     WEIGHTED        NUMBER         WEIGHTED
                                       OUTSTANDING        AVERAGE      AVERAGE      EXERCISABLE        AVERAGE
                                            AT           REMAINING     EXERCISE          AT           EXERCISE
                                     JANUARY 27, 1999   LIFE (YEARS)    PRICE     JANUARY 27, 1999      PRICE
                                     ----------------   ------------   --------   ----------------   -----------
$2.75 - $4.00......................      779,167            5.97        $ 3.54        749,152          $ 3.57
$4.01 - $6.00......................      376,500            7.02        $ 4.97        300,000          $ 4.88
$6.01 - $9.00......................      456,600            6.58        $ 7.66             --              --
$9.01 - $10.50.....................      445,000            7.04        $10.22        120,000          $10.81

                             DIEDRICH COFFEE, INC.

                         NOTES TO FINANCIAL STATEMENTS
     JANUARY 27, 1999, JANUARY 28, 1998 AND JANUARY 29, 1997 -- (CONTINUED)

     Pro forma income and pro forma income per share, as if the fair value-based method has been applied in measuring compensation cost for stock-based awards:

                                                            1999              1998
                                                         -----------      ------------
REPORTED
  Net Loss.............................................  $(2,562,308)     $ (9,112,761)
  Basic loss per share.................................  $     (0.43)     $      (1.69)
PRO FORMA
  Net Loss.............................................  $(3,082,569)     $(13,588,746)
  Basic loss per share.................................  $     (0.52)     $      (2.52)

     The pro forma net income (loss) and net income (loss) per share calculated pursuant to the provisions of SFAS No. 123 for the year ended January 29, 1997 would not be significantly different from amounts reported and therefore are not included herein.

     The fair values of the options granted were estimated using the Black-Scholes option-pricing model based on the following weighted average assumptions:

                                                               1999       1998
                                                              -------    -------
Risk free interest rate.....................................      4.5%       5.5%
Expected Life...............................................  6 years    6 years
Expected volatility.........................................       53%       128%
Expected dividend yield.....................................        0%         0%

9. INCOME TAXES

     The components of the income tax provision (benefit) are as follows:

                                                   YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                   JANUARY 27,    JANUARY 28,    JANUARY 29,
                                                      1999           1998           1997
                                                   -----------    -----------    -----------
Current:
  Federal........................................    $   --          $ --         $(171,284)
  State..........................................     3,690           800            (5,015)
                                                     ------          ----         ---------
                                                      3,690           800          (176,299)
                                                     ------          ----         ---------
Deferred:
  Federal........................................        --            --            40,542
  State..........................................        --            --             7,650
                                                     ------          ----         ---------
                                                                                     48,192
                                                                                  ---------
                                                     $3,690          $800         $(128,107)
                                                     ======          ====         =========

                             DIEDRICH COFFEE, INC.

                         NOTES TO FINANCIAL STATEMENTS
     JANUARY 27, 1999, JANUARY 28, 1998 AND JANUARY 29, 1997 -- (CONTINUED)

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. The significant components of deferred tax assets and liabilities are as follows:

                                                              JANUARY 27,    JANUARY 28,
                                                                 1999           1998
                                                              -----------    -----------
Deferred tax assets:
  Net operating loss carryforwards..........................  $ 3,900,495    $ 2,965,213
  Accrued expenses..........................................      457,872        456,844
  Restructure and Store closure Reserves....................       98,179        410,933
  AMT credit................................................        1,069          1,069
                                                              -----------    -----------
Total deferred tax assets...................................    4,457,615      3,834,059
                                                              -----------    -----------
Deferred tax liabilities:
  Depreciation and amortization.............................      164,543       (199,432)
  State income taxes........................................           --             --
                                                              -----------    -----------
Total deferred tax liabilities..............................      164,543       (199,432)
                                                              -----------    -----------
Total deferred tax assets...................................    4,622,158      3,634,627
Less: Valuation allowance...................................   (4,622,158)    (3,634,627)
                                                              -----------    -----------
Net deferred tax assets.....................................  $        --    $        --
                                                              ===========    ===========

     A reconciliation of the statutory Federal income tax rate with the Company's effective income tax provision (benefit) rate is as follows:

                                                           YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                           JANUARY 27,    JANUARY 28,    JANUARY 29,
                                                              1999           1998           1997
                                                           -----------    -----------    -----------
Federal statutory rate...................................     (34.0)%        (34.0)%        (34.0)%
State income taxes, net of Federal benefit...............      (1.6)          (3.3)           2.6
Other....................................................      (2.8)          (0.1)          (1.0)
Valuation allowance......................................      38.6           37.4           20.9
                                                              -----          -----          -----
                                                                0.2%            --          (11.5)%
                                                              -----          -----          -----

     As of January 27, 1999, the Company had net operating loss (NOL) carryforwards of approximately $10,655,000 and $4,760,000 for Federal and state purposes, respectively. The Federal NOL is available to offset future federal taxable income through 2013, and the state NOL is available to offset future state taxable income through 2003. The utilization of certain NOL carryforwards could be limited due to restriction imposed under Federal and state laws upon a change in ownership.

     A valuation allowance against deferred tax assets of $4,622,158 was recorded in fiscal 1999 to fully offset NOL carryforwards and other net deferred tax assets at January 27, 1999.

10. RESTRUCTURING CHARGE

     On March 12, 1997, the Company announced that it was reviewing the performance of all of the Company's coffeehouses to determine which units were not meeting management's long-term operational expectations. As a result of this review, twelve stores were identified to be closed. In connection with the store closures and other related expenses, the Company recorded an impairment provision and restructuring charge totaling approximately $4.6 million in the first quarter of fiscal 1998. Eleven of the twelve stores were closed with eight leases terminated and three locations subleased. In January, the new management reviewed the progress of all retail operations and determined that one coffeehouse originally designated for closure would remain open. During fiscal 1998, most of the lease terminations provided for in the restructuring had been completed at less cost than originally anticipated. As a result of these two

                             DIEDRICH COFFEE, INC.

                         NOTES TO FINANCIAL STATEMENTS
     JANUARY 27, 1999, JANUARY 28, 1998 AND JANUARY 29, 1997 -- (CONTINUED)

factors, management determined that the remaining restructuring reserve could be reduced by $648,000 to $237,000. The remaining balance of $112,000 at the end of fiscal 1999 is designated for costs related to two closed locations currently under sublease.

11. EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share:

                                                          JANUARY 27,    JANUARY 28,    JANUARY 29,
                                                             1999           1998           1997
                                                          -----------    -----------    -----------
NUMERATOR:
  Net (loss) income.....................................  (2,562,308)    (9,112,761)      (985,705)
DENOMINATOR:
  Basic and diluted weighted average common shares
     outstanding........................................   5,934,287      5,392,609      4,414,000
  Basic and diluted loss per share......................       (0.43)         (1.69)         (0.22)

     For the years ended January 27, 1999, January 28, 1998 and January 29, 1997, stock options of 2,057,267, 1,984,183 and 301,350 respectively, and warrants of 850,000, 1,095,000 and 160,000 respectively, were not included in the computation of diluted earnings per share as losses were incurred in those years.

12. SEGMENT INFORMATION

     In accordance with the requirements of SFAS 131, "Disclosures about Segments of an Enterprise and Related Information," the Company reportable business segments and respective accounting policies, policies of the segments are the same as those described in Note 1. Management evaluates segment performance based primarily on revenue and earnings from operations. Interest income and expenses is evaluated on a consolidated basis and not allocated to the Company's business segments.

     Segment information is summarized as follows for the years ended January 27, 1999, January 28, 1998 and January 29, 1997:

                                                         1999           1998           1997
                                                      -----------    -----------    -----------
Net Revenues:
  Retail operations.................................  $21,248,462    $20,759,993    $18,117,720
  Wholesale operations..............................    2,766,741      2,221,704      1,694,686
                                                      -----------    -----------    -----------
                                                       24,015,203     22,981,697     19,812,406
                                                      -----------    -----------    -----------
Earnings (loss) from operations:
  Retail operations.................................    1,476,140     (5,160,947)       821,511
  Wholesale operations..............................      392,467        512,313        291,689
                                                      -----------    -----------    -----------
     Total..........................................  $ 1,868,607    $(4,648,634)   $ 1,113,200
                                                      ===========    ===========    ===========

13. SUBSEQUENT EVENT

     On March 16, 1999, the Company signed a definitive agreement to acquire Coffee People, Inc. Under the terms of the agreement, Coffee People stockholders will receive $17.75 million in cash, 1,500,000 shares of Diedrich Coffee common stock, and $5.25 million in cash or stock depending on the success of Diedrich Coffee's financing efforts. The transaction is expected to close during the Summer 1999, subject to a number of conditions including the securing of financing and stockholder and regulatory approval.

     On April 6, 1999, the Company entered into a $1,000,000 loan agreement and security agreement with Amre Youness, a former director of the Company. All outstanding principal and interest is due and payable on April 6, 2000. The loan is secured by the assets of the Company with interest accruing and paid monthly at the prime rate plus 3%. In connection with the loan agreement, the Company issued

                             DIEDRICH COFFEE, INC.

                         NOTES TO FINANCIAL STATEMENTS
     JANUARY 27, 1999, JANUARY 28, 1998 AND JANUARY 29, 1997 -- (CONTINUED)

warrants to Mr. Youness to purchase 70,000 shares of the Company's common stock at a price of $5.625 per share.

14. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     The results of operations for fiscal 1999 and 1998 were as follows:

                                                               FIRST    SECOND     THIRD    FOURTH
                                                              QUARTER   QUARTER   QUARTER   QUARTER
                                                              -------   -------   -------   -------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Fiscal 1999:
  Net sales.................................................  $ 5,923   $6,030    $6,043    $ 6,219
  Operating (loss)..........................................     (649)    (677)     (521)      (418)
  Net (loss)................................................     (746)    (761)     (609)      (446)
  Net (loss) per share......................................     (.13)    (.13)     (.10)      (.07)
Fiscal 1998:
  Net sales.................................................  $ 5,868   $5,811    $5,563    $ 5,740
  Operating (loss)..........................................   (5,390)    (661)     (654)    (2,202)
  Net (loss)................................................   (5,383)    (698)     (739)    (2,293)
  Net (loss) per share......................................    (1.00)    (.13)     (.14)      (.42)

                              COFFEE PEOPLE, INC.

                       CONSOLIDATED FINANCIAL STATEMENTS
                 JUNE 27, 1998, JUNE 28, 1997 AND JUNE 29, 1996

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of
Coffee People, Inc.

     We have audited the accompanying consolidated statements of operations, of stockholders' equity and of cash flows of Coffee People, Inc. (formerly Gloria Jean's Inc.) and its subsidiaries for the 39-week period ended June 29, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards of the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, the consolidated financial statements audited by us present fairly, in all material respects, the results of operations and cash flows of Coffee People, Inc. and its subsidiaries for the 39-week period ended June 29, 1996 in conformity with generally accepted accounting principles in the United States.

                                      /s/ PricewaterhouseCoopers

Toronto, Ontario
August 16, 1996

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Coffee People, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Coffee People, Inc. and its subsidiaries at June 27, 1998 and June 28, 1997, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in Note 5 to the consolidated financial statements, the Company changed its method of accounting for long-lived assets to be disposed of, effective as of the beginning of fiscal 1997.

                                      /s/ PricewaterhouseCoopers LLP

San Francisco, California
August 26, 1998

                              COFFEE PEOPLE, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                              JUNE 27,    JUNE 28,
                                                                1998        1997
                                                              --------    --------
                                                              (IN THOUSANDS EXCEPT
                                                                 SHARE AMOUNTS)
Current assets:
  Cash and cash equivalents.................................  $ 2,822     $ 7,281
  Accounts receivable, net of allowance for doubtful
     accounts of $1,156 and $1,660..........................    3,262       2,233
  Receivable from affiliate.................................       --         285
  Inventories...............................................    4,052       3,563
  Prepaid expenses and other assets.........................      713         424
                                                              -------     -------
  Deferred income taxes.....................................    2,621       1,342
       Total current assets.................................   13,470      15,128
Property, plant and equipment, net..........................   12,711       6,415
Goodwill, net...............................................   25,967      16,187
Other assets................................................      113          60
Deferred income taxes.......................................    3,434       1,133
                                                              -------     -------
       Total assets.........................................  $55,695     $38,923
                                                              =======     =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.........................  $ 1,279     $    --
  Accounts payable..........................................    1,421       1,550
  Payable to related party..................................      984          --
  Accrued liabilities.......................................    1,010       1,038
  Accrued payroll and employee benefits.....................      931         541
  Accrued acquisition expenses..............................      631          --
  Accrual for store closures................................    1,291         580
  Franchisee deposits.......................................      459         486
  Deferred franchise fee income.............................      187         131
                                                              -------     -------
       Total current liabilities............................    8,193       4,326
Long-term debt, less current portion........................    3,798          --
Deferred rent expense.......................................      202         300
                                                              -------     -------
       Total liabilities....................................   12,193       4,626
                                                              -------     -------
Commitments and contingencies (Note 9)
Stockholders' equity:
  Preferred stock, no par value; authorized, 10,000,000
     shares; none issued or outstanding.....................       --          --
  Common stock, no par value; authorized, 5,000,000 shares;
     issued and outstanding, 10,746,040 and 7,460,679
     shares.................................................   44,630      35,825
  Stock subscription notes receivable.......................     (338)         --
  Accumulated deficit.......................................     (790)     (1,528)
                                                              -------     -------
       Total stockholders' equity...........................   43,502      34,297
                                                              -------     -------
       Total liabilities and stockholders' equity...........  $55,695     $38,923
                                                              =======     =======

The accompanying notes are an integral part of these financial statements.

                              COFFEE PEOPLE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                      FOR THE
                                                                 FOR THE FISCAL       39-WEEK
                                                                   YEAR ENDED          PERIOD
                                                              --------------------     ENDED
                                                              JUNE 27,    JUNE 28,    JUNE 29,
                                                                1998        1997        1996
                                                              --------    --------    --------
                                                                       (IN THOUSANDS
                                                                 EXCEPT PER SHARE AMOUNTS)
Revenues:
  Franchise revenue.........................................  $ 6,035     $ 5,869     $ 4,971
  Corporate store sales.....................................   11,436       7,631       6,657
  Wholesale sales...........................................   17,580      17,079      13,329
                                                              -------     -------     -------
       Total revenues.......................................   35,051      30,579      24,957
                                                              -------     -------     -------
Expenses:
  Cost of goods sold........................................   19,296      18,494      14,389
  Store and other operating expenses........................    8,231       6,080       4,779
  Depreciation and amortization.............................    1,811       1,152         978
  General and administrative expenses.......................    4,079       5,458       2,825
  Provision for store closures..............................       --         580          --
  Acquisition and integration expenses......................      437          --          --
                                                              -------     -------     -------
       Total expenses.......................................   33,854      31,764      22,971
                                                              -------     -------     -------
  Income (loss) from operations.............................    1,197      (1,185)      1,986
Interest income.............................................      315         426         203
Interest expense............................................      (46)         --          --
                                                              -------     -------     -------
Income (loss) before income taxes...........................    1,466        (759)      2,189
Provision for income taxes..................................      728           4         965
                                                              -------     -------     -------
Income (loss) before cumulative effect of change in
  accounting principle......................................      738        (763)      1,224
Cumulative effect of change in accounting principle, net of
  income tax benefit of $262................................       --        (427)         --
                                                              -------     -------     -------
Net income (loss)...........................................  $   738     $(1,190)    $ 1,224
                                                              =======     =======     =======
Net income (loss) per share -- basic and diluted:
  Income (loss) before cumulative effect of change in
     accounting principle...................................  $   .09     $  (.10)    $   .16
  Cumulative effect of change in accounting principle.......       --        (.06)         --
                                                              -------     -------     -------
     Net income (loss)......................................  $   .09     $  (.16)    $   .16
                                                              =======     =======     =======

The accompanying notes are an integral part of these financial statements.

                              COFFEE PEOPLE, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                       COMMON STOCK           STOCK
                                                   ---------------------   SUBSCRIPTION
                                                   EQUIVALENT                 NOTES       ACCUMULATED
                                                     SHARES      AMOUNT     RECEIVABLE      DEFICIT      TOTAL
                                                   ----------    -------   ------------   -----------   -------
                                                               (IN THOUSANDS EXCEPT SHARE AMOUNTS)
Issuance of common stock.........................   7,460,679    $35,825      $  --         $    --     $35,825
Net income.......................................          --         --         --           1,224       1,224
Dividends........................................          --         --         --          (1,562)     (1,562)
                                                   ----------    -------      -----         -------     -------
Balance, June 29, 1996...........................   7,460,679     35,825         --            (338)     35,487
Net loss.........................................          --         --         --          (1,190)     (1,190)
                                                   ----------    -------      -----         -------     -------
Balance, June 28, 1997...........................   7,460,679     35,825         --          (1,528)     34,297
Gloria Jean's, Inc. reverse merger, net of stock
  issuance costs.................................   3,274,111     11,398       (313)             --      11,085
CP Old, Inc. merger..............................          --      2,498         --              --       2,498
Stock redemption from Second Cup, Inc............          --     (5,116)        --              --      (5,116)
Exercise of stock options........................      11,250         25        (25)             --          --
Net income.......................................          --         --         --             738         738
                                                   ----------    -------      -----         -------     -------
Balance, June 27, 1998...........................  10,746,040    $44,630      $(338)        $  (790)    $43,502
                                                   ==========    =======      =====         =======     =======

The accompanying notes are an integral part of these financial statements.

                              COFFEE PEOPLE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  FOR THE FISCAL         FOR THE
                                                                    YEAR ENDED           39-WEEK
                                                              ----------------------   PERIOD ENDED
                                                              JUNE 27,      JUNE 28,     JUNE 29,
                                                                1998          1997         1996
                                                              --------      --------   ------------
                                                                         (IN THOUSANDS)
Cash flows from operating activities:
  Net income (loss).........................................  $   738       $(1,190)     $  1,224
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
      Depreciation and amortization.........................    1,811         1,152           978
      Provision for store closures..........................       --           580            --
      Deferred income taxes.................................      702          (414)          965
      Write down of assets held for disposal................      223           887            --
      Loss (gain) on disposal of assets.....................      147           (65)           (8)
      Write off of uncollectible income taxes receivable....       --           127            --
      Changes in assets and liabilities, net of amounts
         acquired:
         Accounts receivable................................     (861)          423         1,588
         Receivable from/due to affiliate...................    1,269          (285)           --
         Inventories........................................       48           438           236
         Prepaid expenses and other assets..................      126           (14)          273
         Income taxes receivable............................       --           190           (23)
         Accounts payable...................................   (1,077)          493          (999)
         Accrued liabilities................................   (1,617)          615          (482)
         Accrual for store closures.........................     (584)           --            --
         Income taxes payable...............................       26            --            --
         Franchisee deposits................................      (27)         (138)         (208)
         Deferred franchise fee income......................       56          (129)           --
         Deferred rent expense..............................      (98)           35           (50)
                                                              -------       -------      --------
                                                                  882         2,705         3,494
                                                              -------       -------      --------
Cash flows from investing activities:
  Purchase of property, plant and equipment.................   (2,260)       (2,919)       (1,179)
  Proceeds from disposal of property, plant and equipment...      221           369           145
  Acquisition of business...................................       --            --       (29,597)
  Loans to an affiliated company............................       --         3,800        (3,800)
  Cash acquired in Gloria Jean's, Inc. reverse merger, net
    of transaction expenses.................................    1,258            --            --
  Cash received in CP Old, Inc. merger......................      226            --            --
                                                              -------       -------      --------
                                                                 (555)        1,250       (34,431)
                                                              -------       -------      --------
Cash flows from financing activities:
  Proceeds on issuance of shares............................  $    --       $    --      $ 35,825
  Dividends paid............................................       --        (1,562)           --
  Stock redemption from Second Cup, Inc.....................   (4,675)           --            --
  Payments on long-term debt................................     (111)           --            --
                                                              -------       -------      --------
                                                               (4,786)       (1,562)       35,825
                                                              -------       -------      --------
Increase (decrease) in cash and cash equivalents............   (4,459)        2,393         4,888
Cash and cash equivalents, beginning of period..............    7,281         4,888            --
                                                              -------       -------      --------
Cash and cash equivalents, end of period....................  $ 2,822       $ 7,281      $  4,888
                                                              =======       =======      ========
Supplemental cash flow information:
  Cash paid for income taxes................................  $    --       $    --      $     23
  Noncash transactions:
    Dividend declared.......................................  $    --       $    --      $  1,562
    Accrual for stock redemption from Second Cup, Inc.......  $   441       $    --      $     --
    Disposal of property, plant and equipment in exchange
      for note receivable...................................  $   109       $    --      $     --

The accompanying notes are an integral part of these financial statements.

                              COFFEE PEOPLE, INC.

                         NOTES TO FINANCIAL STATEMENTS
                 JUNE 27, 1998, JUNE 28, 1997 AND JUNE 29, 1996
                                 (IN THOUSANDS)

1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND OPERATIONS

     Coffee People, Inc. (Coffee People), formerly Gloria Jean's Inc. (Gloria Jean's), an Oregon Corporation, is a retailer of gourmet coffee, with 246 franchised and 69 company-owned retail stores operating in 36 states and 6 foreign countries under the names of Gloria Jean's, Coffee People and Coffee Plantation. The retail stores offer a full range of coffee beverages, coffee beans, teas and food, as well as a variety of related gifts, supplies, equipment and accessories.

     On May 19, 1998, the Company issued 7,460,679 shares of its common stock to Second Cup, Inc. (Second Cup), in exchange for 100% of the outstanding common stock of Gloria Jean's, a wholly-owned subsidiary of Second Cup. After the merger, Second Cup owned 69.5% of the outstanding common stock of the combined company. The merger has been accounted for as a reverse merger in which Gloria Jean's is the accounting acquirer.

     Prior to the Gloria Jean's reverse merger, Gloria Jean's was merged with CP Old, Inc., a wholly-owned subsidiary of Second Cup, and the combined company continued as Gloria Jean's. At the time of the CP Old, Inc. merger, CP Old, Inc. had no operations.

     On October 16, 1995, the Company acquired all of the issued and outstanding shares of stock of Edglo Enterprises (Edglo) and its wholly-owned subsidiary companies, and certain other assets.

     The consolidated financial statements include the accounts of Coffee People and its wholly-owned subsidiaries (the Company). All significant intercompany accounts and transactions have been eliminated in consolidation.

     Under its franchise agreements, the Company develops and constructs a new store, provides training, and assists in the grand opening and merchandising for which it receives an initial franchise fee. Ongoing charges to franchisees include a royalty fee of 6% of gross sales and an advertising fund contribution of up to 3% of gross sales. Franchisees are required to purchase all of their coffee from the Company, which is roasted in the Company's facility in California, except for those franchisees who commenced operations prior to July 1993. These latter franchisees are required to purchase approximately 85% of their coffee requirements from the Company.

FISCAL YEAR END

     The Company's fiscal year is a fifty-two or fifty-three week period ending on the last Saturday in June. Fiscal 1998 and 1997 each consisted of fifty-two weeks.

FINANCIAL STATEMENT PRESENTATION

     Certain reclassifications of prior period amounts have been made to conform with the June 27, 1998 presentation.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                              COFFEE PEOPLE, INC.

                         NOTES TO FINANCIAL STATEMENTS
         JUNE 27, 1998, JUNE 28, 1997 AND JUNE 29, 1996 -- (CONTINUED)
                                 (IN THOUSANDS)

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and debt instruments. At June 27, 1998 and June 28, 1997, the fair value of the Company's receivables, accounts payable, and debt under loans approximated the carrying value.

CONCENTRATION OF CREDIT

     Accounts receivable primarily consist of amounts related to royalties and sales of whole beans and related products to franchisees. The Company extends credit to the majority of its franchisees. Credit losses are provided for in the financial statements based upon the Company's previous experience and management's expectations.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid instruments with a maturity of three months or less at the time of purchase to be cash equivalents. The concentration of credit risk associated with cash and cash equivalents is low due to the credit quality of the financial institutions and the liquidity of these financial instruments.

INVENTORIES

     Inventories are valued at the lower of cost (first-in, first-out) or market. Certain of the Company's inventories are subject to price fluctuations. Cost includes materials, labor and manufacturing overhead.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. Depreciation of property, plant and equipment is provided using the straight-line method over the estimated useful lives of the assets ranging from three to seven years for equipment, furniture and fixtures, and twenty-five years for buildings. Leasehold improvements are capitalized and amortized on a straight-line basis over the shorter of the initial lease term or the estimated useful lives of the assets, generally ten years. Maintenance and repairs are charged to expense as incurred.

GOODWILL

     Amortization of goodwill is provided using the straight-line method over 40 years. Accumulated amortization as of June 27, 1998 and June 28, 1997 was $1,276 and $801, respectively. Amortization expense for the fiscal years ended June 27, 1998 and June 28, 1997, and the 39-week period ended June 29, 1996 was $475, $455 and $348, respectively.

     The Second Cup Ltd., the largest specialty coffee retailer in Canada, has been in operation since 1975. At the time of the acquisition of Gloria Jean's in September 1995, the transaction was considered as a platform for the Second Cup Ltd. to expand their well established operations into the United States. Since specialty coffee's place in the North American marketplace has been established over an extensive period and is not considered to be restricted by any existing regulatory, contractual or market factors, management determined 40 years to be an appropriate useful life over which to amortize the goodwill.

IMPAIRMENT OF LONG-LIVED ASSETS

     Effective as of the beginning of fiscal 1997, the Company adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS 121), on a prospective basis. SFAS 121 requires the Company to review long-lived assets and certain identifiable intangibles, including goodwill, for impairment

                              COFFEE PEOPLE, INC.

                         NOTES TO FINANCIAL STATEMENTS
         JUNE 27, 1998, JUNE 28, 1997 AND JUNE 29, 1996 -- (CONTINUED)
                                 (IN THOUSANDS)

whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The assessment of impairment is based on the estimated undiscounted future cash flows from operating activities compared with the carrying value of the assets. If the undiscounted future cash flows of an asset are less than the carrying value, a write-down would be recorded, measured by the amount of the difference between the carrying value of the asset and the fair value of the asset. Management believes there has been no decline in the carrying value of long-lived assets, including goodwill.

     Assets to be disposed of are recorded at the lower of carrying amount or fair value less cost to sell (Note 5). Such assets are not depreciated while held for sale.

FRANCHISE OPERATIONS

     Initial franchise fees for stores are deferred and recognized as income when the store has opened. Franchise revenue consists of royalties and franchise fees. Such amounts totaled $5,395 and $640, respectively, for the fiscal year ended June 27, 1998, $5,368 and $501, respectively, for the fiscal year ended June 28, 1997, and $4,242 and $729, respectively, for the 39-week period ended June 29, 1996. Costs directly associated with franchise operations, excluding cost of sales, were $1,745, $1,930 and $1,048, respectively, for the fiscal years ended June 27, 1998 and June 28, 1997, and the 39-week period ended June 29, 1996. Cost of sales related to franchise operations was $14,020, $13,516 and $11,551, respectively, for the fiscal years ended June 27, 1998 and June 28, 1997, and the 39-week period ended June 29, 1996.

DEFERRED RENT EXPENSE

     Certain of the Company's lease agreements provide for scheduled rent increases during the term of the lease. Rent is expensed on a straight-line basis over the initial lease term.

STORE OPENING COSTS

     Costs incurred in connection with start-up and promotion of new stores are expensed as incurred.

ADVERTISING

     Advertising costs are expensed as incurred. For the fiscal years ended June 27, 1998 and June 28, 1997, and the 39-week period ended June 29, 1996, advertising costs were $325, $341 and $156, respectively.

INCOME TAXES

     The Company accounts for income taxes using the liability method. Under this method, deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. A valuation allowance is provided against deferred tax assets to the extent that it is more likely than not that the asset will not be realized.

     The Company's results of operations were included in Second Cup's consolidated federal and state income tax returns until the Gloria Jean's reverse merger on May 19, 1998 (Note 2). For financial reporting purposes, Second Cup allocated income taxes to the Company as though it were a separate taxpayer.

Accounting for stock-based compensationThe Company measures compensation cost for employee stock options and similar equity instruments using the intrinsic value-based method of accounting.

EARNINGS PER SHARE

     The Company adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS 128) as of the beginning of the second quarter of fiscal 1998. SFAS 128

                              COFFEE PEOPLE, INC.

                         NOTES TO FINANCIAL STATEMENTS
         JUNE 27, 1998, JUNE 28, 1997 AND JUNE 29, 1996 -- (CONTINUED)
                                 (IN THOUSANDS)

required the Company to replace its traditional earnings per share (EPS) disclosures with a dual presentation of basic and diluted EPS and to restate all prior EPS data presented. During the fiscal years ended June 27, 1998 and June 28, 1997, and the 39-week period ended June 29, 1996, basic and diluted EPS are the same. The number of shares used in the EPS calculation were 7,812,491 7,460,679 and 7,460,679, respectively, for the fiscal years ended June 27, 1998 and June 28, 1997, and the 39-week period ended June 29, 1996. Historical EPS prior to the Gloria Jean's merger has been retroactively restated to reflect the equivalent number of shares received in the reverse merger (Note 2).

2. MERGERS AND ACQUISITIONS

GLORIA JEAN'S REVERSE MERGER

     On May 19, 1998, Coffee People, Inc. (Old Coffee People) issued 7,460,679 shares of common stock having a value of $11,398, net of stock issuance costs of $1,330, to Second Cup in exchange for 100% of the outstanding common stock of Gloria Jean's. The merger has been accounted for as a reverse merger in which Gloria Jean's is the accounting acquirer. The historical records of Gloria Jean's became the historical records of the company, and the purchase method of accounting was applied to the Old Coffee People assets acquired and liabilities assumed to the extent of Second Cup's 69.5% ownership interest. The results of operations of Old Coffee People have been included with those of Gloria Jean's beginning May 19, 1998. Historical stockholders' equity and EPS prior to the merger have been retroactively restated for the equivalent number of shares received in the merger after giving effect to the difference in par value of Gloria Jean's common stock ($1 par value) and Old Coffee People's common stock (no par value). Pursuant to the merger agreement, Gloria Jean's redeemed a portion of its current outstanding common stock from Second Cup prior to the merger. The stock was redeemed for an amount which left not less than $2,500 in cash and cash equivalents in the accounts of Gloria Jean's after payment of expenses incurred related to the merger. The stock redemption totaled $5,116.

     Old Coffee People sells coffee beverages, coffee beans, cookies, pastries, ice cream, shakes and coffee-related merchandise at company-owned retail stores located principally in Oregon and Arizona. The following is the allocation of the purchase price to the net assets acquired at fair value:

Issuance of common stock, net of stock issuance costs.......  $11,398
Transaction costs...........................................      838
                                                              -------
  Total purchase price......................................   12,236
                                                              -------
  Net assets acquired.......................................    2,003
                                                              -------
Cost in excess of net assets acquired.......................  $10,233
                                                              =======

     The following unaudited pro forma information is presented to show the results of operations had the acquisition occurred June 29, 1996:

                                                              FOR THE FISCAL YEAR
                                                                     ENDED
                                                              --------------------
                                                              JUNE 27,    JUNE 28,
                                                                1998        1997
                                                              --------    --------
Total revenues..............................................  $56,147     $52,190
Income before cumulative effect of change in accounting
  principle.................................................      520      (7,747)
Net income (loss)...........................................      520      (8,174)
Earnings (loss) per share -- basic and diluted..............  $   .05     $  (.76)

     The above results of operations are not intended to be indicative of the results of operations which actually would have been realized had the acquisition occurred as of June 29, 1996, nor of the future results of operations of the combined company.

                              COFFEE PEOPLE, INC.

                         NOTES TO FINANCIAL STATEMENTS
         JUNE 27, 1998, JUNE 28, 1997 AND JUNE 29, 1996 -- (CONTINUED)
                                 (IN THOUSANDS)

     The Company has developed a plan to consolidate certain corporate functions and to restructure Old Coffee People's operations. Such plan includes relocating certain Old Coffee People corporate employees to the Company's Castroville, California headquarters, terminating corporate employees with duplicative functions, consolidating the roasting of coffee in the Company's Castroville roasting facility and franchising Old Coffee People's retail stores. Management anticipates that the relocation and termination of employees will be completed by November 1998 and a majority of the retail stores will be franchised by the end of 1999. As of June 27, 1998, the Company accrued $548 related to these activities. These costs have been capitalized and recorded as an increase in goodwill to the extent of Second Cup's 69.5% ownership interest. The remaining costs were charged to expense and are included in acquisition and integration expenses.

CP OLD, INC. MERGER

     In May 1998, Gloria Jean's was merged with CP Old, Inc., a wholly-owned subsidiary of Second Cup, and the combined company continued as Gloria Jean's. At the time of the merger, CP Old, Inc. had no operations. Upon closing of the merger, the assets and liabilities of CP Old, Inc. were transferred at their historical carrying values with a corresponding increase in stockholders' equity. Such assets and liabilities consisted of the following:

Cash........................................................  $  226
Deferred tax assets.........................................   2,272
                                                              ------
  Net assets................................................  $2,498
                                                              ======

EDGLO ACQUISITION

     On October 16, 1995, the Company acquired Edglo. The effective date of the acquisition was designated as September 30, 1995 for convenience purposes. The acquisition has been accounted for using the purchase method of accounting. The following is the allocation to the net assets acquired at fair value of the purchase price paid of $29,597 (including acquisition costs of $350):

Current assets..............................................  $10,723
Capital assets..............................................    4,972
Other assets................................................       68
Goodwill....................................................   18,609
                                                              -------
                                                               34,372
                                                              -------
Current liabilities.........................................    4,460
Other liabilities...........................................      315
                                                              -------
                                                                4,775
                                                              -------
Net assets acquired.........................................  $29,597
                                                              =======

     During the fiscal year ended June 27, 1998, the Company received $642 (included as a reduction in general and administrative expenses) from the former owners of Edglo pursuant to an escrow agreement. This amount represents a reimbursement for certain expenses incurred by Gloria Jean's as a result of the Edglo acquisition. Such expenses were included in general and administrative expenses in years prior to fiscal 1998.

                              COFFEE PEOPLE, INC.

                         NOTES TO FINANCIAL STATEMENTS
         JUNE 27, 1998, JUNE 28, 1997 AND JUNE 29, 1996 -- (CONTINUED)
                                 (IN THOUSANDS)

3. INVENTORIES

     Inventories consist of the following:

                                                            JUNE 27,    JUNE 28,
                                                              1998        1997
                                                            --------    --------
Coffee
  Unroasted...............................................   $2,169      $1,175
  Roasted.................................................      368         840
Other merchandise held for sale...........................      898         490
Supplies..................................................      617       1,058
                                                             ------      ------
                                                             $4,052      $3,563
                                                             ======      ======

     During the fiscal year ended June 28, 1997, inventory writedowns resulting from excess inventory totaled approximately $600.

4. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following:

                                                           JUNE 27,    JUNE 28,
                                                             1998        1997
                                                           --------    --------
Land.....................................................  $   786     $    --
Building.................................................      745          --
Manufacturing equipment..................................    2,580       2,460
Leasehold improvements...................................    6,954       3,893
Furniture, fixtures and other............................    4,572       2,044
                                                           -------     -------
                                                            15,637       8,397
Less: Accumulated depreciation...........................   (2,071)     (1,095)
Less: Write down of assets held for disposal.............     (855)       (887)
                                                           -------     -------
                                                           $12,711     $ 6,415
                                                           =======     =======

     Included above in manufacturing equipment and leasehold improvements are assets under construction of $89 at June 27, 1998 and $539 at June 28, 1997.

5. ASSETS HELD FOR SALE AND PROVISION FOR STORE CLOSURE COSTS

     Effective as of the beginning of fiscal 1997, the Company adopted the provisions of SFAS 121. The initial application of SFAS 121 to long-lived assets held for disposal at June 30, 1996 resulted in a non-cash charge of $427 (net of tax benefit of $262) which represents the adjustment required to remeasure such assets at the lower of carrying amount or fair value less cost to sell. Long-lived assets held for disposal consist of leasehold improvements and furniture, fixtures and other property at the Company's corporate-owned stores which management plans to sell to franchisees.

     During fiscal 1998 and 1997, the Company recorded additional charges of $223 and $198 (included in general and administrative expenses), respectively, to remeasure long-lived assets at corporate-owned stores which management plans to sell to franchisees or close, at the lower of carrying amount or fair value less cost to sell. As of June 27, 1998, all of the Gloria Jean's corporate-owned stores are held for sale to franchises. Assets held for sale at June 27, 1998 and June 28, 1997 had adjusted carrying values of $2,895 and $1,560, respectively. Revenues and operating income (losses) for these stores totaled $9,030 and $(1,204), respectively, for the fiscal year ended June 27, 1998, $7,051 and $(368), respectively, for the fiscal year ended June 28, 1997, and $5,592 and $176, respectively, for the 39-week period ended June 29,

                              COFFEE PEOPLE, INC.

                         NOTES TO FINANCIAL STATEMENTS
         JUNE 27, 1998, JUNE 28, 1997 AND JUNE 29, 1996 -- (CONTINUED)
                                 (IN THOUSANDS)

1996. During the fiscal year ended June 27, 1998, the Company sold eight corporate-owned stores. The Company is negotiating with a third-party equipment leasing company for a sale-leaseback of substantially all of the Gloria Jean's corporate-owned store assets. Management believes the selling price for these store assets will approximate their carrying value at June 27, 1998. While the corporate-owned stores are being actively marketed for sale, the Company expects the period of sale may exceed one year for some of the stores.

     As of June 28, 1997, the Company determined that it was not feasible to sell eight of the corporate-owned stores held for disposal and recorded a provision of $580 for store closure costs consisting primarily of lease termination costs. The Company incurred costs of $530 for store closures during fiscal 1998 and charged this amount against the accrual for store closures.

     As of June 27, 1998, the accrual for store closures consists of closure costs at the Old Coffee People corporate-owned stores which were closed as of the Gloria Jean's reverse merger date. The accrual of $1,291 consists primarily of lease termination costs. The Company is working with local real estate brokers to market, re-lease or sublease all of these stores.

6. DEBT

     The Company assumed debt in connection with the Gloria Jean's reverse merger. Such debt consists of the following at June 27, 1998:

Note payable to bank, payable in monthly installments of $6
  each, plus interest at 9.0%, commencing September 1, 1995,
  due August 1, 1998........................................  $    12
Note payable to bank, payable in monthly installments of
  $100 each, plus interest at two different interest rates
  (8.0% at June 27, 1998), commencing June 1, 1997, due May
  1, 2002...................................................    4,700
Note payable to stockholder (also a director), payable in
  monthly installments of $3, including interest at 2.0%
  over the prime rate (10.50% at June 27, 1998), due
  December 1, 2002..........................................      149
Note payable to the Port of Portland, payable in monthly
  installments of $5, commencing April 8, 1995, including
  interest at 12.0%, due March 8, 2003......................      216
                                                              -------
                                                                5,077
Less-current portion........................................   (1,279)
                                                              -------
                                                              $ 3,798
                                                              =======

     The Company has a line of credit agreement with a bank in the amount of $500 expiring August 1999. The interest rate for amounts drawn under the line is 0.5% over the prime rate. There is no amount outstanding under the line of credit at June 27, 1998. Of the $500 line, a total of $73 is reserved for use under a letter of credit dated September 1998.

     The Company has a revolving line of credit agreement with Second Cup Limited in the amount of $4,000 expiring May 2003. The interest rate for amounts drawn under the line is 11.5%. There is no amount outstanding under the line of credit at June 27, 1998.

     The bank notes and line of credit are secured by substantially all of Old Coffee People's assets, including accounts receivable, inventories, trade fixtures and equipment. These debt agreements contain restrictions relating to specified financial ratios as well as the lender's standard covenants and restrictions. As of June 27, 1998, the Company was in compliance with all debt covenants.

     The stockholder note is secured by substantially all of the Company's assets and is subordinated to the bank notes.

                              COFFEE PEOPLE, INC.

                         NOTES TO FINANCIAL STATEMENTS
         JUNE 27, 1998, JUNE 28, 1997 AND JUNE 29, 1996 -- (CONTINUED)
                                 (IN THOUSANDS)

     The principal payments on long-term debt are as follows at June 27, 1998:

1999........................................................  $1,279
2000........................................................   1,268
2001........................................................   1,271
2002........................................................   1,179
2003........................................................      80
                                                              ------
                                                              $5,077
                                                              ======

7. INCOME TAXES

     The Company's provision (benefit) for income taxes consists of the following:

                                                          FOR THE FISCAL
                                                            YEAR ENDED            FOR THE
                                                       --------------------       39-WEEK
                                                       JUNE 27,    JUNE 28,    PERIOD ENDED
                                                         1998        1997      JUNE 29, 1996
                                                       --------    --------    -------------
Current provision
  Federal............................................    $ 26       $ 135          $ --
  State..............................................      --          21            --
                                                         ----       -----          ----
                                                           26         156            --
                                                         ----       -----          ----
Deferred provision (benefit)
  Federal............................................     628        (371)          863
  State..............................................      74         (43)          102
                                                         ----       -----          ----
                                                          702        (414)          965
                                                         ----       -----          ----
                                                         $728       $(258)         $965
                                                         ====       =====          ====

     The Company's provision (benefit) for income taxes is included in the financial statements as follows:

                                                          FOR THE FISCAL
                                                            YEAR ENDED            FOR THE
                                                       --------------------       39-WEEK
                                                       JUNE 27,    JUNE 28,    PERIOD ENDED
                                                         1998        1997      JUNE 29, 1996
                                                       --------    --------    -------------
Continuing operations................................    $728       $   4          $965
Cumulative effect of change in accounting
  principle..........................................      --        (262)           --
                                                         ----       -----          ----
                                                         $728       $(258)         $965
                                                         ====       =====          ====

     The cumulative effect of change in accounting principle of $427 is net of an income tax benefit of $262, comprised of federal and state income taxes.

     The reconciliation of the statutory federal income tax rate to the Company's effective income tax rate is as follows:

                                                         FOR THE FISCAL          FOR THE
                                                           YEAR ENDED         39-WEEK PERIOD
                                                      --------------------        ENDED
                                                      JUNE 27,    JUNE 28,       JUNE 29,
                                                        1998        1997           1996
                                                      --------    --------    --------------
Federal statutory rate..............................    34.0%      (34.0)%         34.0%
State income taxes, net of federal benefit..........     4.0        (4.0)           4.0
Amortization of nondeductible goodwill..............    12.0        22.8            6.0
Write-off of uncollectible income taxes
  receivable........................................      --        16.7             --
Other...............................................    (0.3)       (1.5)           0.1
                                                        ----       -----           ----
                                                        49.7%        0.0%          44.1%
                                                        ====       =====           ====

                              COFFEE PEOPLE, INC.

                         NOTES TO FINANCIAL STATEMENTS
         JUNE 27, 1998, JUNE 28, 1997 AND JUNE 29, 1996 -- (CONTINUED)
                                 (IN THOUSANDS)

     The components of the Company's net deferred tax assets and liabilities consist of the following:

                                                              JUNE 27,    JUNE 28,
                                                                1998        1997
                                                              --------    --------
Deferred tax assets
  Allowance for doubtful accounts...........................   $  588      $  628
  Net operating loss carryforwards (NOLs)...................    3,913       1,281
  Asset write downs, store closures and relocation
     provisions.............................................    1,748         635
  Basis difference in property, plant and equipment.........      155          --
  Employee benefits.........................................      151          --
  Other.....................................................      199          48
                                                               ------      ------
                                                                6,754       2,592
Valuation allowance.........................................     (699)         --
                                                               ------      ------
Net deferred tax assets.....................................    6,055       2,592
Deferred tax liability
  Basis difference in property, plant and equipment.........       --        (117)
                                                               ------      ------
Net deferred tax assets.....................................   $6,055      $2,475
                                                               ======      ======

     During the fiscal year ended June 28, 1997, the Company reversed a $1,619 valuation allowance related to NOLs acquired from Edglo. The non-cash adjustment to the valuation allowance was recorded as a reduction in goodwill.

     In connection with the Gloria Jean's reverse merger (Note 2), the Company recorded a deferred tax asset of $2,010, net of a valuation allowance of $699. This amount was recorded as a reduction to goodwill arising from the Gloria Jean's reverse merger. The valuation allowance of $699 relates to NOLs of Old Coffee People which, due to limitations on utilization of the NOLs, management believes are not more likely than not realizable. To the extent these NOLs are utilized, goodwill will be reduced.

     In connection with the CP Old, Inc. merger, the Company recorded a deferred tax asset of $2,272 related to CP Old, Inc. NOLs which management believes will more likely than not be realized. The effect of recording this deferred tax asset was an increase in stockholders' equity (common stock).

     Based on internal forecasts and industry trends, management believes it is more likely than not the deferred tax assets of $6,055 at June 27, 1998 will be realized through future taxable income.

     The Company has federal NOLs of approximately $10,298 which expire as follows:

2010.......................................................  $ 3,938
2011.......................................................    3,056
2012.......................................................    2,986
2013.......................................................      318
                                                             -------
                                                             $10,298
                                                             =======

     Approximately $1,840 of these NOLs are available to offset Old Coffee People's future taxable income. Pursuant to Internal Revenue Code Section 382 (Section 382), utilization of these NOLs is limited to $700 per year. Approximately $6,620 of these NOLs are available to offset Gloria Jean's future taxable income. Pursuant to Section 382, utilization of these NOLs is limited to $568 per year. Utilization of all of the Company's NOLs may be further limited in the event of a change in ownership of the Company.

                              COFFEE PEOPLE, INC.

                         NOTES TO FINANCIAL STATEMENTS
         JUNE 27, 1998, JUNE 28, 1997 AND JUNE 29, 1996 -- (CONTINUED)
                                 (IN THOUSANDS)

8. FRANCHISED AND COMPANY-OWNED STORES

     The number of retail stores is as follows:

                                                                            COMPANY-
                                                              FRANCHISED     OWNED
                                                                STORES       STORES
                                                              ----------    --------
Beginning of period, June 28, 1997..........................     236           31
Opened/acquired.............................................      14           51
Franchised..................................................       8           (8)
Closed......................................................     (12)          (5)
                                                                 ---           --
End of period, June 27, 1998................................     246           69
                                                                 ===           ==

9. MINIMUM LEASE COMMITMENTS AND CONTINGENT LIABILITIES

     The Company leases certain retail store, office and warehouse facilities under operating leases expiring through 2008. The Company is the lessee in most of the franchisees' lease agreements. The Company has sublease agreements with individual franchisees, whereby the franchisee assumes responsibility for and makes lease payments directly to the landlord. The Company also has sublease agreements for certain company-owned stores and office facilities whereby the sublease tenants are responsible for the lease payments. Rental expense is reported net of sublease income in accordance with retail industry practice. Most lease agreements contain renewal options at varying terms and rent escalation clauses. Certain leases provide for contingent rentals based upon gross sales.

     Rental expense under lease agreements for the fiscal year ended June 27, 1998 and June 28, 1997, and the 39-week period ended June 29, 1996 was $2,159, $1,700 and $1,540, respectively, net of sublease income.

     Minimum future lease commitments as of June 27, 1998 are as follows:

                                                      GROSS                       NET
                                                     MINIMUM        LESS        MINIMUM
                                                      LEASE       SUBLEASE       LEASE
                                                   COMMITMENTS    RENTALS     COMMITMENTS
                                                   -----------    --------    -----------
1999.............................................    $11,853      $ 8,000       $ 3,853
2000.............................................     11,281        7,589         3,692
2001.............................................     10,033        6,708         3,325
2002.............................................      8,470        5,596         2,874
2003.............................................      7,158        4,490         2,668
Thereafter.......................................     15,720        8,438         7,282
                                                     -------      -------       -------
                                                     $64,515      $40,821       $23,694
                                                     =======      =======       =======

     As of June 28, 1997, the Company accrued $420 (included in accrued liabilities) related to its obligation to repurchase a franchised store if the franchised store did not meet certain financial targets. When this franchised store was repurchased, the Company intended to close it. The amount accrued consisted primarily of the estimated repurchase price and lease termination costs. Costs incurred to repurchase and close the franchised store were $373 as of June 27, 1998. During the fiscal year ended June 27, 1998, the Company was reimbursed for such costs pursuant to an escrow agreement with the former owners of Gloria Jean's (Note 2).

     As of June 27, 1998, the Company has approximately $4,200 of outstanding purchase commitments related to green coffee.

                              COFFEE PEOPLE, INC.

                         NOTES TO FINANCIAL STATEMENTS
         JUNE 27, 1998, JUNE 28, 1997 AND JUNE 29, 1996 -- (CONTINUED)
                                 (IN THOUSANDS)

     The Company has an agreement with a supplier to purchase substantially all of the coffee requirements for its Oregon stores through January 1999.

     As a requirement under a lease with the Port of Portland, the Company is committed to enter into a joint venture with a third party for one of the Company's stores at Portland International Airport. Once the agreement is finalized, the Company will have a 49% ownership interest in that store.

     The Company is subject to litigation in the ordinary course of business. In the opinion of management, the ultimate outcome of existing litigation would not have a material adverse effect on the Company's financial condition, results of operations or cash flows.

10. STOCK SUBSCRIPTION NOTES RECEIVABLE

     The Company has stock subscription notes receivable which were issued primarily by Old Coffee People to certain officers and employees upon the exercise of incentive stock options. The notes bear interest at the rate of 8.5% per annum from the date of exercise and are due from December 1998 through May 2003. The notes provide that in the event any of the common stock is sold before the notes mature, all accrued interest and a pro rata portion of the principal balance must be paid.

11. INCENTIVE PLANS

STOCK OPTION PLANS

     At the time of the Gloria Jean's reverse merger, Old Coffee People had four stock option plans -- the 1993 Stock Option Plan, the 1994 Stock Option Plan, the 1995 Stock Option Plan and the 1996 Stock Option Plan. These stock option plans continued in effect subsequent to the Gloria Jean's reverse merger. Optionholders as of the merger date were given the opportunity to reprice their existing stock options at a price equal to the fair market value of the stock on the date the repricing was approved by the Board of Directors. Optionholders choosing to reprice their stock options cancelled their option shares and received a reduced number of new option shares on the repricing date. No options were repriced as of June 27, 1998. On August 1, 1998, seven optionholders elected to reprice their stock options. As a result, 302,000 old option shares with a weighted average price per share of $9.21 were surrendered and 77,850 new option shares were issued at an exercise price of $3.20 per share. The exercise price exceeded the fair market value on the grant date.

     Effective May 19, 1998, the Company adopted the 1998 Stock Option Plan. Under all five stock option plans, key employees and consultants may be granted either incentive or nonqualified stock options. Incentive stock options must comply with the requirements of the Internal Revenue Code, may be granted only to employees and may be granted at not less than the fair market value of the stock at the date of grant. Nonqualified options may be granted to employees and consultants at not less than 85% of the fair market value of the stock at the date of grant. Cancelled options are available for future grant. The number of options granted, the option price, the term of the option and the vesting period are determined by the Board of Directors.

                              COFFEE PEOPLE, INC.

                         NOTES TO FINANCIAL STATEMENTS
         JUNE 27, 1998, JUNE 28, 1997 AND JUNE 29, 1996 -- (CONTINUED)
                                 (IN THOUSANDS)

     Stock option activity under the aforementioned stock options plans was as follows:

                                                                           WEIGHTED
                                                                            AVERAGE
                                                              NUMBER OF    PRICE PER
                                                               SHARES        SHARE
                                                              ---------    ---------
Outstanding at Gloria Jean's reverse merger date............   342,439       $8.57
Granted.....................................................   248,000        3.20
Exercised...................................................   (11,250)       2.22
                                                               -------       -----
  Outstanding at June 27, 1998..............................   579,189       $6.39
                                                               =======       =====

     For all five plans, there were 1,005,953 shares of unissued common stock reserved for issuance at June 27, 1998. Options to purchase 188,565 shares with a weighted average exercise price of $8.84 were exercisable at June 27, 1998.

     Options outstanding and exercisable, and related weighted average life information by grant price as of June 27, 1998 were as follows:

                                     WEIGHTED AVERAGE
OPTION     OPTIONS       OPTIONS      REMAINING LIFE
PRICE    OUTSTANDING   EXERCISABLE       (YEARS)
------   -----------   -----------   ----------------
$ 2.22      13,689        13,689             5
  3.20     248,000            --            10
  4.75       5,000         1,000             9
  5.56       2,000           400             9
  6.50      30,000         6,000             9
  6.94      16,500         3,300             9
  8.00      21,000        18,376             6
  9.00      63,000        37,800             8
 10.00     150,000        90,000             7
 10.00      30,000        18,000             8
           -------       -------
           579,189       188,565
           =======       =======

     No compensation cost has been recognized for the 1998 Stock Option Plan. If compensation cost for this plan had been determined based on the fair value at the grant date, the Company's net income and net income per share for the fiscal year ended June 27, 1998 would be as follows:

Net income..................................................  $696
Net income per share -- basic and diluted...................  $.09

     The Company used the Black-Scholes option pricing model to estimate the fair value of options granted during the fiscal year ended June 27, 1998 (no options were granted during the fiscal year ended June 28, 1997 or the 39-week period ended June 29, 1996). The weighted average assumptions used to compute compensation cost in the above pro forma and to estimate the weighted average fair market value of options granted are as follows:

Risk-free interest rate.....................................    5.5%
Dividend yield..............................................      0%
Volatility..................................................     70%
Expected term (years).......................................      5
Weighted average fair market value..........................  $1.94

                              COFFEE PEOPLE, INC.

                         NOTES TO FINANCIAL STATEMENTS
         JUNE 27, 1998, JUNE 28, 1997 AND JUNE 29, 1996 -- (CONTINUED)
                                 (IN THOUSANDS)

EMPLOYEE STOCK PURCHASE PLAN

     At the time of the Gloria Jean's reverse merger, Old Coffee People had an Employee Stock Purchase Plan (the ESPP) under which 150,000 shares of common stock have been reserved for issuance to and purchase by employees of Old Coffee People. The ESPP continued after the reverse merger. All Old Coffee People employees with over four months of service who work more than 20 hours per week and who do not own stock and stock options for more than 5% of the Company's stock are eligible to participate in the ESPP. The ESPP is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code. No shares were purchased under the ESPP during the fiscal year ended June 27, 1998.

12. RETIREMENT PLANS

     Effective March 1, 1997, the Company adopted a tax deferred savings plan (the 401(k) Plan). Substantially all employees with over one year of service are eligible to participate in the 401(k) Plan. Participants who choose to participate may contribute up to 15% of their pretax compensation to the 401(k) Plan subject to the statutorily prescribed annual limits. All contributions to the 401(k) Plan are fully vested and nonforfeitable at all times. The Company does not match employee contributions.

     Old Coffee People has a tax deferred savings plan (Old Coffee People 401(k)
Plan) which covers all employees of Old Coffee People with over six months of service and who work an average of at least 30 hours per week. Participants may contribute up to 20% of their pretax compensation to the Old Coffee People 401(k) Plan subject to the statutorily prescribed annual limits. All contributions to the Old Coffee People 401(k) Plan, including company contributions, are fully vested and nonforfeitable at all times. Company contributions were immaterial during the fiscal year ended June 27, 1998.

13. RELATED PARTY TRANSACTIONS

     During the period ended June 29, 1996, the Company issued 1,200 shares of its common stock to Second Cup for cash of $35,825.

In February 1996, the Company commenced roasting coffee for CP Old, Inc.

     The Company initially charged CP Old, Inc. a roasting fee and subsequently sold roasted coffee to CP Old, Inc. For the fiscal year ended June 28, 1997 and the 39-week period ended June 29, 1996, total sales to the affiliated company were $823 and $56, respectively (none in fiscal 1998).

     The Company had demand loans to an affiliated company which bore interest at 8.25% per annum. The loans were repaid during fiscal 1997. Interest received was $280 for the fiscal year ended June 28, 1997 and $66 for the 39-week period ended June 29, 1996.

     During the fiscal year ended June 27, 1998, The Second Cup Ltd. incurred costs on the Company's behalf. Such amounts are included in payable to related party.

     As of June 27, 1998, the Company had a lease with a stockholder who is a director of the Company. Rental expense associated with this lease was approximately $10,000 during the fiscal year ended June 27, 1998.

14. CASH HELD IN TRUST

     The Company holds cash in trust on behalf of franchisees, which includes the advertising fund and the construction trust account. The cash held in trust amounted to $795 at June 27, 1998. These funds have not been included in the Company's balance sheet.

                              COFFEE PEOPLE, INC.

                         NOTES TO FINANCIAL STATEMENTS
         JUNE 27, 1998, JUNE 28, 1997 AND JUNE 29, 1996 -- (CONTINUED)
                                 (IN THOUSANDS)

15. UNAUDITED QUARTERLY DATA

                                                                                                 PER SHARE -- BASIC
                                                                                                     AND DILUTED
                                                                                            -----------------------------
                                                             INCOME (LOSS)                   INCOME (LOSS)
                                                                 BEFORE                          BEFORE
                                                               CUMULATIVE                      CUMULATIVE
                                            INCOME (LOSS)   EFFECT OF CHANGE                EFFECT OF CHANGE
                                                FROM         IN ACCOUNTING     NET INCOME    IN ACCOUNTING     NET INCOME
                                 REVENUES    OPERATIONS        PRINCIPLE         (LOSS)        PRINCIPLE         (LOSS)
                                 --------   -------------   ----------------   ----------   ----------------   ----------
FISCAL 1998:
  1st Quarter..................  $ 7,940       $   784          $   492         $   492          $ .07           $ .07
  2nd Quarter..................   10,115         1,796            1,057           1,057            .14             .14
  3rd Quarter..................    7,394           730              456             456            .06             .06
  4th Quarter..................    9,602        (2,113)          (1,267)         (1,267)          (.15)           (.15)
                                 -------       -------          -------         -------
                                 $35,051       $ 1,197          $   738         $   738          $ .09           $ .09
                                 =======       =======          =======         =======
FISCAL 1997:
  1st Quarter..................  $ 5,493       $  (740)         $  (629)        $(1,056)         $(.08)          $(.14)
  2nd Quarter..................   11,230         1,947            2,041           2,041            .27             .27
  3rd Quarter..................    6,607          (438)            (308)           (308)          (.04)           (.04)
  4th Quarter..................    7,249        (1,954)          (1,867)         (1,867)          (.25)           (.25)
                                 -------       -------          -------         -------
                                 $30,579       $(1,185)         $  (763)        $(1,190)         $(.10)          $(.16)
                                 =======       =======          =======         =======

                              COFFEE PEOPLE, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                               MARCH 6,      JUNE 27,
                                                                 1999          1998
                                                              -----------    --------
                                                              (UNAUDITED)
                                                                   (IN THOUSANDS
                                                               EXCEPT SHARE AMOUNTS)
Current Assets:
  Cash and cash equivalents.................................    $ 2,773      $ 2,822
  Accounts receivable, net..................................      3,149        3,262
  Inventories...............................................      3,722        4,052
  Prepaid expenses and other assets.........................        926          713
  Deferred income taxes.....................................      2,427        2,621
                                                                -------      -------
          Total current assets..............................     12,997       13,470
Property, plant and equipment, net..........................     12,262       12,711
Goodwill, net...............................................     25,530       25,967
Other assets................................................        114          113
Deferred income taxes.......................................      3,385        3,434
                                                                -------      -------
          Total assets......................................    $54,288      $55,695

                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.........................    $ 1,237      $ 1,279
  Current portion of capital lease obligations..............        119           --
  Accounts payable..........................................      1,795        1,421
  Payable to related party..................................         --          984
  Accrued liabilities.......................................      1,827        2,572
  Provision for store closures..............................      1,102        1,291
  Franchisee deposits.......................................        538          459
  Deferred franchise fee income.............................         94          187
                                                                -------      -------
          Total current liabilities.........................      6,712        8,193
Long-term debt..............................................      2,727        3,798
Capital lease obligations...................................        784           --
Deferred rent expense.......................................        146          202
Stockholders' equity
Preferred stock, no par value; authorized 10,000,000 shares
  none issued or outstanding................................         --           --
Common stock, no par value; authorized 50,000,000 shares
  issued and outstanding, 10,762,757 and 10,746,040.........     44,659       44,630
Stock subscription notes receivable.........................       (350)        (338)
Accumulated deficit.........................................       (390)        (790)
                                                                -------      -------
          Total stockholders' equity........................     43,919       43,502
                                                                -------      -------
          Total liabilities and stockholders' equity........    $54,288      $55,695
                                                                =======      =======

                              COFFEE PEOPLE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                     TWELVE WEEKS ENDED          THIRTY-SIX WEEKS ENDED
                                                 ---------------------------   ---------------------------
                                                   MARCH 6,       MARCH 7,       MARCH 6,       MARCH 7,
                                                     1999           1998           1999           1998
                                                 ------------   ------------   ------------   ------------
                                                 (UNAUDITED)    (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
                                                            (IN THOUSANDS EXCEPT SHARE AMOUNTS)
Revenues:
  Franchise revenue............................    $ 1,689        $ 1,589        $ 4,756        $ 4,584
  Corporate store sales........................      7,566          2,759         22,429          6,891
  Wholesale revenue............................      3,484          3,047         12,944         14,020
                                                   -------        -------        -------        -------
          Total revenues.......................     12,739          7,395         40,129         25,495
Expenses:
  Cost of goods sold...........................      5,560          3,704         18,384         13,210
  Store and other operating expenses...........      5,007          1,982         15,605          5,735
  Depreciation and amortization................        345            377          1,152          1,109
  General and administrative expenses..........        842            602          3,052          2,131
  Acquisition and integration expenses.........        151             --            950             --
                                                   -------        -------        -------        -------
          Total expenses.......................     11,905          6,665         39,143         22,185
Operating income...............................        834            730            986          3,310
                                                   -------        -------        -------        -------
Interest and other income......................         36             69             92            207
Interest expense...............................        143             --            368             --
                                                   -------        -------        -------        -------
Income before income taxes.....................        727            799            710          3,517
Provision for income taxes.....................        319            343            310          1,512
                                                   -------        -------        -------        -------
Net income.....................................    $   408        $   456        $   400        $ 2,005
                                                   =======        =======        =======        =======
Net income per share -- basic and diluted......    $  0.04        $  0.06        $  0.04        $  0.27
                                                   =======        =======        =======        =======
Weighted average common shares -- basic........     10,761          7,461         10,775          7,461
Weighted average common and common equivalent
  shares outstanding -- diluted................     10,776          7,461         10,771          7,461

                              COFFEE PEOPLE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     THIRTY-SIX
                                                                     WEEKS ENDED
                                                              -------------------------
                                                               MARCH 6,      MARCH 7,
                                                                 1999          1998
                                                              -----------   -----------
                                                              (UNAUDITED)   (UNAUDITED)
                                                                   (IN THOUSANDS)
Cash flows from operating activities:
  Net income................................................    $   400       $ 2,005
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................      1,152         1,109
     Provision for uncollectible accounts...................        190            --
     Deferred income taxes..................................        243           880
     Interest income on stock subscription notes
      receivable............................................        (12)           --
     Change in assets and liabilities, net of amounts
      acquired:
       Accounts receivable..................................        (77)          (88)
       Receivable from/due to related party.................       (984)          312
       Inventories..........................................        330          (503)
       Prepaid expenses and other assets....................       (214)          221
       Accounts payable.....................................        374          (247)
       Accrued liabilities..................................       (745)         (603)
       Accrual for store closures...........................       (189)         (264)
       Franchisee deposits..................................         79            76
       Deferred franchise fee income........................        (93)          (28)
       Deferred rent expense................................        (56)            5
                                                                -------       -------
                                                                    398         2,875
                                                                -------       -------
Cash flows from investing activities:
  Purchase of property, plant and equipment.................       (752)       (1,400)
  Proceeds from disposal of property, plant and equipment...        511            98
  Additions to goodwill.....................................        (25)           --
                                                                -------       -------
                                                                   (266)       (1,302)
                                                                -------       -------
Cash flows from financing activities:
  Proceeds on issuance of shares............................         29            --
  Borrowings under capital lease obligation.................        922            --
  Borrowings under long-term debt...........................      1,412            --
  Payment on capital lease obligation.......................        (19)           --
  Payment on long-term debt.................................     (2,525)           --
                                                                -------       -------
                                                                   (181)           --
                                                                -------       -------
Decrease in cash and cash equivalents.......................        (49)        1,573
Cash and cash equivalents, beginning of period..............      2,822         7,281
                                                                -------       -------
Cash and cash equivalents, end of period....................      2,773         8,854
                                                                =======       =======
Supplemental cash flow information
  Interest..................................................        297            --
  Cash paid for income taxes................................         26            --

                              COFFEE PEOPLE, INC.

                         NOTES TO FINANCIAL STATEMENTS
                  MARCH 6, 1999 AND JUNE 27, 1998 (UNAUDITED)
                                 (IN THOUSANDS)

NOTE 1. FINANCIAL STATEMENT PRESENTATION

     The interim financial data is unaudited; however, in the opinion of management, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods. The financial statements included herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures included herein are adequate to make the information presented not misleading. The operating results for interim periods are not necessarily indicative of results to be expected for an entire year. The aforementioned statements should be read in conjunction with the consolidated financial statements for the fiscal year ended June 27, 1998, appearing in the Company's Annual Report on Form 10-K.

     Certain reclassifications of prior period amounts have been made to conform with the March 6, 1999 presentation.

NOTE 2. INVENTORIES

     Inventories consist of the following:

                                                           MARCH 6,      JUNE 27,
                                                             1999          1998
                                                         ------------    --------
                                                         (UNAUDITED)
Coffee:
  Unroasted............................................     $1,429        $2,169
  Roasted..............................................        289           368
Other merchandise held for sale........................        703           898
Supplies...............................................      1,301           617
                                                            ------        ------
                                                            $3,722        $4,052
                                                            ======        ======

NOTE 3. FRANCHISING STRATEGY

     On September 1, 1998, the Company announced that it was adopting a franchising strategy in which it would offer existing Coffee People (Oregon) and Coffee Plantation stores for sale to franchisees as well as offering new franchise opportunities for these brands. As a result of the proposed and pending merger with Diedrich Coffee, Inc., the Company has deferred execution of this strategy. (See Note 5)

     As a result of the decision to hold all existing Coffee People (Oregon) and Coffee Plantation stores for sale, depreciation on these stores was suspended effective September 1, 1998. In addition, as of March 6, 1999, the Coffee People (Oregon) and Coffee Plantation store assets are stated at the lower of carrying value or fair market value less cost to sell.

NOTE 4. SALE-LEASEBACK TRANSACTION

     On November 24, 1998, the Company entered into a sale-leaseback transaction involving equipment at twelve company-operated Gloria Jean's retail stores. The $922,000 proceeds received by the Company from the lease transaction were used for general corporate purposes and working capital. The interest rate on the capital lease obligation is 10.5%. The capital lease assets are recorded in property, plant and equipment. At the end of the lease term, the Company has an option to purchase the equipment for the greater of fair market value or 10% of the lessor's original cost, or renew the lease for an additional eight months.

                              COFFEE PEOPLE, INC.

                         NOTES TO FINANCIAL STATEMENTS
                  MARCH 6, 1999 AND JUNE 27, 1998 (UNAUDITED)
                                 (IN THOUSANDS)

NOTE 5. DIEDRICH COFFEE, INC. MERGER

     On March 16, 1999, Coffee People, Inc. entered into an Agreement and Plan of Merger with Diedrich Coffee, Inc. (NASDAQ:DDRX). Pursuant to the merger agreement, Coffee People has agreed to merge with a subsidiary of Diedrich Coffee. After the merger is effective Coffee People will be a wholly owned subsidiary of Diedrich Coffee. Under the terms of the merger agreement, Coffee People shareholders will receive $17.75 million in cash, 1,500,000 shares of Diedrich Coffee common stock, and an additional $5.25 million in cash or a combination of cash and stock based on the net proceeds of a public equity offering planned by Diedrich Coffee prior to the completion of the merger. Closing of the merger is subject to a number of conditions, including completion of the public equity offering by Diedrich Coffee upon certain specified terms, receipt of regulatory approvals and approval by the shareholders of Coffee People and Diedrich Coffee. If these conditions are met, the transaction is expected to close during the summer of 1999.

                             [DIEDRICH LOGO] TM

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses, other than the underwriting discount, payable by the company in connection with the issuance and distribution of the common stock being registered. All amounts are estimates except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq listing fee.

Securities and Exchange Commission registration fee.........  $7,992,50
NASD filing fee.............................................  $       *
Nasdaq listing fee..........................................  $       *
Accounting fees and expenses................................  $       *
Legal fees and expenses.....................................  $       *
Blue Sky qualification fees and expenses....................  $       *
Printing and engraving expenses.............................  $       *
Transfer agent and registrar fees...........................  $       *
Miscellaneous...............................................  $       *
                                                              ---------
          Total.............................................  $       *
                                                              =========

---------------
* To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Diedrich Coffee is a Delaware corporation. Section 145(a) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Diedrich Coffee) by reason of the fact that such person is or was a director, officer, employee or agent of Diedrich Coffee, or is or was serving at the request of Diedrich Coffee as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Diedrich Coffee, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

     Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Diedrich Coffee to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to Diedrich Coffee unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such officer or director shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that Diedrich Coffee may purchase and maintain insurance on behalf of a director or officer of Diedrich Coffee against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not Diedrich Coffee would have the power to indemnify him or her against such liabilities under Section 145.

INDEMNIFICATION OF DIRECTORS AND OFFICERS AND RELATED MATTERS

     Diedrich Coffee's certificate of incorporation limits, to the maximum extent permitted by the Delaware General Corporation Law, the personal liability of directors and officers for monetary damages for breach of their fiduciary duties as directors and officers, other than liabilities arising from acts or omissions that involve intentional misconduct, fraud or knowing violations of law or the payment of distributions in violation of Delaware law. The certificate of incorporation provides further that Diedrich Coffee shall indemnify, to the fullest extent permitted by Delaware law, any person made a party to an action or proceeding by reason of the fact that such person was a director, officer, employee or agent of Diedrich Coffee. Subject to Diedrich Coffee's certificate of incorporation, the bylaws provide that Diedrich Coffee shall indemnify directors and officers for all costs reasonably incurred in connection with any action, suit or proceeding in which such director or officer is made a party by virtue of his being an officer or director of Diedrich Coffee except where such director or officer is finally adjudged to have been derelict in the performance of his duties as such director or officer.

     Diedrich Coffee has entered into separate indemnification agreements with its directors and officers containing provisions that provide for the maximum indemnity allowed to directors and officers by the Delaware law and Diedrich Coffee's bylaws, subject to certain exceptions. The indemnification agreements may require Diedrich Coffee, among other obligations, to indemnify such directors and officers against certain liabilities that may arise by reason of their status as directors and officers, other than liabilities arising from willful misconduct of a culpable nature, provided that such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of Diedrich Coffee and, in the case of a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, the indemnification agreements provide generally that Diedrich Coffee will, subject to certain exceptions, advance the expenses incurred by directors and officers as a result of any proceeding against them as to which they may be entitled to indemnification. Diedrich Coffee believes these agreements are necessary to attract and retain qualified persons as directors and officers. Diedrich Coffee also maintains directors' and officers' liability insurance.

     The indemnification provisions in Diedrich Coffee's bylaws, and the indemnity agreements entered into between Diedrich Coffee and its directors and executive officers, may permit indemnification for liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Diedrich Coffee pursuant to the foregoing provisions or otherwise, Diedrich Coffee has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The following is a summary of the sales during the past three years by Diedrich Coffee of securities that were not registered under the Securities Act:

     On January 28, 1998, we issued 333,333 shares of our common stock to John
E. Martin for an aggregate consideration of $999,999. Also on January 28, 1998, we issued 16,667 shares of our common stock to Timothy J. Ryan for an aggregate consideration of $50,001. With respect to the issuance of these shares, we relied upon the provisions of Section 4(2) of the Securities Act, in that the issuance did not involve a public offering and was thereby exempt from registration under the Securities Act. The shares were not offered or sold by means of a general solicitation, and Messrs. Martin and Ryan represented that they were not acquiring the shares with a view towards their distribution. The shares were issued with an investment legend.

     On April 3, 1998, we issued 200,000 shares of our common stock to FMAC for an aggregate consideration of $1,275,000. With respect to the issuance of these shares, we relied upon the provisions of

Section 4(2) of the Securities Act, in that the issuance did not involve a public offering and was thereby exempt from registration under the Securities Act. The shares were not offered or sold by means of a general solicitation, and FMAC represented that it was not acquiring the shares with a view towards their distribution. The shares were issued with an investment legend.

     On August 24, 1998, we issued 5,120 shares of our common stock to John Brady for an aggregate consideration of $26,880. The shares were issued upon conversion of a warrant granted in connection with our initial public offering. With respect to the issuance of these shares, we relied upon the provisions of
Section 4(2) of the Securities Act, in that the issuance did not involve a public offering and was thereby exempt from registration under the Securities Act. The shares were not offered or sold by means of a general solicitation, and Mr. Brady represented that he was not acquiring the shares with a view towards their distribution. The shares were issued with an investment legend

     On August 24, 1998 and on December 23, 1998, we issued to Kye Hellmers 10,000 and 12,080 shares of our common stock, respectively, for an aggregate consideration of $115,920. The shares were issued upon conversion of a warrant granted in connection with our initial public offering. With respect to the issuance of these shares, we relied upon the provisions of Section 4(2) of the Securities Act, in that the issuance did not involve a public offering and was thereby exempt from registration under the Securities Act. The shares were not offered or sold by means of a general solicitation, and Mr. Hellmers represented that he was not acquiring the shares with a view towards their distribution. The shares were issued with an investment legend.

     On September 22, 1998, we issued 6,140 shares of our common stock to Joseph Donohue, Jr. for an aggregate consideration of $32,235. The shares were issued upon conversion of a warrant granted in connection with our initial public offering. With respect to the issuance of these shares, we relied upon the provisions of Section 4(2) of the Securities Act, in that the issuance did not involve a public offering and was thereby exempt from registration under the Securities Act. The shares were not offered or sold by means of a general solicitation, and Mr. Donohue represented that he was not acquiring the shares with a view towards their distribution. The shares were issued with an investment legend.

     On December 21, 1998, we issued 85,000 shares of our common stock to the Virginia R. Cirica Trust for an aggregate consideration of $191,250. Also on December 21, 1998, we issued 7,700 shares of our common stock to Robert DiMinico for an aggregate consideration of $40,425. We issued the shares to the trust as an equity incentive in connection with a loan by the trust to the company. The shares issued to Mr. DiMinico were issued upon conversion of a warrant granted in connection with our initial public offering. With respect to the issuance of these shares, we relied upon the provisions of Section 4(2) of the Securities Act, in that the issuance did not involve a public offering and was thereby exempt from registration under the Securities Act. The shares were not offered or sold by means of a general solicitation, and the trust and Mr. DiMinico represented that they were not acquiring the shares with a view towards their distribution. The shares were issued with an investment legend.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) EXHIBITS

     1.1   Underwriting Agreement*
     2.1   Form of Agreement and Plan of Merger by and between Diedrich
           Coffee, a California corporation, and Diedrich Coffee, Inc., a Delaware corporation(1)
     2.2 Agreement and Plan of Merger dated as of March 16, 1999, by and among Diedrich Coffee, CP Acquisition Corp., a wholly owned subsidiary of Diedrich Coffee, and Coffee People(2)
     3.1   Certificate of Incorporation of the company(1)
     3.2   Bylaws of the company(1)
     4.1   Purchase Agreement for Series A Preferred Stock dated as of
           December 11, 1992 by and among Diedrich Coffee, Martin R.
           Diedrich, Donald M. Holly, SNV Enterprises and D.C.H.,
           L.P.(1)

     4.2   Purchase Agreement for Series B Preferred Stock dated as of
           June 29, 1995 by and among Diedrich Coffee, Martin R.
           Diedrich, Steven A. Lupinacci, Redwood Enterprises VII, L.P.
           and Diedrich Partners I, L.P.(1)
     4.3   Specimen Stock Certificate(1)
     4.4   Form of Conversions Agreement in connection with the
           conversion of Series A and Series B Preferred Stock into
           Common Stock(1)
     4.5   Form of Lock-up Letter Agreement among The Second Cup, Ltd.
           and Diedrich Coffee, Inc.(3)
     4.6   Voting Agreement and Irrevocable Proxy dated as of March 16,
           1999 by and among Diedrich Coffee, Inc., D.C.H., L.P., Peter
           Churm, Martin R. Diedrich, Lawrence Goelman, Paul C.
           Heeschen, John E. Martin, Timothy J. Ryan, and Second Cup
           USA Holdings Ltd.(3)
     4.7   Form of Lock-up Agreement among           and Diedrich
           Coffee officers and directors*
     5.1   Opinion of Gibson, Dunn & Crutcher LLP*
    10.1   Form of Indemnification Agreement(1)
    10.2   Diedrich Coffee 1996 Stock Incentive Plan(1)
    10.3   Diedrich Coffee 1996 Non-Employee Directors Stock Option
           Plan(1)
    10.4   Agreement of Sale dated as of February 23, 1996 by and among
           Diedrich Coffee (as purchaser) and Brothers Coffee Bars,
           Inc. and Brothers Gourmet Coffees, Inc. (as sellers)(1)
    10.5   Separation agreement dated May 13, 1997 between Steven A.
           Lupinacci and Diedrich Coffee, Inc.(4)
    10.6   Letter agreement by and between the Company and John E.
           Martin appointing Mr. Martin Chairman of the Board, dated as of November 17, 1997(5)
    10.7   Stock Option Plan and Agreement by and between the Company and John E. Martin granting Mr. Martin the option to
           purchase up to 850,000 shares of the Common Stock of the
           Company, dated as of November 17, 1997(5)
    10.8   Common Stock Purchase Agreement by and between the Company and John E. Martin under which Mr. Martin agrees to purchase
           333,333 shares of the Common Stock of the Company, dated as of November 17, 1997(5)
    10.9   Employment Agreement by and between the Company and Timothy
           J. Ryan retaining Mr. Ryan as Chief Executive Officer, dated as of November 17, 1997(5)
    10.10  Stock Option Plan and Agreement by and between the Company and Timothy J. Ryan granting Mr. Ryan the option to purchase up to 600,000 shares of the Common Stock of the Company,
           dated as of November 17, 1997(5)
    10.11  Common Stock Purchase Agreement by and between the Company and Timothy J. Ryan under which Mr. Ryan agrees to purchase
           16,667 shares of the Common Stock of the Company, dated as of November 17, 1997 (5)
    10.12  Form of Promissory Note made in favor of Nuvrty, Inc., the
           Ocean Trust and the Grandview Trust (6)
    10.13  Form of Term Loan Agreement made in favor of Nuvrty, Inc., the Ocean Trust and the Grandview Trust (6)
    10.14  Form of Security Agreement made in favor of Nuvrty, Inc., the Ocean Trust and the Grandview Trust (6)
    10.15  Form of Warrant Agreement made in favor of Nuvrty, Inc., the
           Ocean Trust and the Grandview Trust (6)
    10.16  Form of Intercreditor Agreement made in favor of Nuvrty,
           Inc., the Ocean Trust and the Grandview Trust (6)
    10.17  Form of Common Stock and Option Purchase Agreement with
           Franchise Mortgage Acceptance Company dated as of April 3,
           1998 (7)
    10.18  Separation and Release Agreement dated January 28, 1998 with
           Kerry W. Coin (7)

    10.19  Employment Agreement with Ann Wride dated April 8, 1998 (8)
    10.20  Employment Agreement with Dolf Berle dated April 8, 1998 (9)
    10.21  Employment Agreement with Catherine Saar dated June 11, 1998
           (9)
    10.22  Form of Franchise Agreement (10)
    10.23  Form of Area Development Agreement (10)
    10.24  Employment Agreement with Martin Diedrich dated June 29,
           1998 (3)
    11.1   Statement re: Computation of Per Share Earnings
    21.1   List of Subsidiaries (3)
    23.1   Consent of Gibson, Dunn & Crutcher LLP (included as part of the opinion filed as Exhibit 5.1 and incorporated herein by reference)
    23.2   Consent of KPMG LLP
    23.3   Consent of PricewaterhouseCoopers, Independent Accountants
           (Toronto)
    23.4   Consent of PricewaterhouseCoopers LLP, Independent
           Accountants (San Francisco)
    24.1   Power of Attorney (contained on signature page of this
           document)
    27.1   Financial Data Schedule

---------------
  *  To be filed by amendment

 (1) Previously filed as an exhibit to Diedrich Coffee's Registration Statement on Form S-1(No. 333-08633), as amended, as declared effective by the Securities and Exchange Commission on September 11, 1996.

 (2) Previously filed as Appendix A to Diedrich Coffee's Registration Statement on Form S-4, filed with the Securities and Exchange Commission on April 23, 1999.

 (3) Previously filed as an exhibit to Diedrich Coffee's Registration Statement on Form S-4, filed with the Securities and Exchange Commission on April 23, 1999.

 (4) Previously filed as an exhibit to Diedrich Coffee's Quarterly Report on Form 10-Q, for the period ended April 30, 1997, filed with the Securities and Exchange Commission on June 13, 1997.

 (5) Previously filed as an exhibit to Diedrich Coffee's Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 25, 1997.

 (6) Previously filed as an exhibit to Diedrich Coffee's Quarterly Report on Form 10-Q, for the period ended October 29, 1997, filed with the Securities and Exchange Commission on December 11, 1997.

 (7) Previously filed as an exhibit to Diedrich Coffee's annual report on Form 10-K for the fiscal year ended January 28, 1998.

 (8) Previously filed as an exhibit to Diedrich Coffee's Quarterly Report on Form 10-Q, for the period ended April 29, 1998, filed with the Securities and Exchange Commission on June 11, 1998.

 (9) Previously filed as an exhibit to Diedrich Coffee's Quarterly Report on Form 10-Q, for the period ended July 29, 1998, filed with the Securities and Exchange Commission on September 10, 1998.

(10) Previously filed as an exhibit to Diedrich Coffee's Quarterly Report on Form 10-Q, for the period ended October 28, 1998, filed with the Securities and Exchange Commission on December 11, 1998.

     (B) FINANCIAL STATEMENT SCHEDULES:

     None

ITEM 17. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in the denominations and registered in the names as required by the Underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange

Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned Registrant undertakes:

          (1) For purposes of determining any liability under the Securities Act, as amended, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of the registration statement as of the time it was declared effective.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Diedrich Coffee has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 7th day of May, 1999.

                                          By:      /s/ TIMOTHY J. RYAN
                                            ------------------------------------
                                              Timothy J. Ryan
                                              President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

     Each director and/or officer of Diedrich Coffee whose signature appears below hereby constitutes and appoints TIMOTHY J. RYAN and ANN WRIDE as the true and lawful attorneys-in-fact and agents for the undersigned, acting together or alone, with full powers of substitution and resubstitution, for the undersigned and in the undersigned's name, place and stead, in any and all capacities, to sign and file any and all amendments (including post-effective amendments) and exhibits to this Registration Statement on Form S-1, and any and all applications and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, acting together or alone, full powers and authority to do and perform each and every act and thing requisite and necessary or desirable to be done, hereby ratifying and confirming all that said attorneys-in-fact and agents, acting together or alone, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                       TITLE                      DATE
                  ---------                                       -----                      ----

             /s/ JOHN E. MARTIN                  Chairman of the Board                    May 7, 1999
---------------------------------------------
               John E. Martin

             /s/ TIMOTHY J. RYAN                 President, Chief Executive Officer and   May 7, 1999
---------------------------------------------    Director (Principal Executive Officer)
               Timothy J. Ryan

                /s/ ANN WRIDE                    Vice President and Chief Financial       May 7, 1999
---------------------------------------------    Officer (Principal Financial and
                  Ann Wride                      Accounting Officer)

           /s/ MARTIN R. DIEDRICH                Chief Coffee Officer, Vice Chairman of   May 7, 1999
---------------------------------------------    the Board of Directors and Secretary
             Martin R. Diedrich

            /s/ LAWRENCE GOELMAN                 Director                                 May 7, 1999
---------------------------------------------
              Lawrence Goelman

               /s/ PETER CHURM                   Director                                 May 7, 1999
---------------------------------------------
                 Peter Churm

            /s/ PAUL C. HEESCHEN                 Director                                 May 7, 1999
---------------------------------------------
              Paul C. Heeschen

                                 EXHIBIT INDEX

                                                                         SEQUENTIALLY
EXHIBIT                                                                    NUMBERED
NUMBER                             DESCRIPTION                              PAGES
-------                            -----------                           ------------
 1.1       Underwriting Agreement*
 2.1       Form of Agreement and Plan of Merger by and between Diedrich
           Coffee, a California corporation, and Diedrich Coffee, Inc., a Delaware corporation(1)
 2.2       Agreement and Plan of Merger dated as of March 16, 1999, by and among Diedrich Coffee, CP Acquisition Corp., a wholly
           owned subsidiary of Diedrich Coffee, and Coffee People(2)
 3.1       Certificate of Incorporation of the company(1)
 3.2       Bylaws of the company(1)
 4.1       Purchase Agreement for Series A Preferred Stock dated as of
           December 11, 1992 by and among Diedrich Coffee, Martin R.
           Diedrich, Donald M. Holly, SNV Enterprises and D.C.H.,
           L.P.(1)
 4.2       Purchase Agreement for Series B Preferred Stock dated as of
           June 29, 1995 by and among Diedrich Coffee, Martin R.
           Diedrich, Steven A. Lupinacci, Redwood Enterprises VII, L.P.
           and Diedrich Partners I, L.P.(1)
 4.3       Specimen Stock Certificate(1)
 4.4       Form of Conversions Agreement in connection with the
           conversion of Series A and Series B Preferred Stock into
           Common Stock(1)
 4.5       Form of Lock-up Letter Agreement among The Second Cup, Ltd.
           and Diedrich Coffee, Inc.(3)
 4.6       Voting Agreement and Irrevocable Proxy dated as of March 16,
           1999 by and among Diedrich Coffee, Inc., D.C.H., L.P., Peter
           Churm, Martin R. Diedrich, Lawrence Goelman, Paul C.
           Heeschen, John E. Martin, Timothy J. Ryan, and Second Cup
           USA Holdings Ltd.(3)
 4.7       Form of Lock-up Agreement among           and Diedrich
           Coffee officers and directors*
 5.1       Opinion of Gibson, Dunn & Crutcher LLP*
10.1       Form of Indemnification Agreement(1)
10.2       Diedrich Coffee 1996 Stock Incentive Plan(1)
10.3       Diedrich Coffee 1996 Non-Employee Directors Stock Option
           Plan(1)
10.4       Agreement of Sale dated as of February 23, 1996 by and among
           Diedrich Coffee (as purchaser) and Brothers Coffee Bars,
           Inc. and Brothers Gourmet Coffees, Inc. (as sellers)(1)
10.5       Separation agreement dated May 13, 1997 between Steven A.
           Lupinacci and Diedrich Coffee, Inc.(4)
10.6       Letter agreement by and between the Company and John E.
           Martin appointing Mr. Martin Chairman of the Board, dated as of November 17, 1997(5)
10.7       Stock Option Plan and Agreement by and between the Company and John E. Martin granting Mr. Martin the option to
           purchase up to 850,000 shares of the Common Stock of the
           Company, dated as of November 17, 1997(5)
10.8       Common Stock Purchase Agreement by and between the Company and John E. Martin under which Mr. Martin agrees to purchase
           333,333 shares of the Common Stock of the Company, dated as of November 17, 1997(5)
10.9       Employment Agreement by and between the Company and Timothy
           J. Ryan retaining Mr. Ryan as Chief Executive Officer, dated as of November 17, 1997(5)

                                                                         SEQUENTIALLY
EXHIBIT                                                                    NUMBERED
NUMBER                             DESCRIPTION                              PAGES
-------                            -----------                           ------------
10.10      Stock Option Plan and Agreement by and between the Company and Timothy J. Ryan granting Mr. Ryan the option to purchase up to 600,000 shares of the Common Stock of the Company,
           dated as of November 17, 1997(5)
10.11      Common Stock Purchase Agreement by and between the Company and Timothy J. Ryan under which Mr. Ryan agrees to purchase
           16,667 shares of the Common Stock of the Company, dated as of November 17, 1997(5)
10.12      Form of Promissory Note made in favor of Nuvrty, Inc., the
           Ocean Trust and the Grandview Trust(6)
10.13      Form of Term Loan Agreement made in favor of Nuvrty, Inc., the Ocean Trust and the Grandview Trust(6)
10.14      Form of Security Agreement made in favor of Nuvrty, Inc.,
           the Ocean Trust and the Grandview Trust(6)
10.15      Form of Warrant Agreement made in favor of Nuvrty, Inc., the
           Ocean Trust and the Grandview Trust(6)
10.16      Form of Intercreditor Agreement made in favor of Nuvrty,
           Inc., the Ocean Trust and the Grandview Trust(6)
10.17      Form of Common Stock and Option Purchase Agreement with
           Franchise Mortgage Acceptance Company dated as of April 3,
           1998(7)
10.18      Separation and Release Agreement dated January 28, 1998 with
           Kerry W. Coin(7)
10.19      Employment Agreement with Ann Wride dated April 8, 1998(8)
10.20      Employment Agreement with Dolf Berle dated April 8, 1998(9)
10.21      Employment Agreement with Catherine Saar dated June 11,
           1998(9)
10.22      Form of Franchise Agreement(10)
10.23      Form of Area Development Agreement(10)
10.24      Employment Agreement with Martin Diedrich dated June 29,
           1998(3)
11.1       Statement re: Computation of Per Share Earnings
21.1       List of Subsidiaries(3)
23.1       Consent of Gibson, Dunn & Crutcher LLP (included as part of the opinion filed as Exhibit 5.1 and incorporated herein by reference)
23.2       Consent of KPMG LLP
23.3       Consent of PricewaterhouseCoopers, Independent Accountants
           (Toronto)
23.4       Consent of PricewaterhouseCoopers LLP, Independent
           Accountants (San Francisco)
24.1       Power of Attorney (contained on signature page of this
           document)
27.1       Financial Data Schedule

---------------
  *  To be filed by amendment

 (1) Previously filed as an exhibit to Diedrich Coffee's Registration Statement on Form S-1(No. 333-08633), as amended, as declared effective by the Securities and Exchange Commission on September 11, 1996.

 (2) Previously filed as Appendix A to Diedrich Coffee's Registration Statement on Form S-4, filed with the Securities and Exchange Commission on April 23, 1999.

 (3) Previously filed as an exhibit to Diedrich Coffee's Registration Statement on Form S-4, filed with the Securities and Exchange Commission on April 23, 1999.

 (4) Previously filed as an exhibit to Diedrich Coffee's Quarterly Report on Form 10-Q, for the period ended April 30, 1997, filed with the Securities and Exchange Commission on June 13, 1997.

 (5) Previously filed as an exhibit to Diedrich Coffee's Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 25, 1997.

 (6) Previously filed as an exhibit to Diedrich Coffee's Quarterly Report on Form 10-Q, for the period ended October 29, 1997, filed with the Securities and Exchange Commission on December 11, 1997.

 (7) Previously filed as an exhibit to Diedrich Coffee's annual report on Form 10-K for the fiscal year ended January 28, 1998.

 (8) Previously filed as an exhibit to Diedrich Coffee's Quarterly Report on Form 10-Q, for the period ended April 29, 1998, filed with the Securities and Exchange Commission on June 11, 1998.

 (9) Previously filed as an exhibit to Diedrich Coffee's Quarterly Report on Form 10-Q, for the period ended July 29, 1998, filed with the Securities and Exchange Commission on September 10, 1998.

(10) Previously filed as an exhibit to Diedrich Coffee's Quarterly Report on Form 10-Q, for the period ended October 28, 1998, filed with the Securities and Exchange Commission on December 11, 1998.